Exhibit 99.1

PUBLIC SERVICE COMMISSION

OF WEST VIRGINIA

CHARLESTON

CASE NO. 25-0310-E-PC

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY

COMMISSION ORDER ON THE SECURITIZED COSTS OF

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY

March 31, 2026

TABLE OF CONTENTS

I. INTRODUCTION	2

A. Background	2

B. Summary of Financing Order	4

C. Estimates of Retail Customer Savings	5

D. Criteria and Procedures for the Final Approval of Financing Structure	8

II. DISCUSSION AND STATUTORY OVERVIEW	9

Ill. DESCRIPTION OF PROPOSED TRANSACTION	14

IV. UPFRONT AND ONGOING FINANCING COSTS ELIGIBLE FOR RECOVERY	18

A. Upfront Financing Costs	19

B. Ongoing Financing Costs	20

C. Commission Financial Advisor	21

V. AFFILIATE AGREEMENTS	22

VI. FINDINGS OF FACT	24

VII. CONCLUSIONS OF LAW	25

VIII. ORDERING PARAGRAPHS	26

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LIST OF APPENDICES

Appendix A	Estimate of Total Base Securitization Amount, Upfront Financing Costs and Annual Ongoing Financing Costs

Appendix B	Form of Issuance Advice Letter

Appendix C	Form of Consumer Rate Relief Charges Schedule

Appendix D	CRR Revenue Groups and CRR Rate Classes

Appendix E	Cost Classification and Allocation Methodology

Appendix F	Request for Proposals for Commission Financial Advisor

Appendix G	List of Companies or Individuals to Receive Appendix F

Appendix H	Applicants’ Proposed Findings of Fact and Conclusions of Law

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PUBLIC SERVICE COMMISSION

OF WEST VIRGINIA

CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 31st day of March 2026.

CASE NO. 25-0310-E-PC

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY

Application for Commission Approval to Securitize Costs

Pursuant to W. Va. Code § 24-2-4h and to Enter Into

Affiliate Agreements Pursuant to W. Va. Code § 24-2-12.

COMMISSION ORDER

This Financing Order (Financing Order) of the Public Service Commission of West Virginia (the Commission) addresses the Application (as defined below) of Appalachian Power Company (APCo) and Wheeling Power Company (WPCo and, together with APCo, the Applicants), under W. Va. Code § 24-2-4h (the Act) for: (1) approval of recovery of specified consumer rate relief costs, including certain financing costs (as such terms are defined in the Act), through a securitization financing under the Act; (2) approval of the creation of certain consumer rate relief property (as such term is defined in the Act); (3) approval of the proposed securitization financing structure and issuance of bonds (as such term is defined in the Act; as used herein, the “consumer rate relief bonds”; and, the consumer rate relief bonds specifically authorized by this Financing Order, the “Consumer Rate Relief Bonds”); (4) approval of and authority to impose, charge, and collect consumer rate relief charges (as such term is defined in the Act) sufficient to pay principal of and interest on the Consumer Rate Relief Bonds issued by each BondCo (as defined below) plus ongoing “financing costs” (as such term is defined in the Act) on a timely basis; (5) approval and authorization of the form of Consumer Rate Relief Charge Schedule set forth in Appendix C to this Financing Order (CRRC Schedule) to be filed as part of Applicants’ tariffs to implement the consumer rate relief charges; (6) approval of an Adjustment Mechanism (as such term is defined in the Act) for the going-forward recovery of debt service and ongoing financing costs and pursuant to an adjustment of the consumer rate relief charges and CRRC Schedule; and (7) approval and authorization of APCo’s, WPCo’s and each BondCo’s entry into the Affiliate Agreements (as defined below).

I. INTRODUCTION

A. Background

On March 13, 2025, the Applicants filed their Application for a Financing Order, and Petition for approval of required Affiliate Agreements, and related relief, consisting of the application and its attachments, supporting testimony, and exhibits (collectively, the Application), seeking approval, among other things, to finance the eligible costs to be securitized (as that term is defined in the Act) (the Eligible Costs), being: (1) (a) the Expanded Net Energy Cost (ENEC) under-recovery balances approved for recovery by the Commission in Case No. 23-0377-E-ENEC and Case No. 25-0413-E-ENEC and (b) any subsequent ENEC projected under-recovery balance approved by the Commission prior to the Applicants’ submission of the final Issuance Advice Letter (as defined below) (collectively, the ENEC Under-Recovery Balance); (2) the Applicants’ West Virginia jurisdictional share of the “undepreciated generation utility plant balances” (as defined in the Act) as of December 31, 2022, of the Amos, Mountaineer, and Mitchell power plants, repeatedly approved for recovery in several proceedings; (3) the environmental control costs related to Coal Combustion Residuals (CCR) and Effluent Limitation Guidelines (ELG) approved for recovery in Case No. 20-1040-E-CN (together, the CCR and ELG Investments); (4) the major storm costs approved for recovery, including those included in the revenue requirement in Case No. 24-0854-E-42T and in the Interim Order, issued on August 29, 2025, in Case No. 25-0310-E-PC (the Deferred Storm Expenses); (5) carrying charges accruing on the APCO-portion of the Eligible Costs of APCo at the pre-tax weighted average cost of capital established in APCo’s most recent base rate case, through the issuance date of the Consumer Rate Relief Bonds to be issued by a special purpose BondCo wholly-owned by APCo (such BondCo, the APCo BondCo) (such carrying charges, the APCo Carrying Charges); and (6) carrying charges accruing on the WPCo-portion of the Eligible Costs of WPCo at the pre-tax weighted average cost of capital established in WPCo’s most recent base rate case, through the issuance date of the Consumer Rate Relief Bonds to be issued by a special purpose BondCo wholly-owned by WPCo (such BondCo, the WPCo BondCo and, collectively with APCo BondCo, the BondCos) (such carrying charges, the WPCo Carrying Charges and, collectively with the APCo Carrying Charges, the Carrying Charges); collectively through a securitization financing mechanism (the Securitization) provided for in the Act. Specifically, Applicants request that the Commission approve the recovery of these Eligible Costs through securitization under the Act and the issuance of Consumer Rate Relief Bonds in the following amounts (collectively, the Total Securitization Amount):

(a) with respect to APCo, an amount equal to the sum of the following amounts (such sum, the APCo Total Securitization Amount): (i) APCo’s specified “eligible costs to be securitized” (as defined in the Act) described as the “APCo WV Jurisdictional Share” on Appendix A (the APCo Base Securitization Amount), (ii) the APCo Carrying Charges (clauses (i) and (ii), collectively, the APCo Fixed Securitization Amount), and (iii) the APCo Upfront Financing Costs (as defined below); and

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(b) with respect to WPCo, in an amount equal to the sum of the following amounts (such sum, the WPCo Total Securitization Amount): (i) WPCo’s specified “eligible costs to be securitized” described as the “WPCo WV Jurisdictional Share” on Appendix A (the WPCo Base Securitization Amount and, together with the APCo Base Securitization Amount, the Total Base Securitization Amount), (ii) the WPCo Carrying Charges (clauses (i) and (ii), collectively, the WPCo Fixed Securitization Amount) (the WPCo Fixed Securitization Amount together with the APCo Fixed Securitization Amount, the Total Fixed Securitization Amount), and (iii) the WPCo Upfront Financing Costs (as defined below).

The proportion of the APCo Total Securitization Amount to the Total Securitization Amount is referred to herein as the “APCo Proportion”, and the proportion of the WPCo Total Securitization Amount to the Total Securitization Amount is referred to herein as the “WPCo Proportion.” The portion of the Upfront Financing Costs (as defined below) allocated to APCo shall be the Upfront Financing Costs incurred by or to be incurred by, or otherwise proportioned to, APCo (the APCo Upfront Financing Costs), and the portion of the Upfront Financing Costs allocated to WPCo shall be the Upfront Financing Costs incurred by or to be incurred by, or otherwise proportioned to, WPCo (the WPCo Upfront Financing Costs). The Upfront Financing Costs are subject to change and update prior to the pricing of the Consumer Rate Relief Bonds and approval through the Issuance Advice Letter Procedure (as defined below) authorized in this Financing Order.

In order for the Commission to authorize a securitization under the Act, pursuant to W. Va. Code § 24-2-4h(e)(5), the Commission must find, inter alia, that the issuance of consumer rate relief bonds and the imposition of consumer rate relief charges under the Act “are just and reasonable and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to retail customers [as defined below] and to mitigate rate impacts on retail customers, as compared to traditional financing mechanisms or traditional cost recovery methods available to the qualifying utility” (these statutory requirements are collectively referred to as the Lowest Cost Objective).1

[1]	See W. Va. Code § 24-2-4h(e)(4).

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The Applicants are both qualifying utilities, eligible to utilize securitization, and, for purposes of this Financing Order, they are collectively recognized as a Qualifying Utility. 2 Accordingly, and to further the Lowest Cost Objective as explained in the Application, the Applicants have elected to jointly apply as a collective Qualifying Utility in order to establish a single consumer rate relief charge to be imposed on retail customers of both APCo and WPCo which is consistent with the joint ratemaking practices of the utilities.

B. Summary of Financing Order

In this Financing Order, the Commission finds that the Total Securitization Amount as described herein, including the Upfront Financing Costs, may appropriately be recovered through securitization under the Act. The Commission also finds that the Securitization approved in this Financing Order meets all applicable requirements of the Act.

Accordingly, under the terms of this Financing Order, the Commission:

(1)

approves the Securitization and its structure requested by the Applicants and authorizes one or more concurrent issuances of Consumer Rate Relief Bonds (each, a Dual Issuance) in (a) of one or more tranches to be issued by one or more APCo BondCos in an aggregate principal amount equal to the APCo Total Securitization Amount and (b) of one or more tranches to be issued by one or more WPCo BondCos in an aggregate principal amount equal to the WPCo Total Securitization Amount;

(2)

approves the description and creation of the Consumer Rate Relief Property in accordance with the approved structure of the Securitization simultaneous with the “transfer” (as defined below) of each Applicant’s interest in such Consumer Rate Relief Property to the applicable BondCo and the pledge of that interest in the Consumer Rate Relief Property by that BondCo to the applicable Indenture Trustee to secure the Consumer Rate Relief Bonds issued by such BondCo;

(3)

approves and authorizes the imposition, charging, and collection of the Consumer Rate Relief Charges on both Applicants’ retail customers in an amount, calculated and adjusted from time to time as provided in this Financing Order, to be sufficient to pay the debt service on all such issuances of Consumer Rate Relief Bonds by both BondCos, together with related Ongoing Financing Costs (as defined below) on a timely basis;

[2]	See W. Va. Code § 24-2-4h(b)(21) - a qualifying utility includes an affiliated electric utility which has applied jointly for and receives a financing order.

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(4)	approves and authorizes the form of CRRC Schedule to be filed under each of APCo’s and WPCo’s tariffs, as provided in this Financing Order, to implement the Consumer Rate Relief Charges;

(5)

approves the Adjustment Mechanism (as defined below) for the going-forward recovery of debt service and ongoing financing costs and pursuant to an adjustment of the Consumer Rate Relief Charges and the CRRC Schedule;

(6)	authorizes and approves APCo, WPCo and each BondCo to enter into the Affiliate Agreements;

(7)	finds that the Applicants have provided the economic assurances described in W. Va. Code § 24-2-4h(e)(12) as a condition to the effectiveness of the Financing Order; and

(8)

grants all other approvals and authorizations the Commission is authorized to grant under the Act, including under W. Va. Code §§ 24-2-4h(e)(5) and (f) in order to effectuate the Securitization pursuant to the Act (collectively, items (1) through (8), the Financing Order Approvals). “Transfer” means any transfer, sale, conveyance or assignment. The terms “transferor” “transferred” and “transferable” and other forms of the word “transfer” ‘shall have the correlative meanings.

Pursuant to the issuance advice letter procedure described below (the Issuance Advice Letter Procedure), the Applicants shall update in an issuance advice letter in substantially the form of Appendix B (the Issuance Advice Letter) their estimates of the Upfront Financing Costs, and the Ongoing Financing Costs (as defined below) for the first 12-month period following the Securitization, and other relevant current information in accordance with the terms of this Financing Order. Each Applicant is authorized to cause an issuance of Consumer Rate Relief Bonds to recover its allocable portion of the updated Upfront Financing Costs reflected in the Issuance Advice Letter in accordance with the terms of this Financing Order.

C. Estimates of Retail Customer Savings

In order to approve the recovery of the consumer rate relief costs through the Securitization authorized by this Financing Order, the Commission must find that the issuance of Consumer Rate Relief Bonds and the imposition of Consumer Rate Relief Charges under the Act satisfy the Lowest Cost Objective.3

[3]	W. Va. Code §§ 24-2-4h(e)(4) and (e)(5)(G).

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Additionally, in order to approve the Securitization described herein, the Commission must find that the proposed Securitization meets the requirements set forth in the Act.4 A financing order issued by the Commission must include:

(A) a determination of the maximum amount and a description of the eligible costs to be securitized that may be recovered through consumer rate relief bonds issued under the financing order;

(B) a description of consumer rate relief property, the creation of which is authorized by the financing order;

(C) a description of the financing costs that may be recovered through consumer rate relief charges and the period over which those costs may be recovered;

(D) a description of the methodology and calculation for allocating consumer rate relief charges between and within tariff schedules [of each Applicant] and to special contract customers [of each Applicant];

(E) a description and approval of the adjustment mechanism for use in the imposition, charging, and collection of the consumer rate relief charges, including: (i) the allocation referred to in paragraph (D) of this subdivision; and (ii) any specific requirements for adjusting and reconciling consumer rate relief charges for standard adjustments that are limited to relatively stable conditions of operations and nonstandard adjustments that are necessary to reflect significant changes from historical conditions of operations, such as the loss of substantial utility load, so long as each and every application of the adjustment mechanism is designed to assure the full and timely payment of consumer rate relief bonds and associated financing costs;

(F) the maximum term of the consumer rate relief bonds;

[4]	W. Va. Code § 24-2-4h(e)(5).

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(G) a finding that the issuance of the consumer rate relief bonds, including financing costs, is just and reasonable and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to retail customers and to mitigate rate impacts on retail customers, as compared to traditional financing mechanisms or traditional cost-recovery methods available to the Qualifying Utility; and

(H) any other provision the Commission considers appropriate to ensure the full and timely imposition, charging, collection, and adjustment, pursuant to an approved adjustment mechanism, of the consumer rate relief charges, including, if applicable, rate adjustments or sur-credits, effective with the implementation of consumer rate relief charges, to reduce tariff rates by the amounts of revenue requirements related to securitized costs that are recovered in current tariff rates but which will be recovered through the securitization approved by the commission.5

Witness John Scalzo, for the Applicants, presented evidence, that retail customers, taken as a whole across both Applicants, will realize net present value savings from the Securitization.6 The Applicants have also presented evidence that the Consumer Rate Relief Bonds, if structured with a substantially level annual debt service, will collectively result in lower rates for retail customers when compared with traditional financing mechanisms, taken as a whole across both Applicants. This evidence demonstrates that the Securitization as a whole and issuance of the Consumer Rate Relief Bonds satisfies the Lowest Cost Objective, and thus is consistent with the Act.7 The Commission finds in this Financing Order that the Securitization will result in meaningful cost savings and rate mitigation relief to retail customers as compared to traditional financing mechanisms or traditional cost recovery methods available to the Applicants.

The Applicants will be required to calculate, in the Issuance Advice Letter that must be presented to the Commission prior to issuance of the Consumer Rate Relief Bonds, the amount of net present value savings which are expected to be realized through the Securitization as compared to traditional financing mechanisms or traditional cost recovery methods over a similar period. The dollar amount of those savings shall be for informational purposes only.

[5]	W. Va. Code § 24-2-4h(e)(5)
[6]	Transcript of Evidentiary Hearing held on July 1, 2025 (Tr.) at Cos. Exh. JJS-D at Bates 217-230.
[7]	W. Va. Code § 24-2-4h(e)(4).

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D. Criteria and Procedures for the Final Approval of Financing Structure

The Applicants provided a general description of the proposed transaction structure in their Application and in the testimony submitted in support of the Application. The proposed transaction structure does not contain every relevant detail and, in certain instances, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the requirements of the nationally recognized statistical rating organizations that will rate the Consumer Rate Relief Bonds (the Rating Agencies) and, in part, upon the market conditions that exist at the time the Consumer Rate Relief Bonds are offered.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the Securitization approved in this Financing Order, its primary focus is upon the statutory requirements, including the Lowest Cost Objective described above, that must be met prior to issuing the Financing Order. 8 The Commission is also mindful that this Financing Order will be irrevocable, and that Adjustment Mechanism required by the Act and the Consumer Rate Relief Charges authorized and approved in this Financing Order generally will result in the economic burden of all costs associated with the Consumer Rate Relief Bonds of the BondCos being borne by retail customers of both Applicants. Accordingly, the Commission must be particularly diligent to ensure from the outset that effective criteria and clear procedures are in place to safeguard the interests of retail customers in all matters relating to the structuring, marketing, and pricing of the Consumer Rate Relief Bonds to assure compliance with the Lowest Cost Objective.

In view of these obligations and the requirements of the Act relating thereto, the Commission has established in this Financing Order certain criteria that must be met and certain procedures that must be satisfied in order for the approvals and authorizations granted in this Financing Order to become effective. Among other objectives, these criteria and procedures are designed to further the statutory objectives of the Act as well as to allow the Commission, acting directly or with the assistance of a Commission Financial Advisor (as defined below), if any, to participate in the structuring, marketing, and pricing of the Consumer Rate Relief Bonds. This Financing Order grants authority to issue the Consumer Rate Relief Bonds and to impose, charge, and collect Consumer Rate Relief Charges only if the final structure of the Securitization and the procedures followed comply with the criteria and procedures established in this Financing Order. Finally, in accordance with the Act and without impacting the validity or finality of this Financing Order, the Commission’s approval to proceed with an issuance of Consumer Rate Relief Bonds granted in this Financing Order is effective only upon the completion of the Issuance Advice Letter Procedure.

[8]	W. Va. Code § 24-2-4h(e)(4).

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II. DISCUSSION AND STATUTORY OVERVIEW

During the 2023 legislative session, the West Virginia Legislature passed House Bill 3308, effective February 28, 2023, and codified as W. Va. Code § 24-2-4h. Among other things, this legislation authorized the Commission to approve the recovery of certain costs requested by an electric utility, or two or more affiliated electric utilities, through the issuance of consumer rate relief bonds. The legislation outlines the types of costs eligible for securitization, recovery of corresponding financing costs and consumer rate relief costs related to the issuance and servicing of consumer rate relief bonds, the application process for seeking a financing order from the Commission, and the elements that must be considered in connection with, and contained within, such order. In passing the legislation, the West Virginia Legislature recognized that securitization has “proven to be highly effective in mitigating the rate impacts upon affected utility customers in the limited situations previously authorized.”9

As a precondition to the use of securitization, the Legislature required that the qualifying utility demonstrate that the issuance of the consumer rate relief bonds satisfies the Lowest Cost Objective.10 Consequently, a basic purpose of securitization financing is conditioned upon providing benefits to retail customers of electricity in the State of West Virginia.

To allow for recovery of a qualifying utility’s consumer rate relief costs, the Commission authorizes the creation of “consumer rate relief property” (as defined in the Act) and issuance of securities known as “consumer rate relief bonds.” The consumer rate relief property created by this Financing Order includes the right to impose, charge, and collect the Consumer Rate Relief Charges from all existing and future customers that receive electric service within the Applicants’ geographic service territory (retail customers) notwithstanding any change in West Virginia law regarding the ability of retail customers of an electric utility to choose a provider of generation or transmission service from a party other than the Applicants in the future. The property, rights and interests of the Applicants under this Financing Order, including such consumer rate relief property, are collectively referred to herein as the Consumer Rate Relief Property. Each Applicant’s interest in the Consumer Rate Relief Property is equal to (a) the amount of consumer rate relief charges necessary to charge and collect from retail customers to recover, in full, all principal of, and interest on the Consumer Rate Relief Bonds issued by its

[9]	W. Va. Code § 24-2-4h(a)(4).
[10]	W. Va. Code § 24-2-4h(d)(8).

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applicable BondCo plus (b) the related ongoing financing costs incurred by, or allocable to, such BondCo. In connection with each issuance of Consumer Rate Relief Bonds, each Applicant will transfer its interest in the Consumer Rate Relief Property to its applicable BondCo. The net proceeds from the issuance of the Consumer Rate Relief Bonds must be used directly or indirectly to recover, finance, or refinance the APCo Total Securitization Amount, in the case of APCo, or the WPCo Total Securitization Amount, in the case of WPCo. Consumer rate relief bonds are generally defined in the Act as including evidences of indebtedness that are issued pursuant to a financing order and are secured by consumer rate relief property and payable from revenues from consumer rate relief charges arising from consumer rate relief property.11 If consumer rate relief bonds are approved and issued, retail customers must pay the principal of and interest on the Consumer Rate Relief Bonds and related ongoing financing costs of the consumer rate relief bonds through consumer rate relief charges. Consumer Rate Relief Charges are the nonbypassable amounts, within the meaning of W. Va. Code § 24-2-4h(I), authorized by the Commission in this Financing Order, to be collected from the Qualifying Utility’s retail customers (which, in the case of joint applicants, as is the case here, includes the retail customers of both such Applicants) in order to pay the debt service payments of Consumer Rate Relief Bonds and related ongoing financing costs.12 With respect to each Applicant’s retail customers, the Consumer Rate Relief Charges will be collected by (i) such Applicant, as servicer, or such Applicant’s successor or assignee, as servicer, or by other collection agents, as provided for in this Financing Order.13 Consumer Rate Relief Charge collections from each Applicant’s retail customers shall be used to pay the debt service payments of Consumer Rate Relief Bonds issued by, and related Ongoing Financing Costs of, all BondCos that are a part of a Dual Issuance, including each BondCo that is owned by the other Applicant.

The Commission may issue a financing order only if it finds the issuance of consumer rate relief bonds and the imposition of consumer rate relief charges authorized by such financing order satisfy the Lowest Cost Objective. In this proceeding, the Applicants presented evidence that the issuance of the Consumer Rate Relief Bonds, based upon current market conditions and the structuring assumptions contained in the Applicants’ testimony, will achieve measurable cost savings to West Virginia retail customers when compared to traditional financing mechanisms, and, thus, the Securitization as proposed satisfies the Lowest Cost Objective.14

[11]	W. Va. Code § 24-2-4h(b)(4).
[12]	W. Va. Code § 24-2-4h(b)(7).
[13]	W. Va. Code § 24-2-4h(I)(1)-(2).
[14]	Tr. at Cos. Exh. JJS-D at Bates 217-230.

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Because the actual structure and pricing of the Consumer Rate Relief Bonds will not be known at the time this Financing Order is issued, the Applicants will be required, under W. Va. Code § 24-2-4h(e)(9), and under this Financing Order, to jointly submit to the Commission and the Commission Financial Advisor, if any, an Issuance Advice Letter for each Dual Issuance which indicates the final structure and terms of the Consumer Rate Relief Bonds for such Dual Issuance, provides the Applicants’ best available estimate of financing costs, calculates the initial Consumer Rate Relief Charges in accordance with the true-up methodology described below, and provides such other information required by this Financing Order and W. Va. Code § 24-2-4h(e)(9);15 pursuant to which the Applicants may proceed with the issuance of the Consumer Rate Relief Bonds unless, prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval letter directing that the Consumer Rate Relief Bonds as proposed shall not be issued and containing the basis for such disapproval. The Commission is authorized under the Act to provide additional provisions relating to the Issuance Advice Letter Procedure as the Commission deems appropriate and has done so in this Financing Order.16

In this Financing Order, in addition to the information required by the Act, we require the Applicants to jointly calculate in the Issuance .Advice Letter, for informational purposes only, the net present value 17 savings expected to be realized through the Securitization. The Issuance Advice Letter shall contain or have attached certifications from the Applicants that, based upon the actual market conditions at the time of pricing, the proposed structure and pricing of the Consumer Rate Relief Bonds, collectively, satisfies the Lowest Cost Objective. The form of the Issuance Advice Letter, including the certification that must be submitted by the Applicants, is set out in Appendix B to this Financing Order.

[15]	W. Va. Code § 24-2-4h(e)(9).
[16]	W. Va. Code § 24-2-4h(e)(9).
[17]	Net present value discount rate used shall be the average weighted cost of capital plus income taxes plus depreciation and amortization on securitized depreciable and amortizable assets.

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Under the Act, the rights to impose, charge, and collect consumer rate relief charges constitute existing, present property rights which will be created simultaneously when such rights are first transferred to an “assignee” (as such term is defined in the Act) and pledged in connection with the issuance of consumer rate relief bonds.18 Upon the transfer and pledge of those rights, they become consumer rate relief property and, as such, are afforded certain statutory protections.19

The Act provides that the Consumer Rate Relief Charges authorized by this Financing Order are nonbypassable, within the meaning of W. Va. Code § 24 2-4h(I), and apply to all existing and future West Virginia retail customers of the Applicants as the Qualifying Utility or its successors and must be paid by any retail customer that receives electric service from the Applicants’ notwithstanding any change in West Virginia law regarding the ability of retail customers of an electric utility to choose a provider of generation or transmission service from a party other than the Qualifying Utility in the future.20

The Act also requires that an adjustment mechanism requiring that consumer rate relief charges be reviewed and adjusted, without any caps, at least annually, and more often as provided in a financing order, to correct any overcollections or undercollections of consumer rate relief charges and to otherwise ensure the timely and complete payment of consumer rate relief bonds and the ongoing financing costs by each assignee through the Qualifying Utility’s collection of consumer rate relief charges.21 In this Financing Order, and pursuant to the Qualifying Utility’s Adjustment Mechanism that we are approving on tariff sheets (in the forms of the CRRC Schedule attached hereto as Appendix C) to be placed in each Applicant’s tariff, the Consumer Rate Relief Charges are required to be reviewed and adjusted, without any caps, annually. In addition, the Consumer Rate Relief Charges are to be reviewed and adjusted semi-annually if a Servicer (as defined below) forecasts a shortfall in collections for one or more series of Consumer Rate Relief Bonds of a Dual Issuance or to replenish either BondCo’s capital subaccount, and beginning 12 months prior to the scheduled final payment date of the latest maturing tranche of each series, quarterly, to ensure that the amount of the Consumer Rate Relief Charges collected is sufficient to satisfy in a timely manner the Periodic Payment Requirement (as defined in Appendix H) for the Consumer Rate Relief Bonds of the BondCos of a Dual Issuance. In addition, this Financing Order, and the Adjustment Mechanism we are approving, authorizes more frequent true-up adjustments at any time, as well as the implementation of nonstandard true-up adjustments under the circumstances set forth in Appendix H of this Financing Order in accordance with the Act. In all cases, those adjustments will be implemented without any caps. These provisions will help to ensure that all Consumer Rate Relief Bonds, together with the Ongoing Financing Costs, will be paid in full on a timely basis, and will obtain the desired highest rating.

[18]	W. Va. Code § 24-2-4h(e)(7).
[19]	W. Va. Code §§ 24-2-4h(p) and (s).
[20]	W. Va. Code § 24-2-4h(I)(1).
[21]	W. Va. Code § 24-2-4h(k)(1).

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The State of West Virginia, pursuant to W. Va. Code § 24-2-4h(s), has pledged that it will not take or permit any action described in that section of the Act, including an action that would impair the value of Consumer Rate Relief Property under this Financing Order, or revise the consumer rate relief costs for which recovery is authorized or, except pursuant to the Adjustment Mechanism, reduce, alter, or impair the Consumer Rate Relief Charges to be imposed, charged, collected, or remitted for the benefit of the bondholders, assignees and financing parties (as defined in W. Va. Code § 24-2-4h(b)(16)), until any principal of, interest on, redemption premium, if any, in respect of the Consumer Rate Relief Bonds, all financing costs, and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.22

Once an interest in the Consumer Rate Relief Property is transferred to an assignee and pledged in connection with the issuance of the Consumer Rate Relief Bonds (as will happen in the Securitization pursuant to the Act), such interest in the Consumer Rate Relief Property will constitute an existing, present property right and will continue to exist regardless of whether the Consumer Rate Relief Charges have been billed, have accrued, or have been collected, and notwithstanding any requirement that the value or amount of such interest in the Consumer Rate Relief Property is dependent on the future provision of service to retail customers by the Qualifying Utility.23 Consumer rate relief charges shall continue to be collected (as a charge that is separate and apart from each Applicant’s base rates) from the retail customers of both Applicants until all Consumer Rate Relief Bonds issued under this Financing Order and the Ongoing Financing Costs have been paid in full.24 In addition, the interests of an assignee or pledgee in any portion of Consumer Rate Relief Property (as well as the revenues and collections arising from the Consumer Rate Relief Property) are not subject to set off, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy, reorganization, or other insolvency proceedings of the applicable electric utility or any other entity.25

[22]	W. Va. Code § 24-2-4h(s)(1).
[23]	W. Va. Code § 24-2-4h(f)(4).
[24]	W. Va. Code § 24-2-4h(I)(2).
[25]	W. Va. Code § 24-2-4h(m)(3).

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Further, transactions involving the transfer of ownership of any portion of consumer rate relief property and the receipt of consumer rate relief charges are exempt from state income, sales, franchise, gross receipts, business and occupation, and other taxes or similar charges; provided, that neither this exemption nor any other provision of W. Va. Code § 24-2-4h(q)(1) shall preclude any municipality from taxing consumer rate relief charges under the authority granted to municipalities pursuant to W. Va. Code § 8-13-5 and § 8-13-5a. 26 The creation, granting, perfection, and enforcement of liens and security interests in a portion of Consumer Rate Relief Property are governed by the laws of the State of West Virginia, except as provided in the Act.27

Ill. DESCRIPTION OF PROPOSED TRANSACTION

A description of the Securitization proposed by the Applicants is contained in the Application. To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions set forth in the Act.

To facilitate the proposed Securitization, APCo and WPCo will each form one or more BondCos, to which each such Applicant will transfer its interest in the Consumer Rate Relief Property as described herein. Upon each such transfer, such interest in the Consumer Rate Relief Property will become “consumer rate relief property” as provided by, and defined in, the Act.28 If Consumer Rate Relief Bonds are issued in more than one series, then the portion of Consumer Rate Relief Property transferred as a result of each issuance shall be only those rights associated with that portion of the APCo Total Securitization Amount or WPCo Total Securitization Amount, as applicable, including APCo Upfront Financing Costs or WPCo Upfront Financing Costs, as applicable, and Ongoing Financing Costs authorized to be recovered by this Financing Order which is securitized by a particular bond issuance. The rights to impose, charge, and collect the Consumer Rate Relief Charges, along with the other rights arising pursuant to this Financing Order as they relate to any portion of the Total Securitization Amount (including the applicable portion of the Upfront Financing Costs) that remains unrecovered and of the related Ongoing Financing Costs, shall remain with the Applicants, and any such portion shall not become “consumer rate relief property” under the Act until transferred by an Applicant to a BondCo or another assignee in connection with a subsequent issuance of Consumer Rate Relief Bonds.

[26]	W. Va. Code § 24-2-4h(q)(1).
[27]	W. Va. Code § 24-2-4h(t)(1).
[28]	W. Va. Code § 24-2-4h(e)(7).

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The rights, obligations, structure, and restrictions described in this Financing Order with respect to the BondCos are applicable to each such assignee of Consumer Rate Relief Property (or any portion thereof) to the extent of the Consumer Rate Relief Property (or any portion thereof) transferred to it and the Consumer Rate Relief Bonds issued by it. Each BondCo will issue a series consisting of one or more tranches of Consumer Rate Relief Bonds and will disburse (or cause to be disbursed) the net proceeds from the issuance of such series of Consumer Rate Relief Bonds to the applicable Applicant in consideration for the corresponding transfer of such Applicant’s interest in the Consumer Rate Relief Property. Each Applicant will apply the net proceeds as provided in this Financing Order.

Each BondCo will be organized and managed in a manner designed to achieve the objective of maintaining such BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of either Applicant or any affiliate, or any of their respective successors and assignees. In addition, each BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by such BondCo. For each Dual Issuance, each BondCo that is a part of such Dual Issuance will, to the extent reasonably practicable, have the same independent manager.

At the time of each Dual Issuance, each Applicant will capitalize the applicable BondCo owned by such Applicant, from such Applicant’s own capital, in an amount anticipated to be 0.50 percent of the original principal balance of the Consumer Rate Relief Bonds issued by such BondCo. The capital contributions will be held in a capital subaccount of the payment account established under the applicable Indenture (as defined below) pursuant to which the Consumer Rate Relief Bonds are issued. Each Applicant will earn a rate of return on this initial capital contributed to the applicable BondCo equal to such Applicant’s pre-tax weighted average cost of capital established in such Applicant’s most recent base rate case, to be paid from Consumer Rate Relief Charges as an Ongoing Financing Cost.

Each series forming part of a Dual Issuance of Consumer Rate Relief Bonds will be issued pursuant to a separate indenture (each, an Indenture) administered by an indenture trustee (each, an Indenture Trustee). Each Indenture Trustee for such a series will initially be the same trustee entity. Each series of Consumer Rate Relief Bonds will be secured by and payable solely out of the portion of Consumer Rate Relief Property created pursuant to this Financing Order that is transferred pursuant to the applicable Sale Agreement to the corresponding BondCo and other collateral described in the Application and specified in the applicable Indenture. The applicable interest in the Consumer Rate Relief Property and such other collateral will be pledged pursuant to the applicable Indenture to the applicable Indenture Trustee for the benefit of the holder of the Consumer Rate Relief Bonds issued by the applicable BondCo to secure payment of such Consumer Rate Relief Bonds.

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Pursuant to each Servicing Agreement, APCo and WPCo jointly will act as servicers (in each case, a Servicer) for the Consumer Rate Relief Property transferred to a BondCo (regardless of whether such BondCo is owned by APCo or WPCo) and will be responsible for metering, calculating, billing, collecting and remitting to the Joint Collection Account (as described below) the Consumer Rate Relief Charges collected by such Servicer and for making all required or allowed true-up adjustments of the Consumer Rate Relief Charges and for preparing and filing any other reports with the Commission, the Indenture Trustees, the applicable Rating Agencies or the other applicable financing parties. Neither APCo nor WPCo may voluntarily resign from their duties as Servicer. Except as specifically agreed, Servicers shall take action jointly, but if joint action is not possible or agreed, APCo shall direct the actions of both Servicers. If a Servicer defaults on its obligation as servicer, then the Indenture Trustees may, upon the instruction of a majority of the holders of the Consumer Rate Relief Bonds, appoint a successor servicer acceptable to the Indenture Trustees. No entity may serve as a successor Servicer if the replacement would cause any of the then-current credit ratings of the Consumer Rate Relief Bonds to be suspended, withdrawn or downgraded.

Each Servicer shall remit the Consumer Rate Relief Charges collected from its retail customers to a joint collection account (the Joint Collection Account) created for the benefit of each BondCo into which Consumer Rate Relief Charge collections shall be remitted by each Servicer. As of any date of determination, each BondCo shall have a percentage interest in the Joint Collection Account equal to (a) the interest and scheduled principal on its Consumer Rate Relief Bonds payable on the upcoming payment date and such BondCo’s Ongoing Financing Costs payable on or prior to such payment date divided by (b) the interest and scheduled principal on all Consumer Rate Relief Bonds payable on such upcoming payment date and all Ongoing Financing Costs payable on or prior to such payment date. In the event the amount in the Joint Collection Account is insufficient to pay such amounts on the next payment date, each BondCo shall be entitled to draw amounts from the Joint Collection Account on a pro rata basis based on the principal of each series of Consumer Rate Relief Bonds that is outstanding at the time. Each BondCo’s rights in the Joint Collection Account shall be subject to a lien in favor of each Indenture Trustee, for the applicable BondCo’s respective interests in the funds in the Joint Collection Account allocable to the interests of their respective bondholders and to pay such BondCo’s financing costs. In the lntercreditor Agreement described in Section V.I. of this Financing Order, each Indenture Trustee will appoint the trustee entity serving as Indenture Trustee, or another third-party entity, as control agent on behalf of such Indenture Trustee for purposes of perfection and control of the Joint Collection Account under the Uniform Commercial Code as in effect in the applicable jurisdiction.

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On or prior to the dates when such payments are due with respect to the Consumer Rate Relief Bonds, funds in the Joint Collection Account will be disbursed at the direction of each Servicer (or, if joint action is not possible or agreed, at the direction of APCo) to the applicable Indenture Trustee for deposit into a payment account created at such respective BondCo to be used to make payments of interest, scheduled principal and Ongoing Financing Costs of such BondCo as more specifically described in the lntercreditor Agreement and each Indenture.

As compensation for its duties as a Servicer, each Applicant will receive a servicing fee equal to 0.10 percent per annum of the original principal balance of the Consumer Rate Relief Bonds issued by the BondCo owned by such Applicant, plus such Applicant’s out-of-pocket expenses, such as those of accountants and counsel. The servicing fee is based on current market rates on similar transactions. In the event a substitute, non-affiliated third-party servicer is required to be appointed, the annual servicing fee may be increased without further approval by the Commission but shall not exceed 0.25 percent of the original principal balance of such Consumer Rate Relief Bonds issued by the applicable BondCo unless otherwise approved by the Commission.

Each Applicant will also provide certain administrative services for its corresponding BondCo, and for such services such Applicant will receive an annual fee of $50,000 plus out-of-pocket expenses such as those of accountants and counsel.

The Consumer Rate Relief Charges, as adjusted from time to time pursuant to the Adjustment Mechanism, will be calculated to ensure the collection from the Applicants’ collective retail customers are sufficient to pay on a timely basis the collective debt service on the Consumer Rate Relief Bonds issued by both BondCos and related Ongoing Financing Costs. To the extent there is a shortfall in collections such that collections are insufficient to pay all such amounts, amounts in the Joint Collection Account will be allocated to each series of Consumer Rate Relief Bonds on a pro rata basis based on the principal of each series of Consumer Rate Relief Bonds that is outstanding at the time.

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The Consumer Rate Relief Charges by CRR Rate Class (as defined below) for both Applicants will be calculated pursuant to the approved Adjustment Mechanism and allocations reflected in Appendix E to this Financing Order. In addition to the annual true-up required by the Act, true-ups shall be performed semi-annually (or, beginning 12 months prior to the scheduled final payment date for the latest maturing tranche of each series, quarterly) if a Servicer forecasts a shortfall in collections for one or more series of the Dual Issuance or to replenish either BondCo’s capital subaccount. To ensure that the amount collected from Consumer Rate Relief Charges is sufficient to satisfy on a timely basis the Periodic Payment Requirement, an adjustment and true-up may be performed at other times as provided in this Financing Order and the Adjustment Mechanism. A nonstandard true-up will be allowed for other circumstances as provided in this Financing Order and the Act. The methodology for making true-ups and allocation adjustments and the circumstances under which each will be made are described in this Financing Order and the Act, which is consistent with Applicants’ testimony. In all cases those adjustments will be implemented without any caps. These true-up provisions will help to ensure that the Consumer Rate Relief Bonds, together with Ongoing Financing Costs, will be paid in full on a timely basis, and will obtain the desired highest rating. The Consumer Rate Relief Charges for retail customers of both Applicants will remain in effect until each BondCo has received collections sufficient to pay in full its series of Consumer Rate Relief Bonds and its allocable portion of the Ongoing Financing Costs.

The Applicants have proposed a structure for the Consumer Rate Relief Bonds that is designed to produce substantially level annual debt service and revenue requirements over the life of the Consumer Rate Relief Bonds. The Commission determines that the final bond structure should attempt to achieve a substantially level annual debt service and revenue requirements over the life of the Consumer Rate Relief Bonds. Each series of Consumer Rate Relief Bonds will have a scheduled term of not more than 33 years and a final maturity date no later than 35 years, with the actual dates to be determined by the Applicants and reported in the Issuance Advice Letter. The Commission finds that the Applicants and their underwriters should evaluate and provide scheduled and final maturities for the tranches of Consumer Rate Relief Bonds of not more than 33 and 35 years, respectively.

IV. UPFRONT AND ONGOING FINANCING COSTS ELIGIBLE FOR RECOVERY

The Applicants propose that two general categories of financing costs be recovered from the proceeds of the Consumer Rate Relief Bonds or the collection of Consumer Rate Relief Charges: Upfront Financing Costs and Ongoing Financing Costs.

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A. Upfront Financing Costs

“Upfront Financing Costs” are the “financing costs” (as defined W. Va. Code § 24-2-4h(b)(13)) that are incurred prior to or in connection with a Dual Issuance that can be financed with the proceeds of the Consumer Rate Relief Bonds. These Upfront Financing Costs shall be allocated between APCo and WPCO and include counsel fees, the Applicants’ advisor fees, fees for the Commission Financial Advisor, if any, underwriting discounts and fees, Rating Agency fees, accountants’ fees, U.S. Securities and Exchange Commission (SEC) registration fees, printing and marketing expenses and other fees and expenses as more particularly described in Appendix A to this Financing Order. The Applicants estimated in their Application that the Upfront Financing Costs would be approximately $16.3 million (allocated as $10.1 million in estimated APCo Upfront Financing Costs and $6.2 million in estimated WPCo Upfront Financing Costs).

The Commission’s analysis begins with the finding that the Applicants’ Upfront Financing Costs are permitted to be securitized. The Commission finds that the Applicants should be permitted to securitize their Upfront Financing Costs in accordance with the terms of this Financing Order. Upfront Financing Costs are estimated to be $16.3 million, plus (i) if applicable, the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in this section, plus (ii) the cost of the Commission Financial Advisor, if any, and any additional costs incurred by the Applicants to comply with the requests and recommendations of the Commission Financial Advisor, if any, plus (iii) any costs incurred by the Applicants if this Financing Order is appealed. In the Issuance Advice Letter, the Applicants will jointly report the updated Upfront Financing Costs being securitized. Through the Issuance Advice Letter Procedure set forth in Appendix H, the Applicants will be required to provide to the Commission the Issuance Advice Letter not later than the close of business on the first business day after the pricing of the Consumer Rate Relief Bonds, which will include an updated estimate of the Upfront Financing Costs incurred in connection with the issuance of the Consumer Rate Relief Bonds. The Applicants may submit a single Issuance Advice Letter covering both series forming part of a Dual Issuance. The Commission finds that the estimated Upfront Financing Costs as proposed herein by the Applicants are reasonable and, subject to review and approval pursuant to the Issuance Advice Letter Procedure as described in this Financing Order, are authorized and eligible for recovery under the Act in the amount to be securitized.

The Applicants should jointly submit a single Issuance Advice Letter for a Dual Issuance to the Commission following the determination of the final terms of each series of Consumer Rate Relief Bonds forming part of such Dual Issuance no later than one business day after the pricing of such series of Consumer Rate Relief Bonds. The Issuance Advice Letter will: (a) report the initial Consumer Rate Relief Charges and other information specific to the Consumer Rate Relief Bonds as required by the Commission; (b) indicate the final structure of the Consumer

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Rate Relief Bonds; and (c) provide the best available estimate of total Ongoing Financing Costs. The Issuance Advice Letter should evidence the actual dollar amount of the initial Consumer Rate Relief Charges and other information specific to the Consumer Rate Relief Bonds to be issued. In addition, if original issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the Issuance Advice Letter will include such information. All amounts which require computation will be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix B to this Financing Order. Electronic spreadsheets with formulas supporting the schedules contained in the Issuance Advice Letter will be included with the Issuance Advice Letter. The Commission’s review of the Issuance Advice Letter should be limited to the arithmetic accuracy of the calculations and to compliance with the Act, this Financing Order, and the specific requirements that are included in the Issuance Advice Letter. The initial Consumer Rate Relief Charges and the final terms of the Consumer Rate Relief Bonds set forth in the Issuance Advice Letter will become effective on the date of issuance of the Consumer Rate Relief Bonds (which shall not occur prior to the sixth business day after pricing) unless prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval order, directing that the Consumer Rate Relief Bonds, as proposed, not be issued and stating the basis for the disapproval. Each applicant may use an original issue discount in connection with the issuance and pricing of the applicable Consumer Rate Relief Bonds subject the Issuance Advice Letter Procedure.

B. Ongoing Financing Costs

“Ongoing Financing Costs” are the “financing costs” (as defined W. Va. Code § 24-2-4h(b)(13)) that are incurred following a Dual Issuance or are otherwise not included in the Upfront Financing Costs and include costs of servicing both series of Consumer Rate Relief Bonds forming part of such Dual Issuance over their life, and include administration fees, servicer fees, the level of funding of any over-collateralization subaccount (if such an account is determined to be required), replenishment of each capital subaccount (if required), trustee, legal, accounting and Rating Agency fees, and miscellaneous fees and expenses relating to servicing the Consumer Rate Relief Bonds.

The Applicants are authorized to recover directly through the Consumer Rate Relief Charges, their actual ongoing costs of servicing the Consumer Rate Relief Bonds and providing administrative services to the BondCos. For each Dual Issuance, the annual servicing fee for the Servicers to cover all ordinary ongoing servicing and administrative functions is collectively expected to be 0.10 percent of the original principal amount of the Consumer Rate Relief Bonds issued by the BondCos comprising such Dual Issuance plus out of pocket third-party costs. The

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annual administrative fees for such Applicant are expected to be $50,000 per annum per BondCo, plus out of pocket third-party costs. The estimated Ongoing Financing Costs should be updated in the Issuance Advice Letter to reflect more current information then available to the Applicants. In accordance with the terms of this Financing Order, the Commission will permit a successor Servicer to recover a higher servicing fee if a Servicer ceases to service the Consumer Rate Relief Property. The Commission finds that these fees are consistent with the market and are appropriate. Further, as set forth in Appendix H, the annual servicing fee payable to any other servicer not affiliated with either Applicant may be increased without further Commission approval but may not at any time exceed 0.25 percent of the original principal balance of the Consumer Rate Relief Bonds issued by the applicable BondCo unless such higher rate is approved by the Commission pursuant to Appendix H. Although the debt service schedule for each issuance of Consumer Rate Relief Bonds will be established at the time of pricing and will be subject to review before the issuance of the Consumer Rate Relief Bonds pursuant to the Issuance Advice Letter Procedure, the actual debt service paid over the life of such Consumer Rate Relief Bonds may vary. For example, Ongoing Financing Costs will vary during the term of the applicable Consumer Rate Relief Bonds and are not determinable on or before the issuance of such Consumer Rate Relief Bonds. Additionally, if an undercollection of Consumer Rate Relief Charges were to cause a delay in the scheduled amortization of such Consumer Rate Relief Bonds, the amount not paid in a timely manner would continue to bear interest until paid. Accordingly, the Applicants have requested that each Applicant or its assignee or pledgees be entitled to recover the actual Ongoing Financing Costs as incurred, or as otherwise provided in the approved Adjustment Mechanism. The Commission finds that recovery of actual Ongoing Financing Costs as described above, including the requirement that all Ongoing Financing Costs be recoverable in full, is reasonable and consistent with obtaining the desired highest rating on the Consumer Rate Relief Bonds, and should be approved. The projected Ongoing Financing Costs for the first twelve months following issuance of the applicable bonds will be subject to review pursuant to the Issuance Advice Letter Procedure.

C. Commission Financial Advisor

In consideration of the matters pending in this proceeding and the provisions of W. Va. Code § 24-2-4h regarding the securitization of utility assets, the Commission finds it appropriate to retain a Financial Advisor as that term is defined in the Act and this Financing Order (Commission Financial Advisor) to assist the Commission in the evaluation and implementation of the securitization transaction approved herein.

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The Commission will have the sole authority to select and retain the Commission Financial Advisor and, if needed, terminate and replace the Commission Financial Advisor.

The costs for the Commission Financial Advisor will be paid from the proceeds of the Certificates and the Bonds issued pursuant to the Securitization transaction and discussed in section II.A, Upfront Financing Costs.

To proceed with the selection of a Financial Advisor, we will require APCo to issue the request for proposals (RFP) as contained in Appendix F. The RFP should be mailed to the firms listed on Appendix G. In addition, APCo shall provide notice of this RFP to be published no later than thirty days prior to the proposal submittal date in one or more business publications that generally cover corporate bond markets and bond market debt financing.

V. AFFILIATE AGREEMENTS

Pursuant to W. Va. Code § 24-2-12, the Commission must approve an Applicant’s entry into certain contracts with affiliates “upon proper showing that the terms and conditions thereof are reasonable and that no party thereto is given an undue advantage over the other, and they do not adversely affect the public in this state.“29 In connection with the Securitization, the Applicants propose to enter into the following affiliate agreements, which require such approval of the Commission (the Affiliate Agreements).

A.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of the APCo BondCo to be entered by APCo, as sole member, and by the managers of APCo BondCo (the APCo BondCo LLC Agreement), for the governance of the APCo BondCo;

B.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of the WPCo BondCo to be entered by WPCo, as sole member, and by the managers of WPCo BondCo (the WPCo BondCo LLC Agreement and, together with the APCo BondCo LLC Agreement, the LLC Agreements), for the governance of the APCo BondCo;

C.

CRR PROPERTY PURCHASE AND SALE AGREEMENT to be entered between APCo and APCo BondCo (the APCo Sale Agreement), for the sale of APCo’s interest in the Consumer Rate Relief Property from APCo to APCo BondCo;

[29]	W. Va. Code § 24-2-12.

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D.

CRR PROPERTY PURCHASE AND SALE AGREEMENT to be entered between WPCo and WPCo BondCo (the WPCo Sale Agreement and, together with the APCo Sale Agreement, the Sale Agreements), for the sale of WPCo’s interest in the Consumer Rate Relief Property from WPCo to WPCo BondCo;

E.

CRR PROPERTY SERVICING AGREEMENT to be entered among APCo, WPCo and APCo BondCo (the APCo BondCo Servicing Agreement), for the joint servicing by APCo and WPCo of APCo BondCo’s Consumer Rate Relief Property and Consumer Rate Relief Bonds;

F.

CRR PROPERTY SERVICING AGREEMENT to be entered among WPCo, APCo and WPCo BondCo (the WPCo BondCo Servicing Agreement and, together with the APCo BondCo Servicing Agreement, the Servicing Agreements), for the joint servicing by APCo and WPCo of WPCo BondCo’s Consumer Rate Relief Property and Consumer Rate Relief Bonds;

G.	ADMINISTRATION AGREEMENT to be entered between APCo and APCo BondCo (the APCo Administration Agreement), for the provision of administrative services from APCo to the APCo BondCo;

H.

ADMINISTRATION AGREEMENT to be entered between WPCo and WPCo BondCo (the WPCo Administration Agreement and, together with the APCo Administration Agreement, the Administration Agreements), for the provision of administrative services from WPCo to the WPCo BondCo; and

I.

INTERCREDITOR AGREEMENT to be entered among APCo, WPCo, each BondCo and each Indenture Trustee (the lntercreditor Agreement), for the allocation of rights and responsibilities of the parties thereto in respect of the Joint Collection Account and other shared collateral.

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On April 14, 2025, the Applicants filed the unexecuted Affiliate Agreements required in order to effectuate the proposed Securitization. In their cover letter submitting those Affiliate Agreements, the Applicants explained that the Affiliate Agreements are subject to further revisions that may be required by the Indenture Trustees, the rating agencies, the SEC, and other parties after issuance of this Financing Order but prior to the issuance of the Consumer Rate Relief Bonds (Required Modifications). As examples, the Applicants further explained that such Required Modifications are likely to pertain to (i) the rights, obligations and liability of the Indenture Trustees, (ii) additional bondholder protections required by the rating agencies to achieve the desired highest rating on the Consumer Rate Relief Bonds and (iii) changes to conform the Affiliate Agreements with SEC comments to the registration statements for the Consumer Rate Relief Bonds. The Act contemplates that certain necessary activities must occur after issuance of the Financing Order that are in accord with the Financing Order, but that cannot be known with certainty until just prior to the issuance of the Consumer Rate Relief Bonds; for example, as evidenced by the Issuance Advice Letter Procedure. The Required Modifications are also a reasonable part of the necessary activities to occur after issuance of the Financing Order. In order to obtain approval from the Commission of the Affiliate Agreements pursuant to W. Va. Code § 24-2-12, the Applicants, within 30 days after the filing of the Application, submitted drafts of the Affiliate Agreements for such Commission approval. Consequently, it is reasonable for the Commission to grant its prior consent and approval for the Applicants to enter into the Affiliate Agreements and the Required Modifications in order to effectuate the Securitization; provided, that the Required Modifications are consistent with the terms of this Financing Order and the Act. As described further below, the Commission herein makes the findings required by W. Va. Code § 24-2-12 that the terms and conditions of the Affiliate Agreements, subject to the Required Modifications, in the context of the approved Securitization, are reasonable, that no party thereto has an undue advantage over the other parties thereto, and do no adversely affect the public in this state. We direct the Applicants to file the final executed copies of the Affiliate Agreements as a closed case entry in this proceeding.

VI. FINDINGS OF FACT

1. The Applicants filed an application pursuant to W. Va. Code § 24-2-4h seeking securitization of certain sums as described herein.

2. The Applicants also seek approval pursuant to W. Va. Code § 24-2-12 for nine affiliate agreements as described herein.

3. The Commission granted intervention to the Consumer Advocate Division, West Virginia Energy Users Group, SWVA, Inc., and the West Virginia Coal Association.

4. The Applicants proposed a Financing Order, revised Financing Order, and corrected revised Financing Order.

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5. The Commission held an evidentiary hearing and all parties had an opportunity to be heard.

6. Retail customers taken as a whole will realize net present value savings from the securitization.30

VII. CONCLUSIONS OF LAW

1. The Application complies with W. Va. Code § 24-2-4h(d).

2. The findings of fact, conclusions of law, and ordering paragraphs proposed by the Applicants in the corrected revised Financing Order are attached to this Financing Order as Appendix H and should be adopted and incorporated herein as further support that the Financing Order satisfies the requirements of W. Va. Code § 24-2-4h.

3. The Commission should issue this financing order because the issuance of the consumer rate relief bonds and the consumer rate relief charges authorized by this Order are just and reasonable and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to customers and to mitigate rate impacts on customers as compared to traditional financing mechanisms or traditional cost-recovery methods available to the Applicants.

4. The estimated Upfront Financing Costs as set forth in Appendix H are reasonable and, subject to review and approval pursuant to the Issuance Advice Letter Procedure are authorized and eligible for recovery under the Act in the amount to be securitized.

5. If a Servicer ceases to service the Consumer Rate Relief Property, a successor Servicer may service the Consumer Rate Relief Property at a higher servicing fee consistent with the market.

6. Recovery of actual Ongoing Financing Costs as described in this Order including the requirement that Ongoing Financing Costs be recoverable in full is reasonable and consistent with obtaining the desired highest rating on the Consumer Rate Relief Bonds.

7. Because the terms and conditions of the nine affiliate agreements are reasonable, and that no party thereto is given an undue advantage over other parties and do not adversely affect the public in West Virginia, the Commission should approve the affiliate agreements without approving the terms and conditions thereof.31

[30]	Tr. at Cos. Exh. JJS-D at Bates 217-230.
[31]	W. Va. Code § 24-2-12.

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ORDER

IT IS THEREFORE ORDERED that the Commission approves the application for a financing order as modified and conditioned in this Order. The Companies shall develop the securitization structure, the securitization bond tranches and issue advice letter as described herein.

IT IS FURTHER ORDERED that this Order is a final financing order as that term is defined in W. Va. Code §24-2-4h.

IT IS FURTHER ORDERED that the Companies shall proceed with the request for proposal for a Commission Financial Advisor as described herein.

IT IS FURTHER ORDERED that the Commission approves the Affiliate Agreements described herein, pursuant to W. Va. Code § 24-2-12 without approving the terms or conditions thereof.

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IT IS FURTHER ORDERED that the Commission Executive Secretary serve a copy of this order by electronic service on all parties of record who have filed an e-service agreement, by United States First Class Mail on all parties who have not filed an e-service agreement, and on Commission Staff by hand delivery.

A True Copy, Teste,

/s/ Karen Buckley
Karen Buckley, Executive Secretary

SMS/pkb

250310ce

27

Appendix A to

Financing Order

Maximum Securitization Amount1

	APCO WV Jurisdictional Share	WPCO WV Jurisdictional Share	Maximum Authorized Securitized
	$ 000,000	$ 000,000	$ 000,000
Undepreciated Plant Balances as of 12/31/22	$1,145.5	$558.7	$1,704.2
CCR and ELG Investments (1)	$87.6	$149.2	$236.7
Deferred Storm Expense	$155.0	$29	$157.9
ENEC Under Recovery (2)	$215.8	$276.4	$492.2
Upfront Financing Costs	$10.4	$5.9	$16.3

Totals	$1,614.3	$993.1	$2,607.4

(1)	CCR and ELG investments do not reflect any Kentucky Power Purchase.
(2)

The ENEC component includes $397.6 million ENEC under-recovery balance as of 2/28/2025, plus the $18.4 million of projected ENEC under-recovery approved for the forecast period in Case No. 25-0413-E-ENEC. The Commission further reflected the $76.2 million annual rate increase approved in Case No. 24-0669-E-42Twhich is recovered with an offset to ENEC revenue. The Commission estimates that the offset will continue through August 2026, which is when we expect the Companies to issue securitization bonds. The Commission therefore included an additional $76.2 million of ENEC under-recovery for the period 9/1/25 through 8/31/26. The $76.2 million is currently under reconsideration by the Commission and this amount may be modified upward or downward by a corrective Order if the rate increase and ENEC offset is modified due to reconsideration in Case No. 24-0669-E-42T.

[1]

To the extent not fixed by statute, these amounts may be reasonable estimates by the Commission as of the date of this Order. The Commission will continue to monitor allowable cost components and may update the estimates prior to the final securitization bond marketing.

Appendix A to

Financing Order

ESTIMATED UPFRONT FINANCING COSTS

Total Upfront Financing Costs
Legal Fees (Applicants’ and BondCos’ Counsel and Underwriters’ Counsel)	$2,500,000
Fees for Commission Financial Advisor and Applicants’ Structuring Advisor	$750,000
Printing/Edgarizing Expenses	$75,000
Miscellaneous Administrative Costs	$48,131
Rating Agency Fees	$2,150,000
Accountant Fees	$150,000
Servicer Set-Up Costs	$125,000
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee Counsel’s Fees and Expenses	$25,000
Underwriting Fee	$10,109,118
SEC Fees	$366,795

TOTAL ESTIMATED UPFRONT FINANCING COSTS SECURITIZED	$16,299,044

Appendix A to

Financing Order

ESTIMATED ANNUAL

ONGOING FINANCING COSTS

Annual Ongoing Financing Costs
Servicer Fees (Applicants or affiliate as Servicers) (at 0.10% of the initial principal balance)	$2,607,000
Administration Fees	$100,000
Accountant’s Fees	$75,000
Legal Fees (Applicants and BondCos)	$50,000
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee Counsel’s Fees and Expenses	$10,000
Independent Managers’ Fees	$2,750
Rating Agency Fees	$75,000
Return on Capital Contributions	$1,128,672
Miscellaneous	$25,000

TOTAL ESTIMATED ONGOING FINANCING COSTS (APPLICANTS AS SERVICER$)	$4,073,422

Servicer Fees (if third party is the Servicer) (at 0.25% of the initial principal balance)	$6,518,000

TOTAL ESTIMATED ONGOING FINANCING COSTS (THIRD PARTY AS SERVICER)	$7,984,444

Appendix B to

Financing Order

FORM OF ISSUANCE ADVICE LETTER

(See attached.)

Appendix B to

Financing Order

FORM OF

ISSUANCE ADVICE LETTER

  day,     , 20

PUBLIC SERVICE COMMISSION OF WEST VIRGINIA

SUBJECT: ISSUANCE ADVICE LETTER FOR CONSUMER RATE RELIEF BONDS

Pursuant to the Financing Order dated    , 20  and adopted in Application for Commission Approval to Securitize Costs Pursuant to W. Va. Code § 24-2-4h and to Enter Into Affiliate Agreements Pursuant to W. Va. Code § 24-2-12, Case No.   -   -E-   (the Financing Order), APPALACHIAN POWER COMPANY (APCo) and WHEELING POWER COMPANY (WPCo and, together with APCo, the Companies) hereby submit the information referenced below. This Issuance Advice Letter is for the Dual Issuance of (a) [APCo BondCo] consumer rate relief bonds series [ ] (the APCo Bonds), and (b) [WPCo BondCo] consumer rate relief bonds series [ ] (the WPCo Bonds and, together with the APCo Bonds, the Consumer Rate Relief Bonds). Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order. Pursuant to the W. Va. Code § 24-2-4h (the Act) and the Financing Order, the Companies are irrevocably authorized to proceed with the issuance of the Consumer Rate Relief Bonds based upon the terms set forth in this final Issuance Advice Letter, unless, prior to noon on [date]1, the Commission issues a disapproval letter directing that the bonds as proposed not be issued and the basis for such disapproval.

[1]	Note to Form: Assuming the Commission receives this Issuance Advice on the date of this Issuance Advice Letter, to be the fourth business day after such date.

Appendix B to

Financing Order

PURPOSE

This filing provides the following information:

PART I	Calculation of Total Fixed Securitization Amount and Upfront Financing Costs;

PART II	The final terms and structure of the Consumer Rate Relief Bonds issued;

PART Ill	An updated schedule of the Upfront Financing Costs and Ongoing Financing Costs;

PART IV	The initial Consumer Rate Relief Charges for retail customers;

PART V	Savings calculation (for informational purposes only);

PART VI	Certification;

Attachment 1	Payment Schedules; and

Attachment 2	Savings Workpapers

Appendix B to

Financing Order

PART I:

CALCULATION OF

TOTAL FIXED SECURITIZATION AMOUNT AND

AND UPFRONT FINANCING COSTS

APCo Bonds:

(a) APCo Fixed Securitization Amount (including APCo Carrying Charges through the date of issuance)	$
(b) Estimated APCo Upfront Financing Costs (See Part III)	$
(c) APCO TOTAL SECURITIZATION AMOUNT (a + b)	$

WPCo Bonds:

(d) WPCo Fixed Securitization Amount (including WPCo Carrying Charges through the date of issuance)	$
(e) Estimated WPCo Upfront Financing Costs (See Part III)	$
(f) WPCO TOTAL SECURITIZATION AMOUNT	$

All Consumer Rate Relief Bonds:

(g) Total Eligible Costs to be Securitized (a + d)	$
(h) Estimated Upfront Financing Costs (b + e)	$
(i) TOTAL SECURITIZATION AMOUNT (c + f)	$

Appendix B to

Financing Order

PART II:

FINAL TERMS AND STRUCTURE OF CONSUMER RATE RELIEF BONDS

APCo Bonds:

APCo Bond Series:

APCo Bond Issuer: [APCo BondCo]

Indenture Trustee:

Issuance Date:

Bond Ratings:   S&P: [AAA]; Moody’s: [Aaa]

Amount Issued: $

Up-Front Financing Costs: (See Part III)

Ongoing Financing Costs: (See Part III)

Tranche	Coupon Rate	Scheduled Final Payment	Legal Final Maturity
	—— %	——	——
	—— %	——	——

Effective Annual Weighted Average Interest Rate of the APCo Bonds:	[ ]%

Life of Series:	years

Weighted Average Life of Series:	years

Target Amortization Schedule:	See Attachment 1, Schedule A

Scheduled Final Payment Dates:	See Attachment 1, Schedule A

Legal Final Maturity Dates:	See Attachment 1, Schedule A

Payments to Investors:	Semiannually Beginning: , 20

Appendix B to

Financing Order

WPCo Bonds:

WPCo Bond Series:

WPCo Bond Issuer: [WPCo BondCo]

Indenture Trustee:

Issuance Date:

Bond Ratings:   S&P: [AAA]; Moody’s: [Aaa]

Amount Issued: $

Up-Front Financing Costs: (See Part Ill)

Ongoing Financing Costs: (See Part Ill)

Tranche	Coupon Rate	Scheduled Final Payment	Legal Final Maturity
	—— %	——	——
	—— %	——	——

Effective Annual Weighted Average Interest Rate of the WPCo Bonds:	[ ]%

Life of Series:	years

Weighted Average Life of Series:	years

Target Amortization Schedule:	See Attachment 1, Schedule B

Scheduled Final Payment Dates:	See Attachment 1, Schedule B

Legal Final Maturity Dates:	See Attachment 1, Schedule B

Payments to Investors:	Semiannually Beginning: , 20

Appendix B to

Financing Order

PART III:

ESTIMATED UPFRONT FINANCING COSTS

	APCo Upfront Financing Costs	WPCO Upfront Financing Costs	Total Upfront Financing Costs
Legal Fees (Companies and BondCos)	$	$	$
Legal Fees (Underwriter’s Counsel)	$	$	$
Underwriters’ Fees	$	$	$
Rating Agencies’ Fees	$	$	$
Applicant Structuring Advisor’s Fees	$	$	$
Commission Financial Advisor’s Fee (if any)	$	$	$
SEC Registration Fee	$	$	$
Printing/Edgarizing Expenses	$	$	$
Miscellaneous Administrative Costs	$	$	$
Accountant’s Fees	$	$	$
Servicer’s Set-Up Costs	$	$	$
BondCo Set-Up Costs	$	$	$
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee Counsel’s Fees and Expenses	$	$	$

TOTAL ESTIMATED UPFRONT FINANCING COSTS SECURITIZED	$	$	$

Appendix B to

Financing Order

Note: Differences that result from the estimated Upfront Financing Costs securitized being more or less than the actual Upfront Financing Costs incurred will be resolved through the true-up adjustment mechanism as described in the Financing Order.

Appendix B to

Financing Order

ESTIMATED ONGOING FINANCING COSTS

	APCo Ongoing Financing Costs	WPCO Ongoing Financing Costs	Total Ongoing Financing Costs
Ongoing Servicer Fees (Applicants or affiliate as Servicers)	$	$	$
Administration Fees	$	$	$
Accountant’s Fees	$	$	$
Legal Fees (Applicants and BondCos)	$	$	$
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee Counsel’s Fees and Expenses	$	$	$
Independent Managers’ Fees	$	$	$
Rating Agency Fees	$	$	$
Printing/Edgarizing Expenses	$	$	$
Return on Capital Contributions	$	$	$
Miscellaneous	$	$	$

TOTAL ESTIMATED ONGOING FINANCING COSTS (APPLICANTS AS SERVICERS)	$	$	$

Ongoing Servicer Fees (if third party is the Servicer)	$	$	$
Other Servicer Fees (if third party is the Servicer)	$	$	$

TOTAL ESTIMATED ONGOING FINANCING COSTS (THIRD PARTY AS SERVICER)	$	$	$

Appendix B to

Financing Order

Note: The amounts shown for each category of operating expense on these attachments are the expected expenses for the first year of the Consumer Rate Relief Bonds. The Consumer Rate Relief Charges will be adjusted at least annually to reflect any changes in Ongoing Financing Costs through the true-up adjustment mechanism described.in the Financing Order.

Appendix B to

Financing Order

PART IV

INTIAL CONSUMER RATE RELIEF CHARGES

Table 1 shows the current assumptions for each of the variables used in the calculation of the initial Consumer Rate Relief Charges.

TABLE 1

Input Values for Initial Consumer Rate Relief Charges

Applicable period: from   to

Forecasted retail kWh/kW sales for the applicable period:
APCo Bond debt service for the applicable period:	$
WPCo Bond debt service for the applicable period:	$
Percent of billed amounts expected to be charged-off:		%
Forecasted % of billing paid in the applicable period:		%
Forecasted retail kWh/kW sales billed and collected for the applicable period:
Forecasted annual ongoing transaction expenses (excluding Consumer Rate Relief Bond principal and interest):	$
Initial outstanding principal balance of APCo Bonds:	$
Initial outstanding principal balance of WPCo Bonds:	$
Initial outstanding principal balance of all Consumer Rate Relief Bonds:	$
Target Consumer Rate Relief Bond outstanding balance as of / / :	$
Total Periodic Billing Requirement for applicable period:	$

Based on the foregoing, the initial Consumer Rate Relief Charges calculated for retail customers are as set forth below on Table II:

Appendix B to

Financing Order

PART IV

INITIAL CONSUMER RATE RELIEF CHARGES

(continued)

TABLE II

CRR Revenue Groups	CRR Rate Classes	Initial Consumer Rate Relief Charge Energy		Initial Consumer Rate Relief Charge Demand
Residential	RS, RS-TOD	$	/kWh
Commercial	SWS SGS, SGS-TOD	$ $	/kWh /kWh
	SS Secondary	$	/kWh	$	/kW
	SS Primary	$	/kWh	$	/kW
	SS AF	$	/kWh
	GS-TOD & LGS- TOD On-Peak	$	/kWh
	GS-TOD & LGS- TOD Off-Peak	$	/kWh
	GS Secondary	$	/kWh	$	/kW
	GS Primary	$	/kWh	$	/kW
	GS-Subtransmission	$	/kWh	$	/kW
	GS-Transmission	$	/kWh	$	/kW
	GS-AF	$	/kWh
	OL & SL	$	/kWh

Appendix B to

Financing Order

Industrial	LCP & IP Secondary	$ /kWh	$ /kW
	LCP & IP Primary	$ /kWh	$ /kW
	LCP & IP Subtransmission	$ /kWh	$ /kW
	LCP & IP Transmission	$ /kWh	$ /kW
	Special Contract K	$ /kWh	$ /kW
	Special Contract J	$ /kWh	$ /kW
	Special Contract C	$ /kWh
	Special Contract D	$ /kWh	$ /kW
	Special Contract I	$ /kWh	$ /kW

IDENTIFICATION OF BONDCO

The owners of the Consumer Rate Relief Property will be:

(1)	[APCo BondCo], a Delaware limited liability company; and

(2)	[WPCo BondCo], a Delaware limited liability company.

Appendix B to

Financing Order

PART IV

INITIAL CONSUMER RATE RELIEF CHARGES

(continued)

EFFECTIVE DATE

In accordance with the Financing Order:

(1)

the Consumer Rate Relief Charges shall be automatically effective with respect to [APCo BondCo] upon APCo’s receipt of payment in the amount of $     from [APCo BondCo], following APCO’s execution and delivery to [APCo BondCo] of the Bill of Sale transferring APCO’s interest in the Consumer Rate Relief Property described in the Financing Order; and

(2)

the Consumer Rate Relief Charges shall be automatically effective with respect to [WPCo BondCo] upon WPCo’s receipt of payment in the amount of $    from [WPCo BondCo], following WPCO’s execution and delivery to [WPCo BondCo] of the Bill of Sale transferring WPCO’s interest in the Consumer Rate Relief Property described in the Financing Order.

Appendix B to

Financing Order

PART V:

ESTIMATED SAVINGS

Estimated savings for retail customers (calculated at an assumed discount rate of [ ] %) are projected to be the following, the detail for which is shown on the workpapers included as Attachment 2.

Cost Savings
Net Present Value	$

Appendix B to

Financing Order

PART VI:

CERTIFICATION

APCo and WPCo hereby jointly certify the following:

Based upon information known or reasonably available to APCo and WPCo, their officers, agents, and employees, and upon the actual market conditions at the time of pricing, the structuring and pricing of the Consumer Rate Relief Bonds and the imposition of the proposed Consumer Rate Relief Charges, taken as a whole across both APCo and WPCo, are just and reasonable, and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to APCo’s and WPCo’s customers and to mitigate rate impacts on such customers, as compared to traditional financing mechanisms or traditional cost recovery methods available to APCo and WPCo.

NOTICE

This letter is submitted for informational purposes only.

AUTHORIZED OFFICER

The undersigned are officers of APCo and WPCo, respectively, and are authorized to deliver this Issuance Advice Letter on behalf of APCo and WPCo, respectively.

Respectfully submitted,

APPALACHIAN POWER COMPANY

By:
Name:
Title:

WHEELING POWER COMPANY

By:
Name:
Title:

Appendix B to

Financing Order

ATTACHMENT 1:

PAYMENT SCHEDULES

SCHEDULE A

(APCO BONDS)

TARGET AMORTIZATION SCHEDULES:

[NAME OF APCO BONDS],	SERIES ,		TRANCHE

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$
$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$

Scheduled Final Payment Date: [Date]

Legal Final Maturity Date: [Date]

[NAME OF APCO BONDS],	SERIES ,		TRANCHE

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$
$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$

Scheduled Final Payment Date: [Date]

Legal Final Maturity Date: [Date]

Appendix B to

Financing Order

ATTACHMENT 1:

PAYMENT SCHEDULES

(continued)

SCHEDULE B

(WPCO BONDS)

TARGET AMORTIZATION SCHEDULES:

[NAME OF WPCO BONDS],	SERIES ,		TRANCHE

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$
$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$

Scheduled Final Payment Date: [Date]

Legal Final Maturity Date: [Date]

[NAME OF WPCO BONDS],	SERIES ,		TRANCHE

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$
$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$
	$	$	$	$

Scheduled Final Payment Date: [Date]

Legal Final Maturity Date: [Date]

Appendix B to

Financing Order

ATTACHMENT 2:

SAVINGS WORKPAPERS

(See attached.)

Workpapers will be attached to final Issuance Advice Letter

Appendix C to

Financing Order

FORM OF CRRC SCHEDULE

(See attached.)

Appendix C to

Financing Order

APPALACHIAN POWER COMPANY

WHEELING POWER COMPANY

(See Sheet Nos. 2-1 through 2-7 for Applicability)

Original Sheet No. 35-A

P.S.C. W.VA. TARIFF NO. 16 (APPALACHIAN POWER COMPANY)

P.S.C. W.VA. TARIFF NO. 21 (WHEELING POWER COMPANY)

(N) Consumer Rate Relief Charges II

(CRRC II)

A Consumer Rate Relief Charge II (CRRC II) will be applied to customers’ bills rendered on or after    , 2026 under the applicable Schedules as set forth in the table below.

Schedule	Energy (¢/kWh)	Demand ($/kW)
RS	1.786
RS-TOD
On-peak	1.786
Off-peak	1.786
SWS	2.073
SGS	1.406
SGS-LM-TOD
On-peak	1.406
Off-peak	1.406
SS
Secondary	1.478	0.336
Primary	1.426	0.327
AF	1.597
GS
Secondary	0.701	2.050
Primary	0.676	1.991
Subtransmission	0.662	1.637
Transmission	0.658	1.610
AF	1.334
GS-TOD
On-peak Secondary	1.334
Off-peak Secondary	1.334
On-peak Primary	1.287
Off-peak Primary	1.287
LGS-TOD
On-peak Secondary	1.334
Off-peak Secondary	1.334
On-peak Primary	1.287
Off-peak Primary	1.287
LCP
Secondary	0.147	4.826
Primary	0.142	4.687
Subtransmission	0.140	4.333
Transmission	0.138	4.261
IP
Secondary	0.147	4.826
Primary	0.142	4.687
Subtransmission	0.140	4.333
Transmission	0.138	4.261
OL	1.426
SL	0.261

(C) Indicates Change, (D) Indicates Decrease, (I) Indicates Increase, (N) Indicates, New (O) Indicates Omission, (T) Indicates Temporary

Issued Pursuant to	Issue By	Effective: Services rendered on or
P.S.C. West Virginia	Aaron D. Walker, President & COO	after
Case No. 25-0310-E-PC	Charleston, West Virginia
Order Dated

Appendix D to

Financing Order

CRR REVENUE GROUPS

AND

CRR RATE CLASSES

CRR Revenue Groups	CRR Rate Classes
Residential	RS, RS-TOD

Commercial	SWS SGS, SGS-TOD SS Secondary SS Primary SS AF GS-TOD & LGS-TOD On-Peak GS-TOD & LGS-TOD Off-Peak GS Secondary GS Primary GS-Subtransmission GS-Transmission GS-AF OL & SL

Industrial

LCP & IP Secondary

LCP & IP Primary

LCP & IP Subtransmission

LCP & IP Transmission

Special Contract A

Special Contract B

Special Contract G

Special Contract K

Special Contract J

Special Contract C

Special Contract D

Special Contract I

Appendix E to

Financing Order

COST CLASSIFICATION

AND

ALLOCATION METHODOLOGY

(See attached.)

Appendix E to

Financing Order

$ in Millions				Plant $	Deferred Storms $	ENEC $			Total $					Debt Service $
Allocator	Production Demand	Distribution Demand	ENEC	Production Demand	Distribution Demand	ENEC	27% ENEC Demand	73% ENEC Energy		Total % Allocation	Production Demand	Distribution Demand	Energy	$209,675,164 $215,965,419
Balance				$1,941.0	$158.0	$412.4	$88.1	$233.0	$2,511.3					$0.0%
RS	42.43%	69.39%	35.06%	$823.5	$109.6	$144.6	$39.7	$104.9	$1,077.7	42.91%	80.1%	10.2%	9.7%	$92,678,465
SGS	1.66%	2.43%	1.70%	$32.2	$3.8	$7.0	$1.9	$5.1	$43.0	1.71%	79.3%	8.9%	11.8%	$3,701,547
GS-SEC	13.08%	17.87%	14.87%	$253.8	$28.2	$61.3	$16.8	$44.5	$343.4	13.67%	78.8%	8.2%	13.0%	$29,527,165
GS-PRI	1.79%	1.55%	1.85%	$34.8	$2.5	$7.6	$2.1	$5.5	$44.9	1.79%	82.2%	5.5%	12.4%	$3,858,508
GS-SUB	0.19%	0.00%	0.27%	$3.7	$—	$1.1	$0.3	$0.8	$4.8	0.19%	82.9%	0.0%	17.1%	$413,934
GS-TRAN	0.04%	0.00%	0.05%	$0.8	$—	$0.2	$0.1	$0.1	$1.0	0.04%	85.6%	0.0%	14.4%	$87,714
LCP-SEC	0.45%	0.56%	0.54%	$8.8	$0.9	$2.2	$0.6	$1.6	$11.9	0.47%	78.9%	7.5%	13.6%	$1,021,107
LCP-PRI	5.30%	4.58%	5.63%	$102.9	$7.2	$23.2	$6.4	$16.8	$133.3	5.31%	81.9%	5.4%	12.6%	$11,465,867
LCP-SUB	7.26%	0.00%	7.87%	$140.9	$—	$32.4	$8.9	$23.5	$173.4	6.90%	86.4%	0.0%	13.6%	$14,909,385
LCP-TRA	22.35%	0.00%	24.06%	$433.8	$—	$99.2	$27.2	$72.0	$533.0	21.22%	86.5%	0.0%	13.5%	$45,837,495
IP-SEC	0.00%	0.00%	0.00%	$—	$—	$—	$—	$—	$—	0.00%	0.0%	0.0%	0.0%	$—
IP-PRI	0.03%	0.03%	0.04%	$0.6	$0.0	$0.1	$0.0	$0.1	$0.8	0.03%	81.7%	5.3%	13.0%	$69,809
IP-SUB	0.00%	0.00%	0.53%	$—	$—	$2.2	$0.6	$1.6	$2.2	0.09%	27.5%	0.0%	72.6%	$187,202
IP-TRA	0.82%	0.00%	2.31%	$16.0	$—	$9.5	$2.6	$6.9	$25.5	1.02%	72.9%	0.0%	27.1%	$2,194,304
SWS	0.67%	0.98%	0.55%	$13.0	$1.6	$2.2	$0.6	$1.6	$16.8	0.67%	81.1%	9.2%	9.7%	$1,447,618
SS-Sec	1.52%	1.95%	1.51%	$29.6	$3.1	$6.2	$1.7	$4.5	$38.9	1.55%	80.4%	7.9%	11.6%	$3,344,712
SS-Pri	0.30%	0.22%	0.20%	$5.9	$0.4	$0.8	$0.2	$0.6	$7.0	0.28%	86.6%	5.0%	8.3%	$602,782
OL	0.02%	0.21%	0.34%	$0.4	$0.3	$1.4	$0.4	$1.0	$2.1	0.09%	36.0%	15.7%	48.3%	$183,629
SL	0.01%	0.08%	0.13%	$0.2	$0.1	$0.5	$0.1	$0.4	$0.8	0.03%	36.4%	16.1%	47.3%	$70,300
SC	2.07%	0.14%	2.48%	$40.3	$0.2	$10.2	$2.8	$7.4	$50.7	2.02%	84.9%	0.4%	14.6%	$4,363,875

Total	100.00%	100.00%	100.00%	$1,941.0	$158.0	$412.4	$113.2	$299.2	$2,511.3	100.00%				$215,965,419

*	Gross update based on collection experience (estimated at 3%)

Appendix F to

Financing Order

Request for Proposals for Financial Advisor

1.	Purpose and Background

The Public Service Commission of West Virginia (Commission) is seeking proposals from qualified firms to see as financial advisor to the Commission in connection with the potential securitization of certain assets or regulatory assets of Appalachian Power Company (APCo) and Wheeling Power Company (WPCo) (jointly Companies) pursuant to W. Va. Code § 24-2-4h (the Act) and related Commission proceedings.

The selected financial advisor will assist the Commission in evaluating proposed securitization structures, financing mechanisms, and potential customer savings, and will provide expert financial and transactional advice throughout the process.

2.	Contracting and Payment Arrangement

The financial advisor selected by the Commission will enter into a contract with the Companies subject to Commission approval. Although the advisor will contract with and be paid by the Companies, the advisor shall act under the direction and supervision of the Commission and serve solely as financial advisor to the Commission.

All reasonable fees and expenses paid to the financial advisor shall be paid by the Companies and such costs may be included as upfront financing costs recoverable by the Companies through the securitization.

3.	Scope of Services.

The financial advisor will be expected to perform services that may include but are not limited to:

a.	Advising the Commission on the structure, timing, and terms of potential securitization financing;

b.

Advising the financing parties on behalf of the Commission on matters relating to the structuring, marketing, and pricing of the bonds to be secured pursuant to the Financing Order approved by the Commission this date, in Case No. 25-0310-E-P;

Appendix F to

Financing Order

c.	Reviewing and analyzing securitization proposals, and financing models submitted by the Companies;

d.	Evaluating the reasonableness of proposed financing costs, savings to customers, and transaction expenses;

e.	Providing independent analysis of alternative financing approaches or structures, as appropriate;

f.	Reviewing Commission orders related to securitization financing;

g.	Providing other related financial or advisory services as reasonably requested by the Commission;

h.

Participate with the Companies on a cooperative basis to educate and expand the market among underwriters and investors to create the greatest possible competition among underwriters and investors in order to achieve the Lowest Cost Objective, as defined in the Act;

i.

Notify the Applicants and the Commission no later than 12:00 p.m. Eastern Time on the third day after the Commission receipt of an advance Pricing Advice Letter whether the structuring, marketing, and pricing of the series of Bonds appear to be reasonable and further the Lowest Cost Objective, the requirements of the Act, and all other criteria established by the Commission, if any; and

j.

Notify the Companies and the Commission no later than 12:00 p.m. Eastern Time on the second day after the Commission’s receipt of the final Pricing Advice letter whether the structuring, marketing, and pricing of the series of bonds comply with the Lowest Cost Objective, the requirements of the Act, and all other criteria established by the Commission, if any.

4.	Minimum Qualifications

Proposing firms must demonstrate:

a.	Experience providing financial advisory services directly for or related to public utility securitization transactions in the United States;

Appendix F to

Financing Order

b.	Expertise in structured finance, bond issuance, and rating agency engagement;

c.	Familiarity with regulatory frameworks for utility cost recovery in the form of rate increments and terms and conditions; and

d.	Capacity to perform the required services within the expected timelines.

5.	Proposal Requirements

Each proposal must include the following:

a.	Cover letter summarizing the firm’s qualifications and understanding of the engagement;

b.	Description of relevant experience including examples of prior utility securitization or comparable transactions;

c.	Proposed project team with resumes of key personnel;

d.	Proposed work plan addressing key phases of the securitization process;

e.	Proposed fee structure, including hourly rates, fixed fees, or other arrangements, with disclosure of any reimbursable expenses;

f.	References from previous clients for whom similar services have been provided; and

g.	Disclosure of potential conflicts of interest, including any current or recent engagements with the Companies or their affiliates or parents, or potential underwriters.

6.	Submission Instructions

Proposals must be submitted electronically, in PDF format, to:

Public Service Commission of West Virginia

Attn: Executive Secretary

Email: [insert PSC RFP email or general contact email]

Subject Line: RFP – Financial Advisor for Case No. 25-0310-E-P

Appendix F to

Financing Order

Proposals must be received no later than [insert date and time]. Late submissions may not be considered.

7.	Evaluation and Selection

Proposals will be evaluated solely by the Commission based on the following criteria:

a.	Demonstrated experience with securitization and structured finance;

b.	Understanding of regulatory and utility financing requirements and processes;

c.	Qualifications and availability of proposed personnel; and

d.	Proposed cost of services.

The Commission reserves the right to request additional information, conduct interviews, or negotiate terms with one or more but not all firms. Final selection of the financial advisor will be made by the Commission.

8.	General Provisions

This RFP does not obligate the Commission or the Companies to award a contract or to pay any costs incurred in preparing or submitting proposals.

The Commission reserves the right to reject any or all proposals, to waive minor irregularities in any proposal, and to modify or cancel this RFP at any time.

All proposals submitted will become the property of the Commission and may be subject to public disclosure under the West Virginia Freedom of Information Act, W. Va. Code § 29B-1-1, et seq., subject to applicable confidentiality protections.

Appendix G to

Financing Order

List of Companies or Individuals to Receive Appendix F of the Financing Order

Firms to receive direct mail of the RFP

Saber Partners, LLC

260 Madison Avenue, 8th Floor

New York, NY 10016

Contact: Joseph S. Fichera

Phone: 212-461-2370

Brubaker and Associates Inc. (BAI)

16690 Swingley Ridge Road

Suite 140

Chesterfield, MO 63017

Contact: Greg Meyer

Phone: (636) 898-6725

Drexel Hamilton, LLC

110 E. 42nd Street

New York, NY 10017

Contact: Jeremy Traska

(646) 412-1525

Energy and Environmental Economics, Inc.

Contact: Zachary Ming

(405) 615-1218

Rothschild Financial Consulting

15 Lake Road

Ridgefield, CT 06877

Contact: Aaron Rothschild

(203) 241-7824

Appendix G to

Financing Order

J.Kennedy and Associates

570 Colonial Park Drive, Suite 305

Roswell, GA 30075

Contact: Lane Kollen

(770) 992-2027

Synapse Energy Economics

485 Massachusetts Avenue

Suite 3

Cambridge, MA 02139

(617) 661-3248

Appendix H to

Financing Order

Proposed Findings of Fact,

Conclusions of Law, and Ordering Paragraphs Filed by Applicants

I. PROPOSED FINDINGS OF FACT

A.	Identification of Applicants and Procedural History

1.

APCo is a corporation organized under the laws of the Commonwealth of Virginia and provides electric service to retail customers in West Virginia and Virginia. WPCo is a corporation organized under the laws of West Virginia and provides electric service to retail customers in West Virginia.

2.

Each Applicant is both individually and jointly with the other Applicant a “Qualifying Utility” within the meaning of the Act and is engaged “in the delivery of utility service to customers in this state.”[1]

3.

On January 9th, 2024, the Commission issued its order in Case No. 23-0377-E-ENEC approving for recovery the ENEC under-recovery balance of approximately $321.1 million. The West Virginia jurisdictional share of the undepreciated generation utility plant balances as of December 31, 2022 of the Amos, Mountaineer and Mitchell power plants, repeatedly approved for recovery in several proceedings, is estimated at approximately $1,704.2 million; the environmental control costs related to CCR and ELG approved for recovery in Case No. 20-1040-E-CN are estimated at approximately $236.7 million; and a major storm costs prudency determination was requested by the Companies in Case No. 24-0854-E-42T estimated at approximately $118 million. In addition, the Applicants have included (i) Carrying Charges, (ii) Upfront Financing Costs, estimated to be approximately $16.3 million, and (iii) annual Ongoing Financing Costs, estimated to be approximately $3.8 million.

[1]	W. Va. Code § 24-2-4h(b)(21).

Appendix H to

Financing Order

B.	Application History

4.

On March 13, 2025, the Applicants filed an application to (a) recover using securitization: the ENEC under-recovery balance approved for recovery by the Commission in Case No. 23-0377-E-ENEC; the West Virginia jurisdictional share of the undepreciated generation utility plant balances as of December 31, 2022 of the Amos, Mountaineer and Mitchell power plants, repeatedly approved for recovery in several proceedings; the environmental control costs related to CCR and ELG approved for recovery in Case No. 20-1040-E-CN; certain major storm costs approved for recovery, including those included in the revenue requirement in Case No. 24-0854-E-42T; Carrying Charges and Upfront Financing Costs; in each case, pursuant to W. Va. Code § 24-2-4h; (b) to obtain approval of the Affiliate Agreements pursuant to W. Va. Code § 24-2-12 (drafts of which agreements were to be submitted within thirty days after the filing on March 13, 2025); and (c) to obtain the other Financing Order Approvals described herein. Included with the Application were the direct testimony and exhibits of three witnesses, John J. Scalzo, Jason E. Baker, and Steven Moffitt.

5.	A procedural schedule was established by order issued on April 16, 2025.

6.	The following parties requested and were granted intervention: Consumer Advocate Division, West Virginia Energy Users Group, SWVA Inc., and West Virginia Coal Association.

7.	On April 14, 2025, the Applicants filed drafts of the following Affiliate Agreements:

A.	the APCo BondCo LLC Agreement;

B.	the WPCo BondCo LLC Agreement;

C.	the APCo Sale Agreement;

D.	the WPCo Sale Agreement;

E.	the APCo BondCo Servicing Agreement;

F.	the WPCo BondCo Servicing Agreement;

G.	the APCo Administration Agreement;

H.	the WPCo Administration Agreement; and

I.	the lntercreditor Agreement;

and also submitted a draft of each bond Indenture, which does not require approval, but which contain definitions of various terms used in the corresponding Affiliate Agreements.

8.	An evidentiary hearing was held on July 1, 2025.

Appendix H to

Financing Order

9.

On September 8, 2025, in response to the Interim Order issued by the Commission on August 29, 2025 in Case No. 25-0310-E-PC, the Applicants filed a proposed revision to the draft Financing Order that was provided with their original application on March 13, 2025. The revision expands, as contemplated by the Interim Order, the scope of costs to be recovered through securitization to include, in addition to the items previously identified in the original application, (a) the additional ENEC under-recovery balance approved for recovery by the Commission in Case No. 25-0413-E-ENEC and any subsequent ENEC projected under-recovery balance approved by the Commission prior to the Applicant’s submission of the final Issuance Advice Letter and (b) the additional Deferred Storm Expenses incurred after May 31, 2024, in the amount of $40 million.

C.	Costs to be Securitized

10.	The aggregate costs to be securitized through the issuance of Consumer Rate Relief Bonds authorized in the Financing Order will equal the Total Securitization Amount.

11.

“Financing Costs” as defined in the Act include, among other things, all of the following items: (a) principal, interest and redemption premiums that are payable on Consumer Rate Relief Bonds; (b) any amounts required to be paid pursuant to ancillary agreements; (c) any amounts required to fund or replenish a reserve account or another account established under any indenture, ancillary agreement or other financing document relating to the Consumer Rate Relief Bonds or the payment of any return on the capital contribution made by a Qualifying Utility to an assignee; (d) certain other costs incurred to obtain modifications of or amendments to any indenture, financing agreement, security agreement or similar agreement or instrument relating to any existing secured or unsecured obligation of the Applicants in connection with the issuance of the Consumer Rate Relief Bonds; (e) any taxes, franchise fees, or license fees imposed on Consumer Rate Relief Charges; (f) any costs related to issuing or servicing Consumer Rate Relief Bonds or related to obtaining a financing order, including servicing fees and expenses, trustee fees and expenses, legal, accounting or other professional fees and expenses, administrative fees, placement fees, underwriting fees, capitalized interest and equity, rating-agency fees and taxes imposed on a BondCo or Applicant related to the issuance of the Consumer Rate Relief Bonds or to the other transactions contemplated by this Financing Order; and (g) the cost of the Commission Financial Advisor, if any, with respect to the Consumer Rate Relief Bonds.

Appendix H to

Financing Order

12.

The Upfront Financing Costs as described in the Application are “financing costs” eligible to be securitized under the Act. The APCo Upfront Financing Costs are eligible to be included in the principal balance of the Consumer Rate Relief Bonds to be issued by APCo BondCo. The WPCo Upfront Financing Costs are eligible to be included in the principal balance of the Consumer Rate Relief Bonds to be issued by WPCo BondCo. The Upfront Financing Costs are estimated in Appendix A to this Financing Order.

13.

It is appropriate for the Applicants to recover the Ongoing Financing Costs, including the annual ongoing servicing fees and the annual fixed operating costs, directly through Consumer Rate Relief Charges. The annual Ongoing Financing Costs are estimated in Appendix A to this Financing Order. It is also appropriate for (a) the initial annual servicing fee incurred when an Applicant serves as servicer to be 0.10% of the initial principal balance of the Consumer Rate Relief Bonds to be issued by the BondCo owned by such Applicant plus out of pocket third-party costs and (b) for the initial administrative fees incurred when the Applicants are the administrators to be $50,000 per year for each BondCo plus out of pocket third-party costs. The annual servicing fee payable to a servicer not affiliated with the Applicants may be increased without further Commission approval but shall not at any time exceed 0.25% of the initial principal balance of the Consumer Rate Relief Bonds issued by the applicable BondCo unless such higher rate is approved by the Commission. The servicing and administrative fees collected by the Applicants, or any affiliate of the Applicants, acting as servicer or administrator under a Servicing Agreement or Administration Agreement shall be included as a revenue credit of the applicable Applicant and reduce revenue requirements in each subsequent rate case of such Applicant. The expenses incurred by an Applicant or such affiliate to perform obligations under a Servicing Agreement or Administration Agreement should be included in such Applicant’s base rate case.

Appendix H to

Financing Order

D.	Amount Authorized to Be Securitized

14.

APCo is authorized to cause Consumer Rate Relief Bonds to be issued in the amount of (a) the APCo Base Securitization Amount of $1,603.9 million, plus (b) the APCo Carrying Charges, plus (c) the APCo Upfront Financing Costs (which are estimated to be $10.4 million).

15.

WPCo is authorized to cause Consumer Rate Relief Bonds to be issued in the amount of (a) the WPCo Base Securitization Amount of $987.2 million, plus (b) the WPCo Carrying Charges, plus (c) the WPCo Upfront Financing Costs (which are estimated to be $5.9 million).

E.	Rate of Return

16.

APCo is authorized to recover a rate of return on its capital contribution to APCo BondCo calculated at a rate equal to the then applicable APCo’s pre-tax weighted average cost of capital established in APCo’s most recent base rate case, with such recovery to be paid from Consumer Rate Relief Charges as an Ongoing Financing Cost. WPCo is authorized to recover a rate of return on its capital contribution to WPCo BondCo calculated at a rate equal to the then applicable WPCo’s pre-tax weighted average cost of capital established in WPCo’s most recent base rate case, with such recovery to be paid from Consumer Rate Relief Charges as an Ongoing Financing Cost. The Commission finds that each Applicant’s proposed methodology for calculating a rate of return on its capital contribution is reasonable.

F.	Issuance Advice Letter Procedure; Provision of Information to Commission

17.

Because the actual structure and pricing of the Consumer Rate Relief Bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the Consumer Rate Relief Bonds and prior to issuance of the Consumer Rate Relief Bonds, the Applicants will jointly provide to the Commission and to the Commission Financial Advisor, if any, for both series of a Dual Issuance, the Issuance Advice Letter no later than the end of the first business day after the pricing date for each series forming part of a

Appendix H to

Financing Order

Dual Issuance. The Issuance Advice Letter will report the initial Consumer Rate Relief Charges and other information specific to the Consumer Rate Relief Bonds, including the final structure, terms of the Consumer Rate Relief Bonds issuance, actual Carrying Charges and best available estimates of total Ongoing Financing Costs for such issuance. The estimated total Upfront Financing Costs in the Issuance Advice Letter will be included in the principal amounts securitized. All amounts that require computation will be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix B to this Financing Order and the form of CRRC Schedule. The initial Consumer Rate Relief Charges and the final terms of the Consumer Rate Relief Bonds set forth in the Issuance Advice Letter will become effective on the date of issuance of the Consumer Rate Relief Bonds, unless, prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval letter directing that the Consumer Rate Relief Bonds as proposed not be issued and containing the basis for that disapproval.

18.

The Applicants shall, submit for feedback a draft or outline of the component parts of the proposed Issuance Advice Letter to the Commission and the Commission Financial Advisor, if any, as soon as practicable prior to the Applicant’s submission of the actual Issuance Advice Letter. If the Applicants provide a draft or outline of the Issuance Advice Letter to the Commission and the Commission Financial Advisor, if any, for review no later than two weeks prior to the expected date of commencement of marketing a Dual Issuance or such shorter period as is approved by the Commission, then within one week after receipt of such draft, the Commission, acting directly or through the Commission Financial Advisor, if any, will provide the Applicants any comments and recommendations regarding the adequacy of the information provided and as may be necessary to assure the accuracy of the calculations and that the requirement of the Act and of this Financing Order have been met.

19.

If the actual Upfront Financing Costs are less than the Upfront Financing Costs included in the principal amounts securitized, (a) the unused funds will be deposited into the applicable excess funds subaccount to be available for payment of debt service on the applicable Consumer Rate Relief Bonds and (b) the Periodic Billing Requirement as defined below for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with

Appendix H to

Financing Order

interest, if any, earned on the investment of such funds). If the actual Upfront Financing Costs are more than the Upfront Financing Costs included in the principal amounts securitized, the Periodic Billing Requirement for the first annual true-up adjustment of the Consumer Rate Relief Charge may be increased by the amount of such unrecovered Upfront Financing Costs, and such unrecovered Upfront Financing Costs will thereafter be payable as an Ongoing Financing Cost to the applicable Applicant on the next payment date.

20.

The completion and submission to the Commission and the Commission Financial Advisor, if any, of an Issuance Advice Letter in the form of the Issuance Advice Letter attached as Appendix B, is necessary to ensure that any securitization actually undertaken by the Applicants complies with the terms of this Financing Order and the Act.

G.	Financial Benefit

21.

The Commission finds that the Issuance Advice Letter Procedure and the other requirements, criteria and procedures set forth in this Financing Order will ensure that each Dual Issuance and the imposition of the Consumer Rate Relief Charges will ensure that the Lowest Cost Objective required by the Act is satisfied.

22.

The Applicants submitted evidence demonstrating that the Securitization satisfies the Lowest Cost Objective in the Act. The Commission finds that, based on the NPV analysis presented in the Direct Testimony of John J. Scalzo[2], each Dual Issuance pursuant to the terms hereof and in compliance with the Issuance Advice Letter Procedure will result in overall costs to the Applicants’ retail customers in West Virginia that, taken as a whole across both Applicants, are just and reasonable and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to customers and to mitigate rate impacts on customers as compared to traditional financing mechanisms or traditional cost-recovery methods available to the Applicants. See W. Va. Code §-24-2-4h(e)(4).

[2]	Tr. at Cos. Exh. JJS-D at Bates Nos. 217-230.

Appendix H to

Financing Order

23.

The Consumer Rate Relief Bonds are hereby authorized for issuance, so long as the Lowest Cost Objective continues to be satisfied, as conclusively evidenced by the submission of the Issuance Advice Letter and the failure of the Commission to issue a disapproval letter.

H.	Structure of the Proposed Securitization

24.

For purposes of this securitization, each Applicant will create one or more BondCos, each of which will be a Delaware limited liability company with such Applicant as its only member. If more than one series of Consumer Rate Relief Bonds are issued by an Applicant, such Applicant may create a separate BondCo for the issuance of a particular series of Consumer Rate Relief Bonds and the rights, structure and restrictions described in this Financing Order with respect to a BondCo will be applicable to each such purchaser of Consumer Rate Relief Property to the extent of the Consumer Rate Relief Property sold to it and the Consumer Rate Relief Bonds issued by it. Neither APCo BondCo nor WPCo BondCo will be permitted to engage in any other activities or have any assets other than its applicable share of the Consumer Rate Relief Property and related assets to support its obligations under its corresponding Consumer Rate Relief Bonds. These restrictions on the activities of a BondCo and restrictions on the ability of an Applicant to take action on a BondCo’s behalf are imposed to achieve the objective that such BondCo will be bankruptcy remote and not affected by a bankruptcy of either of the Applicants. Each BondCo will be managed by a board of managers with rights and duties similar to those of board of directors of a corporation. As long as the Consumer Rate Relief Bonds issued by a BondCo remain outstanding, such BondCo will have at least one independent manager with no organizational affiliation with the Applicants other than acting as independent manager for any other bankruptcy-remote subsidiary of an Applicant or its affiliates. Each BondCo will, to the extent reasonably practicable, have the same independent manager. No BondCo will be permitted to amend the provisions of its LLC Agreement that relate to bankruptcy-remoteness of such BondCo without the consent of the independent manager. Similarly, no BondCo will be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of such BondCo, including in its LLC Agreement, as required by the rating agencies.

Appendix H to

Financing Order

25.

The initial capital of each BondCo is expected to be 0.5% of the original principal balance of the Consumer Rate Relief Bonds issued by such BondCo. Adequate funding of the BondCo at this level is intended to protect the bankruptcy remoteness of such BondCo. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the Lowest Cost Objective.

26.

The Commission authorizes one or more Dual Issuances, including the right of each Applicant to cause Consumer Rate Relief Bonds to be issued in one or more tranches for each Dual Issuance, subject to the terms and conditions of this Financing Order. Each BondCo will pledge to the applicable Indenture Trustee, as collateral for payment of the Consumer Rate Relief Bonds issued by such BondCo, all right, title and interest of such BondCo in and to (i) its interest in the Consumer Rate Relief Property (which may relate to the entire amount authorized to be securitized or, a portion of the total amount authorized to be securitized), (ii) the transaction documents to which such BondCo is a party, (iii) the Joint Collection Account, including all subaccounts thereunder (if any), and the payment account for such BondCo, including the general subaccount, the capital subaccount, the excess funds subaccount and all other subaccounts (if any) established in the applicable Indenture (discussed below) under which such Consumer Rate Relief Bonds will be issued, (iv) all other property (if any) owned by each BondCo (with limited exceptions as may be appropriate), and (v) all proceeds of each of the foregoing. The Consumer Rate Relief Bonds will be non-recourse to the Applicants and their assets (i.e. neither Applicant will have any obligation to pay any of the principal of, interest on and other amounts payable on the Consumer Rate Relief Bonds or the Ongoing Financing Costs); provided, however, that an Applicant could be liable to holders of Consumer Rate Relief Bonds in the event that it breached representations, warranties or covenants made by it in connection with its Sale Agreement or otherwise to such holders in connection with the Securitization.

Appendix H to

Financing Order

27.

Concurrent with a Dual Issuance, each Applicant will transfer to the applicable BondCo its applicable interest in the Consumer Rate Relief Property (i.e., the APCo interest in the Consumer Rate Relief Property in the case of an APCo BondCo and the WPCo interest in the Consumer Rate Relief Property in the case of a WPCo BondCo), including all of its rights under this Financing Order and specifically the right to impose, collect and receive the Consumer Rate Relief Charges approved in this Financing Order. Each transfer will be structured so that it will qualify as a “true sale” within the meaning of W. Va. Code § 24-2-4h(p)(1). By virtue of each transfer, the applicable BondCo will acquire all of the right, title and interest of such Applicant’s applicable interest in the Consumer Rate Relief Property arising under this Financing Order.

28.

The use and proposed structure of the BondCos and the limitations related to each BondCo’s organization and management are necessary to satisfy the statutory requirement that the issuance satisfies the Lowest Cost Objective. Therefore, the use and proposed structure of the BondCos should be approved.

I.	Credit Enhancement and Arrangements to Enhance Marketability

29.

The Applicants should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance the marketability, provided that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of original issue discount, credit enhancements, or other arrangements is proposed by the Applicants, the Applicants shall provide the Commission of all cost/benefit analyses performed by or for the Applicants that support the request to use such arrangements. If the use of credit enhancements or other arrangements is proposed by the Applicants, the Applicants must reflect the costs of any of those credit enhancements in the Issuance Advice Letter. This finding does not apply to the Joint Collection Account, the payment accounts or any of their respective subaccounts, which are approved in this Financing Order.

30.

The Applicants’ proposed use of credit enhancements and other arrangements to enhance credit quality and/or marketability is reasonable and should be approved, provided that the enhancements or arrangements provide benefits greater than their cost.

Appendix H to

Financing Order

J.	Consumer Rate Relief Property

31.

Pursuant to W. Va. Code § 24-2-4h(e)(7), the Applicants have requested that this Financing Order provide that the creation of the Consumer Rate Relief Property will be simultaneous with the transfer of the respective interest in the Consumer Rate Relief Property to each BondCo and the pledge of such interest in the Consumer Rate Relief Property to the payment of the issuance of the corresponding Consumer Rate Relief Bonds, and the Commission so determines.

32.

Each BondCo’s interest in the Consumer Rate Relief Property and all other collateral will be pledged to, and administered by, the Indenture Trustees pursuant to each of their respective Indentures, as described in the Application and below. This proposal will help ensure the Consumer Rate Relief Bonds will obtain the desired highest ratings and thus lower the cost to retail customers and should be approved.

K.	Servicers and the Servicing Agreements

33.

Both Applicants will enter into a servicing agreement with each BondCo (each, a “Servicing Agreement”), under which (a) both Applicants jointly will serve as initial Servicers of the corresponding BondCo’s Consumer Rate Relief Property and Consumer Rate Relief Bonds, and (b) except as specifically agreed, the Servicers shall take action jointly, but if joint action is not possible or agreed, APCo shall direct the actions of the Servicers. Each Servicing Agreement may be amended, renewed or replaced by another servicing agreement subject to the amendment requirements described in Ordering Paragraph 39. The entity responsible for carrying out the servicing obligations under any respective servicing agreement shall be a Servicer. The Applicants will jointly be the initial Servicers for each series, but each Applicant may be succeeded as a Servicer by another entity under certain circumstances detailed in the applicable Servicing Agreement and as authorized by the Commission. Pursuant to each Servicing Agreement, the Servicers are required, among other things, to impose and collect the Consumer Rate Relief Charges for the benefit and account of the BondCos, to make the periodic true-up adjustments of the Consumer Rate Relief Charges required or allowed by this Financing Order, and to account for and remit the applicable charge to the Joint Collection Account in accordance with the remittance procedures contained in such

Appendix H to

Financing Order

Servicing Agreement and the lntercreditor Agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specific in such Servicing Agreement). Under the terms of each Servicing Agreement, if the servicer fails to perform its servicing obligations resulting in a servicer default, the applicable Indenture Trustee acting under the authorization from the bondholders of an applicable series shall appoint an alternative party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the applicable servicer under such Servicing Agreement. The obligations of the servicer under each Servicing Agreement and the circumstances under which an alternate servicer may be appointed are more fully described in such Servicing Agreement. The rights of each BondCo under the applicable Servicing Agreement will be included in the collateral pledged to the applicable Indenture Trustee under the applicable Indenture for the benefit of holders of the applicable Consumer Rate Relief Bonds.

34.

The obligations to continue to provide service and to collect and account for the Consumer Rate Relief Charges will be binding upon each Applicant and any other entity that provides electrical services to a person that was, or becomes, a retail customer of such Applicant or notwithstanding, any change in West Virginia law regarding the ability of a retail customer of an electric utility to choose a provider of generation or transmission service from a party other than the Applicants in the future. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

35.

To the extent that any interest in the consumer rate relief property created by this Financing Order is transferred to an assignee,[3] the applicable Applicant will enter into a contract with that assignee that will require such Applicant to continue to operate its transmission and distribution system in order to provide electric service to such Applicant’s retail customers. This provision does not prohibit any Applicant from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to such Applicant’s retail customers.

[3]

The term “assignee” “means a person, corporation, limited liability company, trust, partnership or other entity to which has an interest in consumer rate relief property is assigned, sold, or transferred, other than as security. The term also includes any entity to which an assignee assigns, sells, or transfers, other than as security, the assignee’s interest in or right to consumer rate relief property.” W. Va. Code § 24-2-4h(b)(3).

Appendix H to

Financing Order

36.

The Commission finds that the proposals described above should be approved because they are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower costs and greater benefits to retail customers, meeting the Lowest Cost Objective.

L.	Consumer Rate Relief Bonds

37.

Each BondCo will issue and sell Consumer Rate Relief Bonds in a series consisting of one or more tranches. The legal final maturity date of any tranche of such Consumer Rate Relief Bonds will not exceed 35 years from the date of issuance of such Consumer Rate Relief Bonds. The legal final maturity date of each tranche within a series and amounts in a series will be finally determined by the Applicants consistent with market conditions, except that, in the case of a Dual Issuance, the legal final maturity date of each tranche issued by an APCo BondCo will have the same legal final maturity date of the corresponding tranche issued by a WPCo BondCo, and indications of the rating agencies, at the time the corresponding Consumer Rate Relief Bonds are priced, but subject to ultimate Commission review through the Issuance Advice Letter Procedure. The Applicants will retain sole discretion regarding whether or when to transfer any rights concerning consumer rate relief property arising under this Financing Order, subject to the right of the Commission to issue a disapproval order in connection with the Issuance Advice Letter Procedure. Each BondCo will issue the corresponding Consumer Rate Relief Bonds unless, prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval order directing that such Consumer Rate Relief Bonds as proposed shall not be issued and stating the basis for such disapproval.

38.

The Commission finds that the proposed structure, which provides for substantially levelized annual revenue requirements over the expected life of the Consumer Rate Relief Bonds, is in the public interest and should be used. This structure offers the benefit of not relying upon customer growth and will allow the resulting Consumer Rate Relief Charges to remain level or decline over time, if billing determinants remain level or grow. The approved structure is reasonable and should be approved.

Appendix H to

Financing Order

M.	Security for Consumer Rate Relief Bonds

39.

The payment of the Consumer Rate Relief Bonds issued by a BondCo and related charges authorized by this Financing Order is to be secured by the interest in the Consumer Rate Relief Property created by this Financing Order and sold to such BondCo and by certain other collateral as described in the Application. Each BondCo will issue Consumer Rate Relief Bonds pursuant to an Indenture administered by the applicable Indenture Trustee. Each Servicer will initially deposit or cause to be deposited all Consumer Rate Relief Charge collections in the Joint Collection Account, which will be subject to a lien in favor of each Indenture Trustee, for the applicable BondCo’s respective interests in the funds in the Joint Collection Account allocable to the interests of their respective bondholders and to pay such BondCo’s financing costs. Each Indenture will include provisions for a payment account for the corresponding series and subaccounts for the administration of the Consumer Rate Relief Charges and payment or funding of the principal and interest on the applicable Consumer Rate Relief Bonds and other Ongoing Financing Costs, in connection with such Consumer Rate Relief Bonds, as described in the Applicants’ application. Pursuant to each Indenture, the applicable BondCo will establish a payment account as a trust account to be held by the applicable Indenture Trustee or a securities intermediary as collateral to facilitate the payment of the principal of, interest on and other Ongoing Financing Costs approved in this Financing Order related to the applicable Consumer Rate Relief Bonds in full and on a timely basis. Each payment account will include a general subaccount, a capital subaccount, and an excess funds subaccount, and may include other subaccounts.

i.	Joint Collection Account

40.

Each Servicer will deposit the Consumer Rate Relief Charges it receives into the Joint Collection Account on a daily basis. On or prior to the dates when payments are due with respect to the Consumer Rate Relief Bonds, funds in the Joint Collection Account will be disbursed at the direction of the Servicers (or in the case of conflicting instructions or a failure to agree on joint action, at the direction of APCo) to each applicable Indenture Trustee for deposit into the respective BondCo’s payment account to be used as described below.

Appendix H to

Financing Order

ii.	Payment Account – The General Subaccount

41.

On or before each payment date or, to the extent funds are available, upon certain Ongoing Financing Costs becoming due and payable, each Indenture Trustee will deposit the Consumer Rate Relief Charges it receives from the Joint Collection Account for the account of the applicable BondCo as directed by the Servicers (or in the case of conflicting instructions or a failure to agree on joint action, at the direction of APCo). Such Indenture Trustee will on a periodic basis apply moneys in such subaccount, according to the priorities set forth in the applicable Indenture, to pay expenses of such BondCo, to pay principal of and interest on the applicable Consumer Rate Relief Bonds, if necessary replenish the capital subaccounts of the applicable payment account. The funds in the Joint Collection Account and each payment account’s general subaccount will be invested by each Indenture Trustee or by a securities intermediary in short-term high-quality investments, and such funds will be applied by such Indenture Trustee to pay principal of and interest on the Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement and otherwise in accordance with the terms of the applicable Indenture.

iii.	Payment Account – The Capital Subaccount

42.

When a series of Consumer Rate Relief Bonds is issued, the applicable Applicant will make a capital contribution to the applicable BondCo for that series, which BondCo will deposit into the respective payment account’s capital subaccount. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of the series of Consumer Rate Relief Bonds issued by such BondCo, although the actual amount will depend on tax and rating agency requirements. Each capital subaccount represents the equity capital of the applicable BondCo. Such capital subaccount will serve as collateral to facilitate the timely payment of principal of and interest on the applicable Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement. Any funds drawn from such capital subaccount to pay these amounts due to a shortfall in the Consumer Rate Relief Charge remittances will be replenished

Appendix H to

Financing Order

through future Consumer Rate Relief Charge remittances. The funds in such subaccount will be invested by each Indenture Trustee or a securities intermediary in short-term high-quality investments, and, if necessary, such funds will be used by such Indenture Trustee to pay principal of and interest on the applicable Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement. For any capital contributions made by an Applicant into a capital subaccount, such Applicant will be authorized to receive an annual return at the authorized pre-tax weighted average cost of capital established in such Applicant’s most recent base rate case on the remainder of the capital contribution for such series. The required revenue, in any, to provide the annual return at the pre-tax weighted average cost of capital established in such Applicant’s most recent base rate case is an Ongoing Financing Cost. Upon payment of the principal amount of all Consumer Rate Relief Bonds issued by a BondCo, all amounts in the capital subaccounts will be released to such BondCo for payment to the applicable Applicant.

iv.	Payment Account – The Excess Funds Subaccount

43.

Each payment account’s excess funds subaccount will hold any Consumer Rate Relief Charge remittances and investment earnings on such payment account (other than earnings attributable to the corresponding capital subaccount and released under the terms of the corresponding Indenture) in excess of the amount needed to pay current principal of and interest on the corresponding Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement. Any balance in or amounts allocated to an excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement for the purposes of the true-up adjustment. The money in each excess funds subaccount will be invested by the applicable Indenture Trustee or a securities intermediary in short-term, high-quality investments, and such money will be used by such Indenture Trustee to pay principal of and interest on the applicable Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement.

v.	Other Subaccounts

44.

Other credit enhancements, in the form of subaccounts to a payment account or to the Joint Collection Account, such as collateralization subaccounts under the payment accounts or a joint overcollateralization subaccount under the Joint Collection Account, may be utilized for the Securitization, provided that such enhancements provide benefits greater than their tangible and intangible costs.

Appendix H to

Financing Order

vi.	General Provisions

45.

The Joint Collection Account, each payment account and the subaccounts described above are intended to provide for full and timely payment of the scheduled principal of and interest on the Consumer Rate Relief Bonds and all other components of the Periodic Payment Requirement. If the amount of Consumer Rate Relief Charges remitted from the Joint Collection Account to the applicable payment account’s general subaccount is insufficient to pay on a timely basis all interest and scheduled payments of principal on the applicable Consumer Rate Relief Bonds and to make, on a timely basis, payment on all of the other components of the Periodic Payment Requirement, the applicable excess funds subaccount and the applicable capital subaccount will be drawn upon, in that order, to make those payments. Any deficiency in the applicable capital subaccount due to such withdrawals must be replenished to the capital subaccount through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the applicable Servicing Agreement and the applicable Indenture. Upon the maturity of the Consumer Rate Relief Bonds issued by a BondCo and the discharge of all obligations in respect thereof, remaining amounts in the Joint Collection Account, each payment account, other than amounts that were in the corresponding capital subaccount, will be released to each BondCo to be distributed to the applicable Applicant and equivalent amounts will be credited by the applicable Applicant to its retail customers as provided in Ordering Paragraph 25.

46.

The use of the Joint Collection Account and the payment accounts and subaccounts in the manner described above will lower the risks associated with the Securitization and thus lower the costs to retail customers and is therefore approved.

Appendix H to

Financing Order

N.	Consumer Rate Relief Charges: Imposition and Collection and Nonbypassability

47.

The Commission hereby authorizes the Applicants, on behalf of each BondCo to impose, charge, and collect Consumer Rate Relief Charges from their retail customers, in the manner provided in this Financing Order, the approved Adjustment Mechanism, and the CRRC Schedule approved hereby, in an amount sufficient to provide for the timely payment of principal of and interest on the Consumer Rate Relief Bonds issued by both BondCos and all Ongoing Financing Costs.

48.

Consumer rate relief charges will be imposed, charged, and collected until the Consumer Rate Relief Bonds (including each series of Consumer Rate Relief Bonds issued concurrently as part of a Dual Issuance) are paid in full and the Ongoing Financing Costs have been paid in full.

49.

The Consumer Rate Relief Charges will be collected by each Servicer through a “consumer rate relief charge” (as defined in the Act) that is separate and apart from each Applicant’s other rates, in the manner described in the Applicants’ testimony and in the CRRC Schedule and otherwise as provided in the Servicing Agreements. Consumer rate relief charges will appear as a separate line-item on retail customer bills.

50.

Annually, each servicer shall provide to retail customers a plain-English explanation of the Consumer Rate Relief Charges approved in this Financing Order in the manner described in the Applicants’ testimony.[4]

51.

For so long as the Consumer Rate Relief Bonds are outstanding and the related consumer rate relief costs and Ongoing Financing Costs have not been paid in full, the Consumer Rate Relief Charge will be “nonbypassable” and must be paid by all existing and future retail customers that receive electric delivery service from the Applicants (or any successors), subject to the provisions in this Order.

[4]	Tr. at Cos. Exhs. JJS-D at Bates Nos. 213-214 and JJS-D, Attachment 5, at Bates Nos. 233.

Appendix H to

Financing Order

52.

Under the Act, a “successor” includes any entity that succeeds by operation of law to the rights and obligations of an Applicant pursuant to bankruptcy, reorganization, restructuring, or other insolvency proceeding, any merger, acquisition, or consolidation or any sale or transfer of assets, regardless of whether any of these occur as a result of restructuring of the electric utility industry or otherwise.

53.

A retail customer of either Applicant that may subsequently receive electric delivery service from another public utility or from any other successor to either Applicant, including any electric cooperative or municipally-owned electric utility, must pay the Consumer Rate Relief Charge.

54.

A retail customer of either Applicant that may subsequently receive electricity supply that bypasses the delivery systems listed above must pay the Consumer Rate Relief Charge on its average historical usage level as determined over the most recent three-year period preceding the bypass.

55.

If a retail customer’s self-generation of electric energy, or any portion thereof, is transmitted on an Applicant’s (or its successor’s) delivery system, including self-generation from retail customers utilizing net metering services, such self-generation (or such portion thereof) will be subject to the Consumer Rate Relief Charge applicable to the CRR Rate Class to which such retail customer belongs or would otherwise belong for standard rate schedule billing purposes. Electric energy from self-generation or third-party generation that is both produced by a retail customer, former retail customer, or third-party and consumed by a retail customer or former retail customer of an Applicant (or its successor’s) behind any such retail customer’s or former retail customer’s electricity meter (and thus not transmitted on an Applicant’s (or its successor’s) delivery system) is subject to a Consumer Rate Relief Charge but only to the extent that such off-system generation exceeds the customers average usage as determined over the most recent three year period preceding the behind the meter self or third-party generation.

56.

The Commission finds that (i) regardless of who is responsible for billing of Applicant’s bills for services, the retail customers, or former retail customers, if applicable, of the Applicants shall continue to be responsible for the Consumer Rate Relief Charges; (ii) if a third party meters and bills for the Consumer Rate Relief Charges, the applicable Applicant (as servicer) must have access to information on billing and usage by retail customers to provide for proper

Appendix H to

Financing Order

reporting to the applicable BondCo and for such Applicant to perform its obligations as servicer; (iii) in the case of a third party default, billing responsibilities must be promptly transferred to another party to minimize potential losses; and (iv) the failure of retail customers to pay Consumer Rate Relief Charges will allow service termination by such Applicant on behalf of such BondCo of the retail customers failing to pay Consumer Rate Relief Charges in accordance with Commission-approved service termination rules and orders. In addition, the Commission herein provides that, in the event that there is a change in the manner of regulation of public utilities, which allows third parties other than the Servicers to bill and collect Consumer Rate Relief Charges, the Consumer Rate Relief Charges shall be billed, collected and remitted to the Servicers in a manner that will not cause any of the then current credit ratings of the Bonds to be suspended, withdrawn or downgraded.

57.

In order to ensure that each issuance of the Consumer Rate Relief Bonds receive the desired highest rating, the Commission finds that the Consumer Rate Relief Charges will be collected in a manner that will not adversely affect the then-current credit ratings on the Consumer Rate Relief Bonds.

58.

Subject to the terms of any required intercreditor arrangements, if any retail customer does not pay the full amount of any bill including Consumer Rate Relief Charges, the shortfall in such collections will be allocated as between Consumer Rate Relief Charges and other charges pro-rata based upon the amounts billed with respect to each item; provided, to the extent there is a shortfall in collections such that collections from the Applicants’ collective retail customers are insufficient to pay on a timely basis the collective debt service on the Consumer Rate Relief Bonds issued by both BondCos and related Ongoing Financing Costs, amounts in the Joint Collection Account will be allocated to each series of Consumer Rate Relief Bonds on a pro rata basis based on the principal of each series of Consumer Rate Relief Bonds that is outstanding at the time. Late fees and late charges may be allocated to the Servicers pro rata based on the principal of each series of Consumer Rate Relief Bonds that is outstanding at the time, to the extent consistent with the Terms and Conditions of Service included in the applicable Applicant’s tariff. The Servicers shall calculate such allocations, and make the relevant instructions to the Indenture Trustees, jointly, but if joint action is not possible or agreed, APCo shall be responsible for such calculations and instructions.

Appendix H to

Financing Order

59.

The Applicants’ proposal related to imposition, billing, charging and collection of Consumer Rate Relief Charges is reasonable and necessary to ensure collection of Consumer Rate Relief Charges sufficient to support recovery of the consumer rate relief costs and financing costs approved in this Financing Order and should be approved. It is reasonable to approve the form of each Applicant’s CRRC Schedule in this Financing Order and require that these tariff provisions be filed before any Consumer Rate Relief Bonds are issued pursuant to this Financing Order.

O.	Allocation and Calculation of Consumer Rate Relief Charges

60.

The “Periodic Payment Requirement” means the required periodic payment for a given set of collection periods, generally twelve collection periods, in amounts sufficient to pay on a timely basis all interest and scheduled payments of principal (or deposits to sinking funds in respect of principal and interest) on the Consumer Rate Relief Bonds issued by both BondCos in a Dual Issuance and all other Ongoing Financing Costs (including without limitation amounts ultimately required to be remitted or allocated to the payment accounts or any subaccounts, trustee indemnities, payments due in connection with any expenses incurred by the Indenture Trustees or the servicers to enforce bondholder rights and all other payments that may be required pursuant to the priority of payments set forth in the Indentures). Each Periodic Payment Requirement includes: (a) the principal amortization of the Consumer Rate Relief Bonds (including each series of a Dual Issuance) in accordance with the expected amortization schedules (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the Consumer,Rate Relief Bonds (including any accrued and unpaid interest), including for each series in a Dual Issuance; (c) the Ongoing Financing Costs related to each series of Consumer Rate Relief Bonds, including the costs, if any, of maintaining any credit enhancement; and (d) funds needed to replenish an applicable capital subaccount. The first Periodic Payment Requirement established through the Issuance Advice Letter Procedure may be calculated based upon a set of collection periods greater or less than twelve collection periods. Notwithstanding the foregoing, in the event that any Consumer Rate Relief Bonds are outstanding following the last scheduled payment date for such series, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those Consumer Rate Relief Bonds and in respect of Ongoing Financing Costs no later than the immediately following payment date.

Appendix H to

Financing Order

61.

The “Periodic Billing Requirement” means the aggregate dollar amount of Consumer Rate Relief Charges that must be billed during the next twelve collection periods following the proposed true-up adjustment effective date so that the Consumer Rate Relief Charge collections will be sufficient to meet the sum of all required periodic payments for that period, given: (i) forecasted energy usage data for the period; (ii) forecasted uncollectibles for the period; and (iii) projected lags in collection of billed Consumer Rate Relief Charges for the period. The first Periodic Billing Requirement established through the Issuance Advice Letter Procedure may be calculated based upon a set of collection periods greater or less than twelve collection periods, and the Periodic Billing Requirements calculated in the event any Consumer Rate Relief Bonds remain outstanding after the last scheduled payment date of a series may be calculated based upon a set of collection periods less than twelve collection periods.

62.

The consumer rate relief costs and financing costs which will be recovered through the Consumer Rate Relief Charges authorized by this Financing Order are allocated among the customer rate classes specified on Appendix D covering both Applicants’ customers (“CRR Rate Classes”) and revenue groups specified on Appendix E for each such CRR Rate Classes (“CRR Revenue Groups”) as set forth on Appendix E attached to this Financing Order, which reflects the cost classification and allocation methodology of the Periodic Billing Requirement among the CRR Rate Classes and CRR Revenue Groups. In addition, special contract customers of each Applicant are allocated Consumer Rate Relief Charges as set forth on Appendix E.

63.

The Commission finds the cost classification and allocation methodology proposed by the Applicants in this Order, and the method for calculation of the Consumer Rate Relief Charges proposed in this Order to be reasonable and appropriate.

Appendix H to

Financing Order

P.	True-Up Adjustment Mechanism and Tariff Sheets

vii.	True-Up Introduction

64.

The Applicants have proposed a formula based “adjustment mechanism” as defined in W. Va. Code § 24-2-4h(b)(1) and as required by W. Va. Code § 24-2-4h(k)(4), pursuant to which the Servicers jointly will make periodic true-up adjustments to the Consumer Rate Relief Charges as required by W. Va. Code § 24-2-4h(k)(1), as described in the Direct Testimony of John J. Scalzo and in this Order (the “Adjustment Mechanism”).[5]

65.

Pursuant to W. Va. Code § 24-2-4h(b)(1) and (k)(1), the Applicants have requested and are authorized to make two types of periodic adjustments: (a) standard adjustments to the Consumer Rate Relief Charges that are limited to relatively stable conditions of operations, and (b) nonstandard adjustments that may be necessary to reflect significant changes from historical conditions of operations, such as the addition or loss of significant electrical load. The Applicants have also requested that standard adjustments consist of both annual, semi-annual and interim adjustments as described below.

viii.	Standard True-Up Adjustments

66.

The Applicants, as Servicers, or a successor Servicer, will make annual adjustments to the Consumer Rate Relief Charges to: correct any undercollections or overcollections during the preceding set of collection periods; and ensure the billing of Consumer Rate Relief Charges necessary to generate the collection of amounts sufficient to pay in full the Periodic Payment Requirements for the upcoming set of collection periods on a timely basis.

67.

True-Up adjustment filings will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the amount of actual Consumer Rate Relief Charges expected to be allocated during the upcoming set of collection periods using the Applicants’ most recent forecast of electricity deliveries (i.e., forecasted billing units) for each CRR Revenue Group and estimated Ongoing Financing Costs. The calculation of the Consumer Rate Relief Charges will also reflect actual collections in hand, projected collections, projected uncollectible Consumer Rate Relief Charges and projected payment lags between the billing and collection of Consumer Rate Relief Charges based upon the Applicants’ most recent experience regarding collection of Consumer Rate Relief Charges.

[5]	Tr. at Cos. Exh. JJS-D at Bates Nos. 200-203.

Appendix H to

Financing Order

68.

The Applicants jointly will make true-up adjustments to be filed at least thirty days prior to the first day of the monthly billing cycle in which the revised Consumer Rate Relief Charges will become effective in the following manner, known as the annual “standard true-up adjustment” procedure, provided that a later filing will be accepted and processed by the Commission as expeditiously as possible:

a)

Calculate undercollections or overcollections of Consumer Rate Relief Charges from the previous set of collection periods (generally, twelve collection periods) by subtracting the Periodic Payment Requirement for the previous set of collection periods from that period’s Consumer Rate Relief Charges collected, taking into account actual collections and collections projected to be received prior to the upcoming true-up adjustment effective date;

b)	Calculate the Periodic Billing Requirement for the next set of collection periods following the proposed adjustment date;

c)	Sum the amounts in steps (a) and (b) to determine an adjusted Periodic Billing Requirement for the next set of collection periods;

d)

Multiply the sum calculated in step (c) by the allocation percentages then assigned to each CRR Rate Class as initially established pursuant to the Application and/or the nonstandard true-up procedure; and

e)

Divide the amount assigned to each CRR Rate Class in step (d) above by the forecasted energy (kWh) billing units or demand ($/kW), as applicable, for such class to determine the Consumer Rate Relief Charge for each such CRR Rate Class for the upcoming set of collection periods.

Appendix H to

Financing Order

69.

In addition to the annual standard true-up adjustments, the Applicants jointly will make a mandatory interim standard true-up adjustment semi-annually (or, beginning twelve months prior to the scheduled final payment date for the latest maturing tranche of each series, quarterly):

a)

if a Servicer projects that Consumer Rate Relief Charge collections on one or both series of a Dual Issuance will be insufficient to make all scheduled payments of principal of, interest on and other amounts in respect of the Consumer Rate Relief Bonds issued by both BondCos and Ongoing Financing Costs on a timely basis during the current or next succeeding set of collection periods; and/or

b)	to replenish any draws upon the capital subaccounts.

70.

In the event an interim standard true-up is necessary, the interim true-up adjustment will use the allocation factors utilized in the most recent annual true-up adjustment and will be filed not less than 15 days prior to the first day of the monthly billing cycle in which the revised Consumer Rate Relief Charges will become effective.

71.

As provided in W. Va. Code § 24-2-4h(k)(3), the Commission’s review of any standard true-up adjustment is limited to a determination of whether there is a mathematical error in the application of the Adjustment Mechanism, and no hearing will be required for a standard adjustment. A standard true-up adjustment as calculated by the Applicants, as Servicers (or a successor Servicer), but incorporating any correction for a mathematical error as determined by the Commission, will be automatically effective on the first day of the monthly billing cycle next following such true-up adjustment filing, but in any event no earlier than 15 days following the date of such filing.

72.

On the same day that the Applicants, as Servicers (or a successor Servicer), file for a standard or nonstandard true-up adjustment, but only if the adjustment would result in an increase to the amount of the Consumer Rate Relief Charges, the Applicants will give public notice through publication of a Class I legal advertisement in Kanawha County as required by W. Va. Code § 24-2-4h(k)(2). Provided that the Commission may authorize the true-up to go into effect on the date requested subject to refund if it later determines that the true-up is correctly calculated and necessary to make all scheduled payments on a timely basis during the current or next succeeding set of collection periods and/or to replenish any draws upon the capital subaccounts and simultaneously require notice.

Appendix H to

Financing Order

73.	The initial standard true-up adjustment, whether annual or interim, will be made not later than twelve months after the issuance date for the Consumer Rate Relief Bonds.

ix.	Nonstandard True-Up Adjustment

74.

The Applicants, as Servicers, or the successor servicers, must file for a nonstandard true-up adjustment if they jointly determine that as a result of significant changes from historical conditions of operation, such as the addition or loss of significant electric load or a merger of an Applicant with another utility and a resulting expansion of an Applicant’s retail customer base, it is necessary to adjust the allocation percentages for any CRR Revenue Group. Specifically, if the Applicants collectively experience or project an increase or decrease in the billing determinants that are the basis for the allocation factor for any CRR Revenue Groups of 10% or more as calculated by comparing the difference between the revised forecasted allocator for such CRR Revenue Group and the then applicable Threshold Forecasted allocator, then the Applicants will initiate a proceeding with the Commission to determine new allocation factors. The “Threshold Forecasted allocator” means, with respect to any CRR Revenue Group, (a) prior to the implementation of the first non-standard true-up adjustment, the initial forecasted allocator for such CRR Revenue Group specified in the applicable Servicing Agreement and (b) thereafter, the revised forecasted allocator for such CRR Revenue Group that triggered the immediately prior non-standard true-up adjustment.

75.	Consistent with W. Va. Code § 24-2-4h(k)(4), a proceeding for the purpose of approving a nonstandard true-up adjustment should be conducted in the following manner:

i.

The Applicants jointly will make a nonstandard true-up adjustment filing with the Commission at least 60 days before the date of the proposed true-up adjustment. The filing may contain proposed changes to the allocation percentages determined pursuant to this Order, the resulting changes to Consumer Rate Relief Charge rates, the justification for such changes as necessary to address the specific cause(s) of the proposed nonstandard true-up adjustment, and a statement of the proposed effective date;

Appendix H to

Financing Order

ii.

On the same day that the Applicants jointly file for a true-up adjustment, but only if the true-up adjustment would result in an increase to the amount of the Consumer Rate Relief Charges, the servicers will give public notice through the publication of a Class I Legal advertisement in Kanawha County as required by W. Va. Code § 24-2-4h(k)(2).

iii.

The Commission will allow financing parties to comment on a servicer’s filing and will hold a hearing, if it deems necessary, within 40 days of such servicer’s filing, in accordance with W. Va. Code § 24-2-4h(k)(4);

iv.	The nonstandard true-up adjustment filing, as modified by the Commission, if necessary, shall become effective within 60 days of the servicer’s filing; and

v.

Once a nonstandard true-up adjustment filing has become effective, the modified allocation percentages set forth therein shall remain effective for all future standard true-up adjustment filings unless and until a subsequent nonstandard true-up adjustment filing is initiated in accordance with this Order.

76.	The scope of the Commission’s review of any nonstandard true-up adjustment filing must be consistent with W. Va. Code § 24-2-4h(k)(4).

77.

As required by W. Va. Code § 24-2-4h(k)(4) any procedure for a nonstandard true-up adjustment must also be consistent with assuring the full and timely payment of the Consumer Rate Relief Bonds (including any Consumer Rate Relief Bonds concurrently issued as part of a Dual Issuance) and the Ongoing Financing Costs.

x.	True-Up Adjustments Generally

78.	There is no limit on the amount of the Consumer Rate Relief Charges which may be imposed as a result of any true-up adjustment.

79.

The Adjustment Mechanism and the true-up adjustment procedures described in the Applicants’ testimony and in this Financing Order are reasonable and will reduce risks related to the Consumer Rate Relief Bonds, resulting in lower Consumer Rate Relief Charges and greater benefits to Applicants’ retail customers, taken as a whole, and should be approved.

Appendix H to

Financing Order

Q.	Commission Financial Advisor

80.

The Commission may be advised by a financial advisor (the “Commission Financial Advisor”) contracted with the Commission to assist the Commission in its consideration of the Application and the subsequent issuance of Consumer Rate Relief Bonds.

81.

The Commission Financial Advisor shall have no authority to direct how the Applicants place the Consumer Rate Relief Bonds to market, but shall have authority to advise the Applicants as described in the RFP.

R.	Lowest Consumer Rate Relief Charges

82.	The Applicants have proposed a transaction structure that is expected to include (but is not limited to):

i.

The use by each Applicant of a BondCo as issuer of the Consumer Rate Relief Bonds limiting the risks to holders of the Consumer Rate Relief Bonds of any adverse impact resulting from a bankruptcy proceeding of such Applicant, it’s parent or any affiliate;

ii.

The right to impose, charge, and collect Consumer Rate Relief Charges that are nonbypassable, and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other Ongoing Financing Costs;

iii.

Additional collateral in the form of a payment account for each BondCo that includes a capital subaccount funded by cash in from the applicable Applicant in an amount equal to not less than 0.5% of the original principal amount of the Consumer Rate Relief Bonds issued by such BondCo and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the Consumer Rate Relief Bond transaction;

iv.	Protection of holders of Consumer Rate Relief Bonds against potential defaults by the applicable Applicant as a Servicer or any successor Servicer;

Appendix H to

Financing Order

v.

Benefits for federal income tax purposes including (i) the transfer by each Applicant of its rights under this Financing Order to a BondCo not resulting in gross income to the applicable Applicant and the future revenue under the Consumer Rate Relief Charges being included in such Applicant’s gross income under its usual method of accounting, (ii) no issuance of the Consumer Rate Relief Bonds, and no transfer of the proceeds of such Consumer Rate Relief Bonds, to an Applicant resulting in gross income to such Applicant, and (iii) the Consumer Rate Relief Bonds constituting obligations of the applicable Applicant for federal income tax purposes; and

vi.

The Consumer Rate Relief Bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the Consumer Rate Relief Bonds.

vii.

Furnishing timely information to the Commission acting directly or through its designated representative or the Commission Financial Advisor, to allow the Commission before and through the Issuance Advice Letter Procedure to insure that the structuring and pricing of the consumer rate relief bonds satisfied the Lowest Cost Objective.

83.

The Applicants’ proposed transaction structure is necessary to enable the Consumer Rate Relief Bonds to obtain the highest possible bond credit rating and ensures that the structuring and pricing of the Consumer Rate Relief Bonds comprising a Dual Issuance satisfies the Lowest Cost Objective.

84.

To ensure that retail electric utility customers receive the economic benefits due from the proposed Securitization and so that the proposed Consumer Rate Relief Bond transaction satisfies the Lowest Cost Objective, it is necessary that (i) the scheduled final payment date of the last tranche of Consumer Rate Relief Bonds of each series be not later than 33 years from the date of issuance (although the legal final maturity date of the Consumer Rate Relief Bonds of each series may extend to 35 years from the date of issuance), (ii) the amortization of the Consumer Rate Relief Bonds is structured to be consistent with this Order and (iii) the Applicants otherwise confirm the benefit of the Securitization through the Issuance Advice Letter Procedure described in this Financing Order.

Appendix H to

Financing Order

85.

To allow the Commission to fulfill its obligations under the Act and to assure compliance with the Lowest Cost Objective, (a) it is necessary for the Applicants to certify to the Commission, pursuant to the Issuance Advice Letter Procedure, that the structuring and pricing of each series comprising the Dual Issuance satisfies the Lowest Cost Objective consistent with market conditions at the time the Consumer Rate Relief Bonds are priced and the terms of this Financing Order, and (b) if additional credit enhancements or arrangements to enhance marketability were used, it is necessary for the Applicants to certify that they are expected to provide benefits in excess of their cost as provided in this Financing Order.

S.	Use of Proceeds

86.

Upon the issuance of Consumer Rate Relief Bonds by a BondCo, such BondCo will use the net proceeds from such issuance of the Consumer Rate Relief Bonds (after payment of the applicable portion of Upfront Financing Costs) to pay to the corresponding Applicant the respective purchase price for the corresponding interest in the Consumer Rate Relief Property.

87.

Each Applicant will use the proceeds from the transfer of its interest in the Consumer Rate Relief Property (net of its portion of the Upfront Financing Costs), to recover the Eligible Costs, including to redeem, repay or retire existing debt and/or equity that was incurred to finance or refinance the Eligible Costs.

T.	Distribution Following Repayment

88.

Upon the full repayment of the Consumer Rate Relief Bonds and the Ongoing Financing Costs, each Indenture Trustee will release to the applicable BondCo all remaining amounts in the corresponding accounts. Each BondCo will dividend to the corresponding Applicant all amounts so received and any amounts remitted to such Applicant in excess of the amount of capital contributed (and required but unpaid return) by such Applicant will be credited to retail customers based upon the most recent allocation percentages in effect at such time for recovery of Consumer Rate Relief Charges from such retail customers, or as otherwise ordered by the Commission.

Appendix H to

Financing Order

U.	Economic Assurances

89.

Applicants have given, on behalf of themselves and their parent, the assurance that they will comply with the conditions described in W. Va. Code § 24-3-4h(e)(12).[6] This commitment satisfies the provisions of W. Va. Code § 24-2-4h(e)(12). Consistent with the irrevocable nature of the Consumer Rate Relief Property and this Financing Order, however, any breach of such commitments (a) will not impair the Consumer Rate Relief Property and (b) any failure to comply with such economic commitments will not adversely affect the consumer rate relief property or the irrevocability of this Financing Order.

90.

Based upon the Applicants’ testimony that they will not lend money, directly or indirectly, to, nor guarantee any obligations of, a registered holding company[7], which testimony shall be binding in the future and is a condition required by this order, or a nonutility affiliate, which if attempted would require prior Commission approval pursuant to 24-2-12 the payment obligations of retail customers in respect of the Consumer Rate Relief Bonds will be unaffected should either Applicant in the future seek Commission approval to lend money to, or otherwise guarantee obligations of, its affiliates, the Commission finds that the Applicants have given the economic assurances described in W. Va. Code § 24-2-4h(e)(12) and, therefore, all conditions in such section to the effectiveness of this Financing Order have been satisfied.

II.	PROPOSED CONCLUSIONS OF LAW

1.

The Applicants’ Application for a Financing Order, pursuant to W. Va. Code § 24-2-4h, and exhibits and attachments thereto, and Petition for approval of affiliate agreements, pursuant to W. Va. Code § 24-2-12, are complete and satisfy the requirements for such applications and petitions, and are a sufficient basis and evidence for issuance of this Financing Order and the approvals and authorizations contained herein.

[6]	Tr. at Cos. Exh. JJS-D at Bates No. 214.
[7]	Id.

Appendix H to

Financing Order

2.

The Affiliate Agreements, subject to the Required Modifications, are required by the Applicants to effectuate the Securitization, are consistent with the Act, and, pursuant to W. Va. Code § 24-2-12 the terms and conditions thereof are reasonable, no party thereto is given an undue advantage over the other, and they do not adversely affect the public in this state.

3.	Each Applicant is both individually and jointly with the other Applicant a “Qualifying Utility” as defined in W. Va. Code § 24-2-4h(b)(21).

4.	The Applicants are authorized to jointly file an application for a financing order under W. Va. Code § 24-2-4h(c).

5.	The Commission has jurisdiction and authority over the Application pursuant to W. Va. Code § 24-2-4h(c)(1).

6.	The Commission has authority to issue this Financing Order under W. Va. Code § 24-2-4h(e).

7.

Pursuant to W. Va. Code § 24-2-4h(b)(3), each BondCo will be “an assignee” as defined in the Act when an interest in the applicable Consumer Rate Relief Property is transferred to such BondCo as described herein.

8.	Each Indenture Trustee will be a “financing party,” as defined in W. Va. Code § 24-2-4h(b)(16).

9.	Each BondCo may issue consumer rate relief bonds in accordance with this Financing Order and W. Va. Code § 24-2-4h(b)(4) and § 24-2-4h(p).

10.

The use of the proceeds of the Consumer Rate Relief Bonds for the purposes of recovering consumer rate relief costs and paying Upfront Financing Costs as well as the Ongoing Financing Costs is consistent with the Act.

11.

The proposed Securitization of the Eligible Costs approved in this Financing Order, including the Upfront Financing Costs, Ongoing Financing Costs, the Securitization structure, the implementation and management of the Securitization pursuant to the terms of the Affiliate

Appendix H to

Financing Order

Agreements (subject to Required Modifications), the Adjustment Mechanism and the issuance of the Consumer Rate Relief Bonds, satisfies the Lowest Cost Objective, as required by W. Va. Code § 24-2-4h(e)(5)(G). The Applicants have satisfied their obligation to provide the economic assurances described in W. Va. Code § 24-2-4h(e)(12).

12.	The Issuance Advice Letter Procedure described in this Financing Order satisfies the requirements of W. Va. Code § 24-2-4h(e)(9).

13.

The amounts comprising the Total Securitization Amount as approved for recovery in this Financing Order constitute: the ENEC Under-Recovery Balance; the West Virginia jurisdictional share of the undepreciated generation utility plant balances as of December 31, 2022 of the Amos, Mountaineer and Mitchell power plants, repeatedly approved for recovery in several proceedings; the environmental control costs related to CCR and ELG approved for recovery in Case No. 20-1040-E-CN; the Deferred Storm Expenses specified on Appendix A, including but not limited to those included in the revenue requirement in the Applicants’ pending base rate case (Case No. 24-0854-E-42T) and the Interim Order (Case No.25-0310-E-PC); the APCo Carrying Charges and the WPCo Carrying Charges; to the extent all have been authorized for recovery by an order of the commission and such amounts comprising the Total Securitization Amount are eligible for recovery through securitization in accordance with W. Va. Code § 24-2-4h(e)(5)(A).

14.

This Financing Order adequately details the amount to be recovered and the period over which the Applicants will be permitted to recover nonbypassable consumer rate relief charges in accordance with the requirements of W. Va. Code § 24-2-4h(e)(5)(C).

15.

The methodology and calculations in Appendix E approved in this Financing Order for collecting and allocating the Consumer Rate Relief Charges between and within tariff schedules and to special contract customers are reasonable and satisfy the requirement of W. Va. Code § 24-2-4h(e)(5)(D).

16.

The Adjustment Mechanism, including the standard and nonstandard true-up adjustment procedures as approved by this Financing Order to assure that the full and timely payment of Consumer Rate Relief Bonds and related ongoing financing costs, is reasonable and satisfies the requirements of W. Va. Code § 24-2-4h(e)(5)(E).

Appendix H to

Financing Order

17.

The Consumer Rate Relief Property created by this Financing Order, including the right to impose, charge, and collect the Consumer Rate Relief Charges authorized in this Financing Order, is transferable, and the creation of the Consumer Rate Relief Property will be simultaneous with, the transfer of each interest in the Consumer Rate Relief Property from the applicable Applicant to the applicable BondCo and the pledge of such Consumer Rate Relief Property to secure Consumer Rate Relief Bonds issued by such BondCo, as provided for under W. Va. Code §§ 24-2-4h(e)(5)(B) and (7).

18.	This Financing Order constitutes a “final financing order” as defined in W. Va. Code § 24-2-4h(b)(15).

19.	The servicing arrangements approved in this Financing Order comply with the Act, including without limitation, W. Va. Code § 24-2-4h(m)(2).

20.

Pursuant to W. Va. Code § 24-2-4h(g), this Financing Order is irrevocable and the Commission may not impair, postpone, or terminate the Consumer Rate Relief Charges, or impair the Consumer Rate Relief Property or the collection or recovery of the Consumer Rate Relief Charges.

21.

The rights, interests and property conveyed to each BondCo under the applicable Sale Agreement and the related bill of sale, including the irrevocable right to impose, charge, and collect Consumer Rate Relief Charges, and the receipts, collections, rights, payments, moneys, claims or other proceedings arising from the rights and interests created hereunder, from Consumer Rate Relief Charges constitute “consumer rate relief property” within the meaning of W. Va. Code § 24-2-4h(b)(9) and W. Va. Code § 24-2-4h(e)(5)(B).

22.

Upon its transfer to the BondCos, the Consumer Rate Relief Property will constitute an existing, present property right, even through the imposition, charging and collection of the Consumer Rate Relief Charges depend on further acts by the Applicants or others that have not yet occurred, as provided by W. Va. Code § 24-2-4h(f)(4).

Appendix H to

Financing Order

23.

Pursuant to W. Va. Code § 24-2-4h(f)(5), Consumer Rate Relief Property will continue to exist until the Consumer Rate Relief Bonds authorized under this Financing Order and the Ongoing Financing Costs have been paid in full.

24.

Pursuant to W. Va. Code § 24-2-4h(p), upon the transfer by each Applicant of the corresponding Consumer Rate Relief Property to the BondCos, each BondCo will have all of the rights, title and interest of such Applicant with respect to the Applicant’s interest in the Consumer Rate Relief Property including the right to impose, collect and receive the Consumer Rate Relief Charges authorized by the Financing Order.

25.

As provided in W. Va. Code § 24-2-4h(f)(3), any transfer, grant of security interest or pledge of an interest in Consumer Rate Relief Property authorized by this Financing Order does not require the prior consent and approval of the Commission under W. Va. Code § 24-2-12.

26.

All Consumer Rate Relief Bonds issued pursuant to this Financing Order will be “bonds” within the meaning of W. Va. Code § 24-2-4h and those Consumer Rate Relief Bonds and holders thereof are entitled to all of the protections provided under the Act, including without limitation, the pledge of the State of West Virginia embodied in W. Va. Code § 24-2-4h(s).

27.

The Consumer Rate Relief Charges will be “consumer rate relief charges,” as defined in W. Va. Code § 24-2-4h(b)(7), and include amounts which are authorized by the Commission in this Financing Order to be collected by the Applicants from retail customers in order to pay and secure the debt service payments of Consumer Rate Relief Bonds and related ongoing financing costs.

28.

As provided in W. Va. Code § 24-2-4h(m)(2), retail customers of each Applicant will be held harmless by such Applicant for the failure to remit any required payment of Consumer Rate Relief Charges collected, but such failure does not affect the Consumer Rate Relief Property or the right to impose, charge, and collect the Consumer Rate Relief Charges under the Act. The provisions of the proposed Servicing Agreement proposed by the Applicants satisfy this statutory requirement.

Appendix H to

Financing Order

29.

As provided in W. Va. Code § 24-2-4h(m)(3), the interests of an assignee, the holders of Consumer Rate Relief Bonds and each Indenture Trustee in Consumer Rate Relief Property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge or defense by any Applicant or any affiliate thereof.

30.

If and when an Applicant transfers to a BondCo the right to impose, charge, and collect the Consumer Rate Relief Charges and to issue the Consumer Rate Relief Bonds, the corresponding servicer will be able to recover the Consumer Rate Relief Charges associated with such Consumer Rate Relief Property only for the benefit of such interest in the Consumer Rate Relief Property and only for the benefit of such BondCo and the holders of the Consumer Rate Relief Bonds in accordance with the applicable Servicing Agreement.

31.

If and when an Applicant transfers its rights under this Financing Order to a BondCo under the applicable Sale Agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provIsIons of W. Va. Code § 24-2-4h(p), then, pursuant to that statutory provision, that transfer will be a true sale of an interest in Consumer Rate Relief Property and not a secured transaction or other financing arrangement and title, legal and equitable, to the Consumer Rate Relief Property will pass to such BondCo.

32.

As provided in W. Va. Code § 24-2-4h(p)(2), the characterization of a transfer by an Applicant of Consumer Rate Relief Property (or any portion thereof) created under this Financing Order to a BondCo as a true sale or other absolute transfer will be effective and perfected against all third parties and will not be affected or impaired by, among other things, the occurrence of any of the following:

(1)	Commingling of amounts arising with respect to the collected Consumer Rate Relief Charges with other amounts; or

(2)

The retention by the applicable Applicant of (i) a partial or residual interest in the interest in the Consumer Rate Relief Property, whether direct or indirect, or whether subordinate or otherwise, or (ii), the right to recover costs associated with taxes, franchise fees or license fees imposed on the collection of Consumer Rate Relief Charges; or

Appendix H to

Financing Order

(3)	Any recourse that a BondCo or any assignee may have against the applicable Applicant; or

(4)	Any indemnification rights, obligations or repurchase rights made or provided by the applicable Applicant; or

(5)	The obligation of the applicable Applicant to collect the Consumer Rate Relief Charges on behalf of a BondCo or any assignee; or

(6)	The treatment of the transfer for tax, financial reporting or other purposes; or

(7)	Any application of the Adjustment Mechanism approved under this Financing Order; or

(8)	Transfer of the other Applicant’s interest in the Consumer Rate Relief Property to a separate BondCo resulting in the BondCos having partial ownership of such Consumer Rate Relief Property.

33.

Pursuant to W. Va. Code § 24-2-4h(o), except as provided by the Act, the creation, perfection and enforcement of security interests in Consumer Rate Relief Property created under this Financing Order are governed by the Act.

34.

As provided in W. Va. Code § 24-2-4h(o), a valid and enforceable security interest in the Consumer Rate Relief Property created under this Financing Order in favor of the holders of the Consumer Rate Relief Bonds or an Indenture Trustee on their behalf will be created, valid and binding upon the latest of the date the applicable Indenture (as a security agreement) is executed and delivered or the date that the applicable BondCo receives the net proceeds from the issuance of the Consumer Rate Relief Bonds, which receipt will constitute value for purposes of W. Va. Code § 24-2-4h(o)(3). The security interest will attach without any physical delivery of collateral or other act and, upon the filing of a financing statement with the Office of the Secretary of State of the State of West Virginia, (i) the lien of the security interest will be valid, binding and perfected against all parties having claims of any kind in tort, contract or otherwise against the applicable BondCo, regardless of whether the parties have notice of the lien and (ii) the transfer of an interest in the Consumer Rate Relief Property will be perfected against all parties having claims of any kind, including any judicial lien or other lien creditors or any claims of the applicable Applicant or creditors of such Applicant. This security interest will constitute a continuously perfected security interest and will have priority over any other lien, created by operation of law or otherwise, that may subsequently attach to the Consumer Rate Relief Property or those rights or interests unless each Indenture Trustee has agreed in writing otherwise.

Appendix H to

Financing Order

35.

As provided in W. Va. Code § 24-2-4h(o)(7) and(8), the application of the Adjustment Mechanism to the Consumer Rate Relief Charges as approved in this Financing Order will have no effect on the validity, perfection or priority of security interest in, or in the transfer of any Consumer Rate Relief Property created by this Financing Order, nor will the priority of the security interest in any Consumer Rate Relief Property be affected by the commingling of Consumer Rate Relief Charges with other funds, and any other security interest that may apply to those comingled funds will be terminated when the funds are disbursed to a segregated account for an assignee or a financing party.

36.

As provided in W. Va. Code § 24-2-4h(m), if an Applicant defaults on a required payment of Consumer Rate Relief Charges collected, a court, upon application by a financing party, or the Commission, upon application to the Commission or upon its own motion, and without limiting any other remedies available to the applying party, will order the sequestration and payment of the applicable Consumer Rate Relief Charges collected for the benefit of bondholders, assignees and financing parties. The order will remain in full force and effect notwithstanding a bankruptcy, reorganization or other insolvency proceedings with respect to such Applicant or any affiliate thereof.

37.

As provided by W. Va. Code § 24-2-4h(q)(2), the Consumer Rate Relief Bonds issued under this Financing Order do not constitute a debt or a pledge of the faith and credit or taxing power of the State of West Virginia or of any county, municipality or any other political subdivision of the State of West Virginia. Bondholders will have no right to have taxes levied by the State of West Virginia or the taxing authority of any county, municipal corporation or any other political subdivision of the State of West Virginia for the payment of the principal of or interest on the Consumer Rate Relief Bonds. The issuance of Consumer Rate Relief Bonds does not, directly, indirectly or contingently, obligate the State of West Virginia or any county, municipality or political subdivision of the State of West Virginia to levy any tax or make any appropriation for payment of the principal of or interest on the Consumer Rate Relief Bonds. The foregoing does not, however, exempt the State of West Virginia or any such county, municipality or political subdivision from any obligation to pay Consumer Rate Relief Charges in its capacity as a consumer of electricity.

Appendix H to

Financing Order

38.

Pursuant to W. Va. Code § 24-2-4h(s), the State of West Virginia has pledged for the benefit and protection of all bondholders, assignees and financing parties under this Financing Order, that it will not take or permit any action that would impair the value of Consumer Rate Relief Property, or, except as allowed under W. Va. Code § 24-2-4h(k), reduce, alter or impair the Consumer Rate Relief Charges to be imposed, charged, collected, or remitted for the benefit of the holders of Consumer Rate Relief Bonds, assignees and any financing parties, until the principal of, and interest on and redemption premium, if any, and Ongoing Financing Costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full. Each BondCo, in issuing Consumer Rate Relief Bonds, is authorized pursuant to this Financing Order to include this pledge in any documentation relating to the corresponding Consumer Rate Relief Bonds.

39.

As provided in W. Va. Code § 24-2-4h(q)(1), the imposition, billing, collection and receipt of Consumer Rate Relief Charges under the Act are exempt from state income, sales, franchise, gross receipts, business and occupation and other taxes or similar charges; provided, however, that neither this exemption nor any other provision of W. Va. Code § 24-2-4h(q), will preclude any municipality from taxing Consumer Rate Relief Charges under the authority granted to municipalities pursuant to W. Va. Code §§ 8-13-5 and 5a.

40.

As provided in W. Va. Code § 24-2-4h(g), this Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of either Applicant or any affiliates of either Applicant or the commencement of any judicial or nonjudicial proceeding involving this Financing Order.

41.

In accordance with W. Va. Code § 24-2-4h(e)(11), this Financing Order sets forth procedures requiring the Applicants to adjust their rates or provide credits in a manner that would return to retail customers any overpayments resulting from the Securitization in excess of actual prudently incurred costs as subsequently determined by the Commission.

Appendix H to

Financing Order

42.

As provided in W. Va. Code § 24-2-4h(i)(1), the Commission, in exercising its powers and carrying out its duties regarding regulation and ratemaking, may not do any of the following: (a) consider the Consumer Rate Relief Bonds issued pursuant to this Financing Order to be the debt of an Applicant; (b) consider the Consumer Rate Relief Charges imposed, charged or collected under this Financing Order to be revenue of an Applicant; or (c) consider the Consumer Rate Relief Charges or financing costs authorized under this Financing Order to be the costs of an Applicant.

43.

As provided in W. Va. Code § 24-2-4h(i)(4), if any Applicant elects not to finance its consumer rate relief costs through the issuance of Consumer Rate Relief Bonds after the issuance of this Financing Order, those costs will be recoverable by such Applicant as authorized by the Commission previously or in subsequent proceedings.

44.

This Financing Order is final, is not subject to rehearing by the Commission, and is not subject to review or appeal except as expressly provided in W. Va. Code § 24-2-4h(e)(10). The finality of this Financing Order is not impaired in any manner by the participation of the Commission, acting directly or with the assistance of a Commission Financial Advisor, in any decisions related to issuance of the Consumer Rate Relief Bonds or by the Commission’s review of the Issuance Advice Letter required to be submitted to the Commission by this Financing Order.

45.	This Financing Order meets the requirements for a financing order under W. Va. Code § 24-2-4h.

46.

The Adjustment Mechanism and all other obligations of the State of West Virginia and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the Consumer Rate Relief Bonds and are legally enforceable against the State of West Virginia and the Commission.

47.

The APCo and WPCo tariff sheets in the forms of CRRC Schedule attached hereto as Appendix C containing the Consumer Rate Relief Charges are consistent with the terms of this Financing Order and the Act.

Appendix H to

Financing Order

48.

As provided in W. Va. Code § 24-2-4h(I), the Consumer Rate Relief Charges authorized under this Financing Order are “nonbypassable” (as defined in W. Va. Code § 24-2-4h(b)(18)), and apply to all existing and future West Virginia retail customers of the Applicants or any successors and must be paid by any such retail customer that receives electric delivery service from the Applicants or their successors (subject to this Order).

49.

As provided in W. Va. Code § 24-2-4h(n), any successor to an Applicant will be bound by this Financing Order and will perform and satisfy all obligations of such Applicant under this Financing Order, in the same manner and to the same extent as such Applicant, including the obligation to collect and pay Consumer Rate Relief Charges to the person or persons entitled to receive those revenues. Any such successor will also have the same rights of such Applicant under this Financing Order in the same manner and to the same extent as are granted in favor of such Applicant.

50.

If any provision of W. Va. Code § 24-2-4h is held to be invalid or is superseded, replaced, repealed or expires for any reason, that occurrence will not affect any action allowed under this Financing Order in reliance on those sections that is taken prior to that occurrence by the Commission, the Applicants, a BondCo, any other assignee, collection agent, financing party, bondholder or party to an ancillary agreement. Any such action will remain in full force and effect.

51.	This Financing Order will be operative and in full force and effect from the date of issuance by the Commission.

52.	The Financing Order is fair and reasonable.

Appendix H to

Financing Order

Ill.	PROPOSED ORDERING PARAGRAPHS

A.	Approvals

1.

Approval of Application. The Application and the proposed Securitization as well as all of its proposed structure, transactions, and terms and conditions are approved and adopted, as provided in this Financing Order. The Applicants are granted all required and necessary approvals and applications to effectuate the proposed Securitization in accordance with the terms of this Financing Order and the Act.

2.

Approval of Affiliate Agreements. The Affiliate Agreements, subject to the Required Modifications, are approved and required by the Applicants and other parties to effectuate the approved Securitization.

3.

Authority to Securitize. The Applicants are authorized in accordance with this Financing Order and the Act to securitize and to cause the issuance of Consumer Rate Relief Bonds in the following amounts:

(a) with respect to APCo, in an aggregate amount equal to the APCo Total Securitization Amount, which consists of (a) the APCo Base Securitization Amount of $1,603.9 million, plus (b) the APCo Carrying Charges, plus (c) APCo Upfront Financing Costs (estimated to be $10.4 million) equal to the sum of (i) (x) the APCo Proportion multiplied by (y) the fees charged and costs incurred by the Commission Financial Advisor, if any, and (ii) actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor, if any) actually incurred by APCo; and

(b) with respect to WPCo, in an aggregate amount equal to the WPCo Total Securitization Amount, which consists of (a) the WPCo Base Securitization Amount of $987.2 million, plus (b) the WPCo Carrying Charges, plus (c) WPCo Upfront Financing Costs (estimated to be $5.9 million) equal to the sum of (i) (x) the WPCo Proportion multiplied by (y) the fees charged and costs incurred by the Commission Financial Advisor, if any, and (ii) actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor, if any) actually incurred by WPCo.

Upfront Financing Costs and Carrying Charges are subject to update, adjustment and approval pursuant to the terms of this Financing Order and the Issuance Advice Letter Procedure authorized by this Financing Order.

Appendix H to

Financing Order

4.

Recovery of Consumer Rate Relief Charges. Each Applicant and each BondCo is hereby authorized to, and each Applicant as servicer shall, impose, charge, and collect from such Applicant’s existing and future retail customers Consumer Rate Relief Charges on behalf of the applicable BondCo in an amount (when taken together with the other Applicant’s collections of Consumer Rate Relief Charges on its existing and future retail customers) sufficient to provide for the timely recovery of principal of, and interest on and redemption premium, if any, on the Consumer Rate Relief Bonds together with the Ongoing Financing Costs as approved in this Financing Order.

5.

Approval of Tariffs. The form of the CRRC Schedule attached hereto as Appendix C, and to be included in each of P.S.C. W.VA. Tariff No. 16 (APCo) and P.S.C. W.VA. Tariff No. 21 (WPCo), is hereby approved.

6.

Rate of Return on Capital Investment. Each Applicant is authorized to recover an annual rate of return on its capital contribution to a BondCo calculated at a rate equal to the authorized pre-tax weighted average cost of capital established in such Applicant’s most recent base rate case, with such recovery to be paid from Consumer Rate Relief Charges as an Ongoing Financing Cost.

B.	Provision of Information; Issuance Advice Letter Procedure and Related Matters

7.

Provision of Information. The Applicants shall provide to the Commission and the Commission Financial Advisor, if any, timely information that is necessary for the Commission to fulfill its obligations hereunder.

8.

Review of Draft Issuance Advice Letter. The Applicants may, in their discretion, submit for feedback a draft of the proposed Issuance Advice Letter to the Commission and the Commission Financial Advisor, if any, prior to the Applicant’s submission of the actual Issuance Advice Letter to the Commission and the Commission Financial Advisor, if any. If the Applicants provide a draft of the Issuance Advice Letter to the Commission and the Commission Financial Advisor, if any, for review no later than two weeks prior to the expected date of commencement of marketing a Dual Issuance or such shorter period as is approved by the Commission, then within one week after receipt of the Issuance Advice Letter, the Commission, acting directly or through the Commission Financial Advisor, if any,

Appendix H to

Financing Order

will provide the Applicants any comments and recommendations regarding the adequacy of the information provided and as may be necessary to assure the accuracy of the calculations and that the requirement of the Act and of this Financing Order have been met. The Commission, acting directly or through the Commission Financial Advisor, if any, may agree to waive the proscribed time period for the submission and review of such draft of the Issuance Advice Letter and any failure to provide written comments to such draft of the Issuance Advice Letter within the proscribed time period will conclusively evidence a waiver by the Commission of any objections.

9.

Issuance Advice Letter. The Applicants shall jointly submit a single Issuance Advice Letter for a Dual Issuance to the Commission following the determination of the final terms of each series of Consumer Rate Relief Bonds forming part of such Dual Issuance no later than one business day after the pricing of such series of Consumer Rate Relief Bonds. The Issuance Advice Letter shall: (a) report the initial Consumer Rate Relief Charges and other information specific to the Consumer Rate Relief Bonds as required by the Commission; (b) indicate the final structure of the Consumer Rate Relief Bonds; and (c) provide the best available estimate of total Ongoing Financing Costs. The Issuance Advice Letter shall evidence the actual dollar amount of the initial Consumer Rate Relief Charges and other information specific to the Consumer Rate Relief Bonds to be issued. In addition, if original issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the Issuance Advice Letter shall include such information. All amounts which require computation shall be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix B to this Financing Order. Electronic spreadsheets with formulas supporting the schedules contained in the Issuance Advice Letter shall be included with the Issuance Advice Letter. The Commission’s review of the Issuance Advice Letter shall be limited to the arithmetic accuracy of the calculations and to compliance with the Act, this Financing Order, and the specific requirements that are included in the Issuance Advice Letter. The initial Consumer Rate Relief Charges and the final terms of the Consumer Rate Relief Bonds set forth in the Issuance Advice Letter shall become effective on the date of issuance of the Consumer Rate Relief Bonds (which shall not occur prior to the sixth business day after pricing) unless prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval order, directing that the Consumer Rate Relief Bonds, as proposed, not be issued and stating the basis for the disapproval.

Appendix H to

Financing Order

10.

Approval to Proceed. The Applicants are irrevocably authorized to proceed with the issuance of the Consumer Rate Relief Bonds based upon the terms set forth in the Issuance Advice Letter, unless, prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval letter directing that the Consumer Rate Relief Bonds as proposed not be issued and the basis for such disapproval. In such event, the Applicants may elect to seek recovery of the Total Securitization Amount as previously authorized by the Commission or as otherwise authorized by the Commission in subsequent proceedings.

11.

Initial Consumer Rate Relief Charges. If the Commission does not issue its letter of disapproval, the initial Consumer Rate Relief Charges set forth in the Issuance Advice Letter shall become final and effective on the date of issuance of the Consumer Rate Relief Bonds without any further Commission action.

12.

Future Adjustments for Upfront Financing Costs. If the actual Upfront Financing Costs are less than the estimated Upfront Financing Costs included in the principal amount securitized, those unused funds shall be deposited into the applicable payment accounts to be available for payment of debt service on the Consumer Rate Relief Bonds, and the Periodic Billing Requirement for the first annual true-up adjustment of the Consumer Rate Relief Charge will be reduced by the amount of such unused funds (together with interest earned thereon through investment by each Indenture Trustee in eligible investments). If the actual Upfront Financing Costs are more than the Upfront Financing Costs included in the principal amounts securitized, the Periodic Billing Requirement for the first annual true-up adjustment of the Consumer Rate Relief Charge may be increased by the amount of such unrecovered Upfront Financing Costs and such unrecovered Upfront Financing Costs will thereafter be payable as an Ongoing Financing Cost to the applicable Applicant on the next payment date.

Appendix H to

Financing Order

C.	Consumer Rate Relief Charges

13.

Imposition and Collection, Nonbypassability. The Applicants are authorized to impose Consumer Rate Relief Charges on, and the Applicants as servicer are authorized to collect from, all of the Applicants’ existing, future, and former, if applicable, retail customers (subject to Findings of Fact Nos. 53 through 56), (a) in an amount sufficient to provide for the timely payment of principal of and interest on the Consumer Rate Relief Bonds issued by both BondCos and all Ongoing Financing Costs and (b) otherwise as provided in the Servicing Agreements. Consumer rate relief charge collections from each Applicant’s retail customers shall be used to pay the debt service payments of Consumer Rate Relief Bonds issued by, and related ongoing financing costs of, all BondCos that are a part of a Dual Issuance, including any BondCo that is owned by the other Applicant. The Consumer Rate Relief Charges imposed by each Applicant shall be nonbypassable as provided in Findings of Fact Nos. 51 through 56.

14.

BondCo’s Rights and Remedies. Upon the transfer by each Applicant of the applicable Consumer Rate Relief Property to the applicable BondCo, all of the rights, title and interest of such Applicant under this Financing Order shall become Consumer Rate Relief Property and such BondCo shall have all of the rights, title and interest of such Applicant with respect to such Consumer Rate Relief Property, including, without limitation, the right to impose, charge, and collect the Consumer Rate Relief Charges authorized by the Financing Order and to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the Consumer Rate Relief Property. The Consumer Rate Relief Property shall upon its creation constitute an existing, present property right and interest which shall continue to exist regardless of whether Consumer Rate Relief Charges have been billed, have accrued or have been collected and notwithstanding any requirement that the value or the amount of the property is dependent on the future provision of service to retail customers, and shall continue to exist until the Consumer Rate Relief Bonds and the Ongoing Financing Costs are paid in full.

Appendix H to

Financing Order

15.

Collector of Consumer Rate Relief Charges. Each Applicant and any successor Servicer of the Consumer Rate Relief Property shall bill a retail customer for the Consumer Rate Relief Charges attributable to that retail customer as a charge that is separate and apart from such Applicant’s base rates, in the manner described in the Applicants’ testimony and the form of CRRC Schedule or as otherwise provided in the Servicing Agreements.

16.

Term of Charges. The Consumer Rate Relief Charges shall be imposed, charged and collected until all of the Consumer Rate Relief Bonds of each series and the Ongoing Financing Costs have been paid in full.

17.

Allocation. The Applicants shall classify and allocate the Consumer Rate Relief Charges among the CRR Rate Classes of both Applicants in the manner reflected in Appendix E and described in Finding of Fact No. 61, subject to adjustment through the nonstandard true-up adjustment described in Findings of Fact Nos. 74 through 77.

18.

True-Up Adjustment Mechanism. The Adjustment Mechanism is approved and adopted as provided in this Financing Order. Periodic true-up adjustments of the Consumer Rate Relief Charges shall be undertaken and conducted as described in this Financing Order as reflected in Findings of Fact Nos. 64 through 79 or as otherwise provided in the Servicing Agreements.

19.	Ownership Notification. Each Applicant shall annually provide its retail customers with the notice described in Finding of Fact No. 50.

D.	Consumer Rate Relief Property

20.

Creation of Consumer Rate Relief Property. Creation of the Consumer Rate Relief Property (or any portion thereof) is hereby approved but is conditioned upon, and shall be simultaneous with, the transfer of such Consumer Rate Relief Property (or portion thereof) from the Applicants to the BondCos and the pledge by each BondCo of its interest in the Consumer Rate Relief Property to secure the corresponding Consumer Rate Relief Bonds.

Appendix H to

Financing Order

E.	Consumer Rate Relief Bonds

21.	Issuance. Each BondCo is authorized to issue consumer rate relief bonds as specified in this Financing Order.

22.

Collateral. All Consumer Rate Relief Property and other collateral shall be held and administered by the Indenture Trustees pursuant to the Indentures as described in Findings of Fact Nos. 39 through 46.

23.

Upfront Financing Costs. Each Applicant may recover its respective portion of Upfront Financing Costs as approved in this Financing Order and through the Issuance Advice Letter Procedure. Any over-recovery of such costs from the Securitization shall be addressed as described in this Order. For convenience purposes any of these costs may be paid by the applicable BondCo.

24.

Ongoing Financing Costs. Each Applicant, and its assignees and pledgees, may recover its actual Ongoing Financing Costs through the Consumer Rate Relief Charges. Ongoing Financing Costs, other than administrative fees and the servicing fees while such Applicant is serving as servicer, are not fixed by this Financing Order. Ongoing Financing Costs also include a return on such Applicant’s capital contributions as described herein. The initial estimated amount of Ongoing Financing Costs is subject to updating in the Issuance Advice Letter to reflect a change (if any) in the size of any series comprising a Dual Issuance and other information available at the time of submission of the Issuance Advice Letter. As provided herein, a successor servicer, other than an Applicant or an affiliate thereof, may collect a servicing fee up to 0.25% of the original principal balance of the applicable Consumer Rate Relief Bonds, or such higher fee as may be approved by the Commission.

25.

Distribution Following Repayment. Upon the full repayment of the corresponding Consumer Rate Relief Bonds authorized in this Financing Order and the discharge of the applicable portion of Ongoing Financing Costs, all amounts in the Joint Collection Account and in the applicable payment accounts, in each case including investment earnings, shall be released by each Indenture Trustee to the applicable BondCo for distribution in accordance with Finding of Fact No. 88. Each Applicant shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of its retail customers.

Appendix H to

Financing Order

26.

Funding of Capital Subaccount. The capital contributions to the applicable capital subaccount shall be funded by the applicable Applicant from its own capital and not from the proceeds of the issuance of Consumer Rate Relief Bonds. Each Applicant may recover, as an Ongoing Financing Cost, an annual rate of return on such Applicant’s capital contributions into a BondCo calculated at the rate equal to the authorized pre-tax weighted average cost of capital established in such Applicant’s most recent base rate case. The required revenue, if any, to provide an annual return on any such additional capital to the extent reflected in the Issuance Advice Letter shall be an Ongoing Financing Cost and a component of the Periodic Payment Requirement.

27.

Overcollateralization Subaccount. Each Applicant is granted the flexibility to fund a collateralization subaccount under each payment account and a joint overcollateralization subaccount of the Joint Collection Account, if required to achieve the desired highest rating on the Consumer Rate Relief Bonds. Each Applicant’s proposed use of such overcollateralization subaccounts is approved so long as such Applicant certifies in the Issuance Advice Letter that the enhancements or arrangements provide benefits greater than their cost and that those costs are reflected in the Issuance Advice Letter.

28.

Original Issue Discount. Each Applicant may use an original issue discount in connection with the issuance and pricing of the applicable Consumer Rate Relief Bonds, subject to the Issuance Advice Letter Procedure.

29.	Fixed Interest Rates on Bonds. The Consumer Rate Relief Bonds shall be issued using a fixed interest rate and not a floating rate

30.

Life of Bonds. The latest scheduled final payment date of any series of the Consumer Rate Relief Bonds authorized by this Financing Order shall be not later than 28 years from the date of issuance of such series, and the latest legal final maturity date shall not be later than 30 years after issuance of such series.

Appendix H to

Financing Order

31.

Amortization Schedule. The Commission approves, and the Consumer Rate Relief Bonds shall be structured to provide, an overall weighted average Consumer Rate Relief Charge that is based on substantially levelized annual revenue requirements over the expected life of the Consumer Rate Relief Bonds subject to modification in accordance with the Adjustment Mechanism adopted in this Financing Order. The structure employing substantially levelized annual revenue requirements will allow the resulting overall weighted average Consumer Rate Relief Charges to remain level or decline over time, if billing determinants remain level or grow.

32.

Commission Participation in Bond Issuance. The Commission, acting either directly or with the assistance of the Commission Financial Advisor, if any, shall have the rights specified in this Financing Order to consult with the Applicants on material aspects of the structuring, pricing and marketing of the Consumer Rate Relief Bonds. The Commission and the Commission Financial Advisor, if any, shall be provided timely information that is necessary for the Commission to fulfill its obligations hereunder. Subject to the review of the Commission Financial Advisor, if any, and the approval of the Commission through the Issuance Advice Letter Procedure, and subject to the Lowest Cost Objective, the Applicants shall be afforded flexibility to determine whether the Consumer Rate Relief Bonds should be sold through a public offering negotiated with one or more underwriters or through a direct sale of securities to investors via a Rule 144A transaction.

33.

Use of BondCo. Each Applicant shall form a BondCo, each a special purpose funding entity as proposed in the Application, in conjunction with the issuance of Consumer Rate Relief Bonds authorized under this Financing Order. Each BondCo shall be funded with an amount of capital that is sufficient for such BondCo to assure that the Consumer Rate Relief Bonds will be treated as a borrowing of the applicable Applicant and as debt for federal income tax purposes. Each Applicant shall contribute capital to the applicable BondCo and shall be entitled to a return on such investment as provided above.

Appendix H to

Financing Order

F.	Servicing

34.

Servicing Agreement. The Commission authorizes the Applicants to enter into a Servicing Agreement with each BondCo containing the provisions generally described in Findings of Fact Nos. 33 through 36 and to perform the respective servicing duties approved in this Financing Order. Each servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreements. The annual servicing fee payable to each Servicer while an Applicant or any affiliate thereof is serving as a servicer shall be 0.10% of the original principal balance of the Consumer Rate Relief Bonds issued by the BondCo owned by such Applicant, plus the Servicer’s out-of-pocket costs including, but not limited to, legal and accounting costs. The annual servicing fee payable to any servicer not affiliated with the Applicants may be increased without further Commission approval but shall not at any time exceed 0.25% of the portion of the original principal balance of the Consumer Rate Relief Bonds allocable to the applicable Applicant unless such higher rate is approved by the Commission. The indemnity provided by each Applicant under the corresponding servicing agreement will be enforced by the Commission but will not be enforceable by any retail consumer.

35.

Administration Agreement. The Commission authorizes (a) APCo to enter into the APCo Administration Agreement with the APCo BondCo and (b) WPCo to enter into the WPCo Administration Agreement with the WPCO BondCo, as described herein. The fee charged by such Applicant as administrator under each such Administration Agreement shall be $50,000 per annum, plus out-of-pocket third-party costs.

36.

Servicing and Administration Agreement Revenues. The servicing and administrative fees collected by each Applicant, or any affiliate of such Applicant, acting as either the servicer or the administrator under a Servicing Agreement or the applicable Administration Agreement, respectively, shall be included as a revenue credit and reduce revenue requirements in such Applicant’s base rate case. The expenses incurred by an Applicant or such affiliate to perform obligations under the applicable servicing agreement and the Administration Agreement shall likewise be included as a cost of service in such Applicant’s base rate case.

Appendix H to

Financing Order

37.

Replacement of an Applicant as Servicer. Pursuant to the terms of each Servicing Agreement, upon the occurrence of an event of default under such Servicing Agreement relating to a servicer’s performance of its servicing functions with respect to the Consumer Rate Relief Charges, the parties specified in such Servicing Agreement may replace the defaulting Applicant(s) as servicer(s) in accordance with the terms of such Servicing Agreement and any applicable intercreditor agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified herein, the appointment of such replacement servicer shall not be effective until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace an Applicant as a Servicer in any of its servicing functions with respect to the Consumer Rate Relief Charges and the Consumer Rate Relief Property authorized by this Financing Order, if the replacement would cause any of the then-current credit ratings of the Consumer Rate Relief Bonds to be suspended, withdrawn or downgraded.

38.

Default by Servicer. In the event of a default by a Servicer in remittance of the Consumer Rate Relief Charges collected by it, the Commission shall, in accordance with W. Va. Code § 24-2-4h and upon application by (i) the holders of the Consumer Rate Relief Bonds or the applicable Indenture Trustee, as beneficiary of any statutory lien provided by W. Va. Code § 24-2-4h, (ii) a BondCo or its assignees, or (iii) any pledgee or transferee of the Consumer Rate Relief Property, order the sequestration and payment to or for the benefit of such BondCo or such other party of the revenues arising with respect to the Consumer Rate Relief Property.

39.

Amendment of Agreements. The parties to each Servicing Agreement, each Administration Agreement, each Indenture and each Sale Agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the Ongoing Financing Costs without the approval of the Commission. Any amendment that does not increase the Ongoing Financing Costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing Ongoing Financing Costs shall be provided by the applicable BondCo to the Commission along with a statement as to the possible effect of the amendment on the Ongoing Financing Costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

Appendix H to

Financing Order

40.

Remittance Terms. Each Servicer shall remit collections of the Consumer Rate Relief Charges to the Joint Collection Account as provided in the Servicing Agreement and the lntercreditor Agreement. On or prior to the date when payments are due with respect to the Consumer Rate Relief Bonds, funds in the Joint Collection Account will be disbursed at the direction of each Servicer to the applicable Indenture Trustee for deposit into a payment account created at such respective BondCo to be used to make payments of interest, scheduled principal and Ongoing Financing Costs of such BondCo or as otherwise provided for in the Servicing Agreement.

G.	Structure of the Securitization

41.

Structure. The Applicants shall structure the Securitization as proposed in the Application, including that they shall attempt to achieve a bond structure that results in substantially level annual debt service and revenue requirements over the life of each series of the Consumer Rate Relief Bonds.

H.	Use of Proceeds

42.

Use of Proceeds. Upon the issuance of Consumer Rate Relief Bonds, the applicable BondCo shall pay the proceeds from the issuance of the Consumer Rate Relief Bonds (after payment of the corresponding portion of Upfront Financing Costs) to the corresponding Applicant for the purchase price of the portion of Consumer Rate Relief Property applicable to such Applicant. Such Applicant shall apply such corresponding net proceeds to redeem, repay, or retire a portion of its existing long-term and/or short-term debt and/or equity.

43.

Report on Use of Proceeds. The Applicants shall file with the Commission a report showing the receipt and disbursement of proceeds of Consumer Rate Relief Bonds, which report shall, if incomplete, be updated periodically until such time as all proceeds have been so accounted for.

Appendix H to

Financing Order

I.	Miscellaneous Provisions

44.

Continuing Issuance Right. The Applicants have the continuing irrevocable right to cause the issuance of Consumer Rate Relief Bonds, in one or more issuances, and consisting of one or more series and tranches, in accordance with this Financing Order.

45.

Internal Revenue Service Private Letter or Other Rulings. The Applicants are not required by this Financing Order to obtain a ruling from the IRS; however, if the Applicants elect to do so, then upon receipt, the Applicants shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the Consumer Rate Relief Bonds or any other matter related thereto. The Applicants may cause Consumer Rate Relief Bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the Consumer Rate Relief Bonds.

46.

Binding on Successors. This Financing Order, together with the obligation to provide service and to collect and account for the corresponding Consumer Rate Relief Charges authorized herein, shall be binding on each Applicant and any successor to such Applicant, including any successor by merger. Any such successor shall be bound by the requirements of W. Va. Code § 24-2-4h(l)(2) and W. Va. Code § 24-2-4h(n). Any such successor shall perform and satisfy all obligations of such Applicant under this Financing Order, in the same manner and to the same extent as such Applicant, including the obligation to collect and pay Consumer Rate Relief Charges to the person entitled to receive those revenues. Such successor shall also have the same rights as such Applicant under this Financing Order, in the same manner and to the same extent as are granted under this Financing order to such Applicant.

47.

Flexibility. Subject to compliance with the requirements of this Financing Order, each Applicant and each BondCo shall be afforded flexibility (after consultation with the Commission, acting directly or with the assistance of the Commission Financial Advisor) in establishing the terms and conditions of the Consumer Rate Relief Bonds, including the manner of sale, the repayment schedules, terms, payment dates, collateral, required debt service, required funding of a

Appendix H to

Financing Order

payment account’s capital subaccount or overcollateralization subaccount (if any), required funding of the Joint Collection Account’s overcollateralization subaccount (if any), interest rates, use of original issue discount and other financing costs and the ability of such Applicant, at its option, to cause one or more issuances or series of Consumer Rate Relief Bonds to be issued.

48.

Effectiveness of Order. This Financing Order is effective upon issuance. Notwithstanding the foregoing, no Consumer Rate Relief Property shall be created hereunder, and neither Applicant shall be authorized to impose, charge or collect Consumer Rate Relief Charges, until concurrently with the transfer of such Applicant’s rights hereunder to a BondCo in conjunction with the issuance of the Consumer Rate Relief Bonds.

49.

Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the issuance of the Consumer Rate Relief Bonds and all related transactions contemplated in the Application, are granted.

50.

Payment of Commission’s Costs for Professional Services. In accordance with W. Va. Code § 24-2-4h(b)(13)(I), each BondCo shall pay to the Commission Financial Advisor the applicable costs of the Commission Financial Advisor, if any, in connection with its issuance of Consumer Rate Relief Bonds.

51.

Effect. This Financing Order constitutes a financing order within the meaning of the Act. The Commission finds that this Financing Order complies with the provisions of the Act. A financing order gives rise to rights, interests, obligations and duties as expressed in the Act. It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. Each Applicant and any successor servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

Appendix H to

Financing Order

52.

Economic Assurances Conditions Satisfied. Applicants shall comply with the economic conditions set forth in W. Va. Code § 24-2-4h(e)(12) as discussed in Finding of Fact No. 90. Consistent with the irrevocable nature of the Consumer Rate Relief Property, however, any breach of such conditions (a) will not impair the Consumer Rate Relief Property and (b) any failure to comply with such economic conditions will not adversely affect the Consumer Rate Relief Property or the irrevocability of this Financing Order.

53.

Approval of Affiliate Agreements. The Commission consents to and approves the proposed forms of the Affiliate Agreements, subject to the Required Modifications, and APCo’s, WPCo’s and each BondCo’s entry into the Affiliate Agreements to effectuate the Securitization. The Applicants shall file the final, executed versions of the Affiliate Agreements with the Commission not later than 30 days after the date of delivery of the Consumer Rate Relief Bonds.

54.

Further Commission Action. This Financing Order shall be irrevocable and the Commission pledges to not impair, postpone, terminate or otherwise adjust the Consumer Rate Relief Charges approved in this Financing Order or impair the Consumer Rate Relief Property or the collection of Consumer Rate Relief Charges or the recovery of the Total Securitization Amount (including Upfront Financing Costs) and Ongoing Financing Costs. No adjustment through the Adjustment Mechanism shall affect the irrevocability of this Financing Order. The Commission guarantees that it will act pursuant to this Financing Order to ensure that expected Consumer Rate Relief Charges are sufficient to pay on a timely basis scheduled principal of and interest on the Consumer Rate Relief Bonds issued by both BondCos pursuant to this Financing Order and the Ongoing Financing Costs in connection with the Consumer Rate Relief Bonds.

55.

All Other Motions Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

Public Service Commission

of West Virginia

201 Brooks Street, P.O. Box 812 Charleston, West Virginia 25323	Phone: (304) 340-0300 Fax: (304) 340-0325

March 31, 2026

Stephen J. Baron

Consultant, WVEUG

J. Kennedy & Associates, Inc.

570 Colonial Park Drive, Ste 305

Rosewell GA 30075

RE:	Case No. 25-0310-E-PC

Appalachian Power Company and Wheeling Power Company

Dear Mr. Baron:

Enclosed is a copy of a Commission Order issued today in the above-styled proceeding. Please note all other parties have agreed to receive this order via electronic notification.

Documents submitted to the Public Service Commission of West Virginia may be 1) uploaded to its public website, 2) subject to public disclosure under the West Virginia Freedom of Information Act, and/or 3) subject to disclosure under the West Virginia Open Governmental Proceedings Act. Do not submit personal information with your filings. The Commission is not responsible for confidential or personal information included with your submission. A list of personal information is available here: http://www.psc.state.wv.us/Privacy Policy/WhatisPll.htm

If you have provided an email address you will automatically receive notifications as documents are filed in this proceeding. The email notifications allow recipients to view a document within an hour from the time the filing is processed. If you have not provided your email address, please send an email to caseinfo@psc.state.wv.us and state the case number in the email subject field. You are encouraged to file an Electronic Mail Agreement which allows the commission to serve all orders issued in this matter via electronic notification.

Sincerely,

/s/ Karen Buckley
Karen Buckley
Executive Secretary

KB/al

Enc.

PUBLIC SERVICE COMMISSION

OF WEST VIRGINIA

CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 21st day of July 2026.

CASE NO. 26-0469-E-ENEC

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY

Petition to Initiate the Annual Review and to

Update the ENEC Rates Currently in Effect.

and

CASE NO. 25-0310-E-PC

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY

Application for Commission Approval to Securitize

Costs Pursuant to W. Va. Code § 24-2-4h and to

Enter Into Affiliate Agreements Pursuant to

W. Va. Code § 24-2-12.

COMMISSION ORDER

The Commission adopts the resolution of issues embodied in the Joint Stipulation and Agreement for Settlement (Joint Stipulation) filed by Appalachian Power Company (APCo), Wheeling Power Company (WPCo) (collectively the Companies), Commission Staff (Staff), the Consumer Advocate Division (CAD), and the West Virginia Energy Users Group (WVEUG) (collectively Stipulating Parties), determines the over-recovery balance of the Vegetation Management Program (VMP) surcharge, and modifies the maximum securitization amount previously approved in Case No. 25-0310-E-PC.

BACKGROUND

On April 30, 2026, the Companies filed a petition for Commission review of their annual Expanded Net Energy Cost (ENEC) filing (Petition). The ENEC filing also included a true-up of their Business Ready Sites Program (BRSP) surcharge, consistent with the Commission’s August 29, 2025, Final Order in Case No. 24-0956-E-IDS;1 true-up of their VMP surcharge and Broadband Surcharge (BBS), consistent with the Commission’s April 16, 2026, Order entered in Case Nos. 24-0289-E-P, 24-0322-E-IMM, and 24-0415-E-P; and, pursuant to the April 16, 2026, Order, the Companies addressed the recovery of their Modified Rate Base Cost (MRBC) surcharge under-recovery of approximately $34.8 million.

On June 16, 2026, the Commission issued an Order approving requested witness accommodations and requiring VMP filings.

On June 22, 2026, the Commission issued an Order clarifying the directives in the June 16, 2026, Order. The Commission took judicial notice of the records in the prior VMP cases by reference and directed Staff and the Companies to meet prior to the June 26, 2026, hearing to determine whether some of the differences between the Companies’ estimates of the VMP over-recovery and other components of the Companies’ projected ENEC under-recoveries could be resolved.

The Commission held an evidentiary hearing on June 26, 2026, regarding the ENEC under-recovery and true-ups of the VMP and BBS surcharges. The Commission granted the request for a one-hour recess to continue settlement discussions. After the recess, the Stipulating Parties advised that they reached a settlement and would file a joint stipulation by June 30, 2026.2

On June 30, 2026, the Stipulating Parties filed the Joint Stipulation.

DISCUSSION

A joint stipulation is a recommendation by the stipulating parties for what they regard to be a reasonable settlement of the issues in a proceeding. Stipulations can help to resolve or simplify cases. The Commission appreciates the Stipulating Parties’ efforts to reach a settlement in this proceeding.

[1]	The June 16, 2026, Commission Order removed the BRSP surcharge from further consideration in this proceeding and directed the Companies to instead make a separate filing for that surcharge.
[2]	The Companies called witness Troy Bumgarner because he is unavailable to appear at the July 22, 2026, hearing.

2

The Stipulating Parties did not agree on the VMP over-recovery through February 29, 2024, but did agree on an ENEC under-recovery balance of $593.5 million subject to a Commission decision on the dollar amount of the VMP over-recovery which is a component of the ENEC under-recovery. The Stipulating Parties requested that the Commission decide the VMP over-recovery amount based on the VMP record as of February 29, 2024. The Companies have calculated a VMP over-recovery balance of $5.4 million while Staff determined there was an over-recovery balance of $10.0 million. The Stipulating Parties agreed that they will accept the Commission’s final determination as to the amount of the VMP over-recovery to be netted in the ENEC under-recovery amount, which will also constitute a complete and final resolution of the Companies’ VMP proceedings. The Companies’ calculated VMP over-recovery balance of $5.4 million as of February 29, 2024, was included in the ENEC stipulated under-recovery balance of $593.5 million projected as of August 31, 2026. Therefore, if the Commission decides that the VMP over-recovery is different than $5.4 million, the ENEC under-recovery will be adjusted by that difference.

The individual issues creating the difference between the Companies calculation of a VMP over-recovery of $5.4 million and the Staff calculation of an over-recovery of $10.0 million are shown in the following table.

	Staff Proposed	Company Revised
Company Over Recovery	$(3,191,260)	$(3,191,260)
Jurisdictional Allocation Factor—Production v Transmission and 12CP v 1CP	(2,748,158)	(2,248,130)
ROE - 9.25 v 9.75—Historical Period	(1,234,194)
Capital Structure	(440,106)
WPCO Depreciation Rates	(7,034)	(7,034)
“Extra” Depreciation Expense	(90,427)
Effective State Income Tax Rate—Actual v Commission Ordered	(119,490)
Exclusion of O&M Expenses in Certain Accounts	(475,844)
January 2018—February 2021 Changes in Account Balance	(1,709,542)

Over Recovery	$(10,016,056)	$(5,446,424)

As detailed in the above table, the Companies accepted several of the calculations made by Staff and adjusted their originally filed over-recovery from $3.2 million to $5.4 million. The remaining issues that the parties have deferred to the Commission total $4.6 million ($10.0 - $5.4). The Commission is disappointed that the Stipulating Parties could not reach a complete agreement or at least reduced the controversy to two or three remaining line items, considering the relatively minor impacts of the remaining issues. Nevertheless, there is sufficient evidence on the remaining issues that the Commission can render a final decision based on the record as developed in the VMP cases.

3

Jurisdictional Allocation and Coincidental Peak

The Companies accepted the Staff use of twelve consecutive monthly electric Coincidental Peak (CP) loads and the use of a production-based CP but disagreed as to what months the various peak allocation factors should apply. Because the annual average CP would not be known until December, the Companies argued that accounting for West Virginial jurisdictional costs using the Staff approach was problematic.3

The Commission understands that, based on the Staff approach, month to month over or under-recovery calculations would be estimates until the actual average annual allocation factors are known. But we do not view that as a problem since the monthly calculations are subject to subsequent true-up. We find that the Staff allocation calculation is reasonable and that monthly estimates of a final allocation are consistent with a true-up approach. The Commission will adopt the full amount of the Staff Jurisdictional Allocation Factors adjustment.

Return on Equity (ROE)

The Staff proposed to calculate the revenue requirement based on a ROE of 9.25 percent. The Companies used the ROE of 9.75 percent that was approved by the Commission in the 2018 base rate case.4 At that time, the Companies had a significant amount of unrecovered VMP expenses that were deferred pursuant to the original VMP decision of the Commission that required a cycle-based VMP with deferral of the additional expenses. Although there have been annual VMP cases filed since 2018, in most of those cases, the 2018 VMP surcharge, which was based on a ROE of 9.75 percent, remained in effect and a final decision on a true up was deferred to a future proceeding. In consideration of the unusual circumstances and extended period of time covered by the true up in this proceeding, the Commission will approve the Companies proposed 9.75 percent ROE.

[3]

The Companies argued that their allocation approach allows them “to accurately account for and record the appropriate jurisdictional allocation of investment and expense on a monthly basis, whereas Staff’s retroactive approach calculates the allocation factor up to twelve months in arrears, and in doing so removes the ability to accurately account for any record in real time.” Case No. 24-0415-E-P, October 28, 2024 hearing, Companies Exhibit Tara L. Gilkey- Rebuttal (Cos Exh. TLG-R) at Bates 32.

[4]	Case No. 18-0646-E-42T, Comm’n Final Order, Feb. 27, 2019.

4

Capital Structure

Both Staff and the Companies used actual average capital structures over the review period. The major difference is that the Companies developed capital structures for more time increments than did Staff. Staff’s capital structures are based on the thirteen-month averages of long-term debt and equity and a daily average of short-term debt ending December of the year of the rate base it is applied to. The Companies use a historical capital structure for the year preceding the current month for which they are calculating a VMP revenue requirement. The Companies argue that the current year capital structure calculated using the Staff methodology is not known contemporaneously with any monthly revenue requirement calculation except for December of each year. Thus, according to the Companies, the monthly deferrals reflected on the Companies’ books based on estimates of a yet unknown annual average capital structure “hinders the Companies’ ability to accurately account for any record in real time, which is troublesome for a multitude of reasons.”5

The difference in the Companies’ and Staff’s approaches for capital structure is similar to the timing difference described with regard to jurisdictional allocations. For that issue, we explained that the use of an estimated allocation factor which is eventually trued up to an actual average annual factor was an appropriate and reasonable accounting and ratemaking practice. The same accounting reasoning can be applied to the capital structure issue. We, however, cannot conclude that either method advocated is superior or the most appropriate to determine a capital structure for ratemaking.

As we have explained in prior decisions, there is no mathematically correct capital structure for ratemaking purposes. An actual capital structure can become unreasonably equity weighted from time to time or can become unreasonably debt-leveraged from time to time. The arguments for the various calculations made by Staff and the Companies being the “correct” averaging of actual per books capital structures focuses solely on the arithmetic and not on the reasonableness of any resulting capital structure.

The Companies explained that they had historically used the capital structure adopted by the Commission in the last base rate case but shifted away from that approach in 2022.6 Either method described by the Companies may be the final capital structure approved by the Commission in a true up proceeding if we determined that the resulting capital structure is reasonable. The same thing can be said for the Staff methodology.

[5]	Cos. Exh. TLG-R at Bates 34.
[6]

Through December 2021, it was the practice of the Companies to utilize the capital structure most recently approved in a base case filing... [It] has been the Companies’ practice since January 2022 to calculate the capital structure based on the most recently closed year ended prior to the historical period. Id. at Bates 35.

5

If our capital structure decisions were based solely on arithmetic and matching rate base to the capital structure that financed the rate base, the Staff method is the most consistent with matching the cost of capital to the average rate base used during any annual true up period. We, however, also determine a reasonable capital structure and the Companies’ approach could result in a reasonable capital structure. We note that the approach previously followed by the Companies of using a capital structure that had been approved by the Commission in a prior case has the benefit of a capital structure found to be reasonable for ratemaking purposes by the Commission based on the facts and circumstances of the prior case. It is troublesome to the Commission that the Companies’ previous approach of using the capital structure approved in the last base rate case was not presented by any party in this proceeding for at least comparison purposes if nothing else. That approach has the benefit of matching the capital structure to the ROE used in the last rate case. Previous approval of a capital structure is not a guarantee of prospective approval, but it was a reasonable assumption used by the Companies prior to 2022.

Staff did not provide a comparison of the capital structure it used for each true up period but argued that the differences between its capital structure and that of the Companies was significant. To determine if the multiple-period capital structures used by the Companies are erratic or unusual, we have reviewed the capital structures included in their direct case. Those are shown in the following table.

Companies Capital Structures Used For True Up

	2020/2021	2022	2023	2024
Debt Percentage	49.8%	50.7%	52.3%	52.5%
Equity Percentage	50.2%	49.3%	47.7%	47.5%

Total	100.0%	100.0%	100.0%	100.0%

These capital structures do not demonstrate any erratic or unusual fluctuations that could require the use of alternative capital structures. Considering the facts and circumstances of this proceeding, and the impact on the securitization amount, we do not find sufficient evidence to determine that the capital structures used by the Companies should not be adopted for the true up calculation of the VMP over-recovery balance. Therefore, we will not adopt the capital structures and additional $440,106 over-recovery as calculated by Staff.

Effective State Income Tax Rate

The state income tax expense issue is based on the Companies’ use of a static historical effective income tax rate, and Staff’s use of current effective income tax rates during the true up period. We find that the current income tax rates used by the Staff represent a correct match of income taxes and return on rate base during the true up periods. We therefore adopt the Staff state income tax adjustment.

6

Remaining Issues

The remaining Staff proposed adjustments were items that Staff did not specifically challenge as being unrelated to vegetation management that would contribute to improved reliability. Instead, Staff excluded the expenses based on its observations of accounting discrepancies or inconsistencies or on the fact that items that had not been included in the vegetation management costs in prior cases were added into the multi-period true up which the Commission required to be filed in this case. The Companies rebutted the Staff arguments and pointed out that most of the expenses excluded by Staff were booked in an account for: “Tree and Brush Control, a direct sub-account of Maintenance of Overhead Lines (distribution) and an account very clearly VMP related.”7 With regard to expenses that had not been included in prior cases, the Companies argued: “These were not new or additional expenses; they had simply failed to be appropriately pulled into the over/under recovery balance in prior filings.”8 The Commission finds that the Companies’ testimony is persuasive and does not find sufficient evidence to exclude these expenses in the calculation of the true-up over-recovery balance.

Based on the foregoing discussion and adjustments adopted by the Commission, we determine that the VMP over-recovery balance is $6.1 million.

[7]	Cos. Exh. TLG-R at Bates 39.
[8]	Id. at Bates 40.

7

VMP True Up
Numbers in Parentheses Reflect an Over-Recovery

	Staff Proposed	Company Revised	Commission Determination
	Million $	Million $	Million $
Company Original	$(3.191)	$(3.191)	$(3.191)
Adjustments
Jurisdictional Allocations	$(2.748)	$(2.248)	$(2.748)
ROE	$(1.234)	$—	$—
Capital Structure	$(0.440)	$—	$—
WPCo Depreciation	$(0.007)	$(0.007)	$(0.007)
Extra Depreciation	$(0.090)	$—	$—
State Income Tax	$(0.119)	$—	$(0.119)
O&M Expense Exclusion	$(0.476)	$—	$—
Capitalized Plant Exclusion	$(1.710)	$—	$—

Total	$(10.015)	$(5.446)	$(6.065)

Adjusting the stipulated ENEC deferral balance by the $0.7 million difference between the $5.4 million VMP over-recovery included in the stipulation and the $6.1 million as approved by the Commission results in an approved ENEC under-recovery of $592.8 million ($593.5 million - $0.7 million) to be included in the authorized securitization amount. The ENEC under-recovery and the adjusted maximum securitization amount for APCo and WPCo are shown on Appendix A, attached to this Order.

FINDINGS OF FACT

1. Consistent with the Commission’s directives in its August 29, 2025, Final Order in Case No. 24-0956-E-IDS and the Commission’s directives in its April 16, 2026, Order in Case Nos. 24-0289-E-P, 24-0332-E-IMM, and 24-0415-E-P, the ENEC Petition included true-ups of the BRSP surcharge, and VMP and BBS surcharges as well as recovery of the MRBC surcharge.9

2. Staff proposed to calculate the revenue requirement based on a ROE of 9.25 percent. The Companies used the ROE of 9.75 percent that was approved by the Commission in the 2018 base rate case.10

[9]

Petition, April 30, 2026, at Bates 2. As noted above, the June 16, 2026, Commission Order removed the BRSP surcharge from further consideration in this case and directed the Companies to make a separate filing for that surcharge.

[10]	Case No. 18-0646-E-42T, Comm’n Final Order, Feb. 27, 2019.

8

3. On June 30, 2026, the Stipulating Parties filed the Joint Stipulation as a resolution of the VMP and BBS surcharges, MRBC under-recovery, Special Contract A, Special Contract B, and ENEC deferral balance.11

4. The Stipulating Parties agreed on a total ENEC under-recovery balance of $593.5 million, but did not agree on an amount for the VMP over-recovery through February 29, 2024.12

5. The Stipulating Parties agreed that the ENEC under-recovery balance of $593.5 million included a $5.4 million VMP over-recovery and that the ENEC under-recovery was subject to adjustment if the Commission decided that the embedded VMP over-recovery was different than $5.4 million.

6. The 2018 VMP surcharge was based on a ROE of 9.75 percent.

7. Eligible costs for the purpose of securitization include, among other costs, historical and projected expanded net energy costs, including financing costs, carrying charges on under-recovery balances, and costs incurred prior to the effective date of W. Va. Code § 24-2-4h, which have been authorized for recovery by an order of the Commission, whether or not subject to judicial appeal.13

CONCLUSIONS OF LAW

1. The Commission should modify the VMP over-recovery balance as of February 29, 2024, to $6.1 million.

2. The Commission should adopt the full amount of the Staff Jurisdictional Allocation Factors adjustment because Staff’s allocation calculation is reasonable and monthly estimates of a final allocation are consistent with a true up approach.

3. The Commission should approve the Companies’ proposed 9.75 percent ROE because the original VMP surcharge was based on a ROE of 9.75 percent and was not modified in subsequent VMP surcharge cases.

[11]	Joint Stipulation, June 30, 2026.
[12]	Id. at p. 4.
[13]	See generally, previous Commission orders in APCo and WPCo ENEC proceedings.

9

4. Considering the facts and circumstances of this proceeding, the Commission should adopt the capital structures used by the Companies for the true-up calculation of the VMP over-recovery balance.

5. Because the current income tax rates used by Staff represent a correct match of income taxes and return on rate base during the true up periods, the Commission should adopt the Staff state income tax adjustment.

6. The Commission should approve an ENEC under-recovered deferral balance, which includes true ups of the VMP and BBS surcharges, and MRBC under-recovery for the purposes of securitization in the amount of $592.8 million.

7. Considering the facts and circumstances of this proceeding, the remaining expenses excluded by Staff should be included because the Companies offered testimony that these expenses were related to vegetation management.14

8. The terms and conditions of the Joint Stipulation, including the request that the Commission decide the appropriate VMP over-recovery, should be accepted as a complete resolution of the disputed issues in the portion of this case involving ENEC under-recovery and true ups of the VMP, BBS, and MRBC surcharges for the purpose of securitization.

ORDER

IT IS THEREFORE ORERED that along with the Commission determination of the appropriate Vegetation Management Program over-recovery as discussed herein, the Joint Stipulation, attached hereto as Appendix B, is accepted as a resolution of the issues in this case regarding the Expanded Net Energy Cost under-recovery.

IT IS FURTHER ORDERED that Commission approves an Expanded Net Energy Cost under-recovery of $592.8 million for the purposes of securitization which includes true ups of the Vegetation Management Program surcharge, Broadband Surcharge and Modified Rate Base Cost under-recovery balance.

IT IS FURTHER ORDERED that maximum securitization amount previously approved by Commission Order entered on March 31, 2026, in Case No. 25-0310-E-PC is modified by striking the ENEC under-recovery increment included in Appendix A to that order and substituting the amount of $592.8 million, resulting in a Maximum Securitization Amount of $2.708 billion as detailed on Appendix A attached to this Order.

[14]	Cos. Exh. TLG-R at Bates 39.

10

IT IS FURTHER ORDERED that the Executive Secretary of the Commission serve a copy of this Order by electronic service on all parties of record who have filed an e-service agreement and by the United States First Class Mail on all parties of record who have not filed an e-service agreement, and on Commission Staff by hand delivery.

A True Copy, Teste,

/s/ Karen Buckley
Karen Buckley, Executive Secretary

JMB/bj

260469cc.sca

11

Appendix A

Projected ENEC Under-Recovery
	APCo	WPCo	Total
	$000,000	$000,000	$000,000
Stipulated Projected ENEC Deferral Balance as of 8/31/2026	274.8	318.7	593.5
Commission Adjustment to VMP Over-recovery	-0.7		-0.7
Commission Projected ENEC Deferral Balance as of 8/31/2026	274.1	318.7	592.8

Maximum Securitization Amount
	APCO WV Jurisdictional Share	WPCO WV Jurisdictional Share	Maximum Authorized Securitized
	$000,000	$000,000	$000,000
Undepreciated Plant Balances as of 12/31/22	$1,145.5	$558.7	$1,704.2
CCR and ELG Investments (1)	$87.6	$149.2	$236.7
Deferred Storm Expense	$155.0	$2.9	$157.9
ENEC Under Recovery	$274.1	$318.7	$592.8
Upfront Financing Costs	$10.4	$5.9	$16.3

Totals	$1,672.6	$1,035.4	$2,708.0

(1)	CCR and ELG investments do not reflect any Kentucky Power Purchase.

Appendix B

PUBLIC SERVICE COMMISSION

OF WEST VIRGINIA

CHARLESTON

CASE NO. 26-0469-E-ENEC

APPALACHIAN POWER COMPANY and

WHEELING POWER COMPANY,

public utilities.

Petition to Initiate the Annual Review and

To Update the ENEC Rates Currently in

Effect

JOINT STIPULATION AND AGREEMENT FOR SETTLEMENT

Pursuant to W. Va. Code § 24-1-9(h) and Rule 13.4 of Title 150, Series 1, of the Public Service Commission of West Virginia’s Rules of Practice and Procedure, the following parties to this proceeding (hereinafter the “Stipulating Parties”), Appalachian Power Company (“APCo”) and Wheeling Power Company (“WPCo”) (collectively the “Companies”), the Staff of the Public Service Commission of West Virginia (the “Staff”), the Consumer Advocate Division of the Public Service Commission of West Virginia (the “CAD”), and the West Virginia Energy Users Group (“WVEUG”), join in this Joint Stipulation and Agreement for Settlement (“Agreement”), and request that the Public Service Commission of West Virginia (the “Commission”) approve and adopt the Agreement, in its entirety and without modification. If adopted, the Agreement will enable the above-referenced proceeding to be resolved efficiently.

In support of the Agreement, the Stipulating Parties make the following representations:

Appendix B

PROCEDURAL HISTORY

1. On April 30, 2026, the Companies filed a Petition, together with the direct testimony and exhibits of eight supporting witnesses, to initiate their annual Expanded Net Energy Cost (“ENEC”) proceeding.

2. On May 1, 2026, the Companies filed a corrected public notice and corrected attachments.

3. On May 11, 2026, the Companies filed one corrected attachment.

4. On May 26, 2026, the Companies filed supplemental direct testimony, one corrected attachment, and a revised public notice.

5. Subsequent to the Companies’ initial filing in this matter, the CAD and WVEUG each filed a petition to intervene and was granted intervention in this case.

6. On May 22, 2026, the Commission entered an Order in this proceeding which, among other things, established dates for the filing of testimony and scheduled two evidentiary hearings in this matter as follows:

a.	A hearing on June 26, 2026, “on the ENEC under-recovery and true-ups of the BRSP, BBS, and VMP surcharges;” and

b.	A hearing on July 22, 2026, “on the proposed ENEC surcharge moving forward[.]”

7. On June 15, 2026, the Staff filed the direct testimony of one witness. CAD and WVEUG did not file any direct testimony on that date.

8. On June 16, 2026, the Commission entered an Order which removed the Business Ready Sites Program (“BRSP”) surcharge from further consideration in this proceeding and directed the Companies to instead make a separate filing for that surcharge.

Appendix B

9. On June 22, 2026, the Commission entered a further Order which addressed certain matters raised by Staff and responded to by the Companies.

10. On June 23, 2026, the Companies filed the rebuttal testimony of two witnesses.

11. Subsequent to the filing of rebuttal testimony, the parties conferred to discuss the possibility of reaching settlement on the issues that were set for hearing on June 26, 2026, in this proceeding.

12. On June 26, 2026, an evidentiary hearing was held before the Commission, wherein the Companies presented the testimony of one witness and the parties informed the Commission of the status of their settlement discussions.

13. Following several discussions and settlement exchanges, the Stipulating Parties agreed to the terms set forth below and submitted the instant Agreement to the Commission on June 30, 2026.

SUBSTANTIVE TERMS

14. The Stipulating Parties propose to the Commission the elements set forth below as a fair and just resolution of all the contested issues in this proceeding.

15. The Stipulating Parties agree and recommend that the Commission adopt and approve this Joint Stipulation in its entirety without modification and, more specifically, approve an ENEC under-recovered deferral balance for the Companies of $593,535,600 projected as of August 31, 2026, which balance shall be included in the eligible costs for securitization being considered and finalized in Case No. 25-0310-E-PC, and the components of which are set forth on Attachment 1 attached hereto (“Securitization Amount”).

Appendix B

16. The Stipulating Parties further agree and recommend to the Commission as follows:

a.

VMP Through February 29, 2024. The Stipulating Parties have not agreed to a VMP over-recovery balance as of February 29, 2024, but the Stipulating Parties request the Commission decide the amount based on the fully litigated VMP record as of February 29, 2024, in which the Companies determined there was an over-recovery balance of $5,446,424 and Staff determined there was an over-recovery balance of $10,016,056. The Stipulating Parties will accept the Commission’s final determination as to the amount to be embedded in the Securitization Amount, which will also constitute a complete and final resolution of the Companies’ VMP proceedings, disputed issues, true-up, reconciliation, and over or under-recovery amounts, calculations, or issues pertaining to the Companies’ VMP through February 29, 2024. The Companies’ VMP over-recovery balance of $5,446,424 as of February 29, 2024, is included in the ENEC under-recovery balance of $593,535,600 projected as of August 31, 2026.

b.

VMP March 1, 2024 Through August 28, 2025. The Stipulating Parties have not agreed to a VMP over-recovery balance as of August 28, 2025, but for purposes of determining a deferral for securitization, have included a VMP over-recovery balance of $1,155,243 in the Securitization Amount. Staff and CAD can audit the VMP pertaining to activity for the period March 1, 2024, through August 28, 2025, and seek prospectively effective adjustments pertaining to the same, subject to the Companies’ right to challenge any proposed adjustments.

Appendix B

c.

BBS Through August 28, 2025. The Stipulating Parties agree to a BBS over-recovery balance of $3,746,729 as of August 28, 2025, embedded in the Securitization Amount, which is also a complete and final resolution of the Companies’ BBS proceedings, disputed issues, true-up, reconciliation, and over or under-recovery amounts, calculations, or issues pertaining to the Companies’ BBS through August 28, 2025.

d.

MRBC. The Stipulating Parties agree to a MRBC under-recovery balance of $34,830,375, embedded in the Securitization Amount, which is also a complete and final resolution of the Companies’ MRBC proceedings, disputed issues, true-up, reconciliation, and over or under-recovery amounts, calculations, or issues pertaining to the Companies’ MRBC.

e.

Special Contract A. The correction proposed and described in the pre-filed rebuttal testimony of Companies’ witness Nathan R. Mills in this proceeding is accepted and such amount is embedded in the Securitization Amount.

f.

Special Contract B. The Companies’ proposed method for calculating and including an amount to be recovered in ENEC proceedings with respect to Special Contract B, as proposed and described in the pre-filed rebuttal testimony of Companies’ witness Randall R. Short in this proceeding, is accepted and such amount is embedded in the Securitization Amount.

Appendix B

g.

ENEC Deferral Balance. Apart from the above-described items in this paragraph regarding the VMP, BBS, MRBC, Special Contract A, and Special Contract B, the Stipulating Parties agree to an ENEC under-recovered deferral balance of $521,600,615 as of February 28, 2026, embedded in the Securitization Amount, which is also a complete and final resolution of the Companies’ ENEC proceedings, disputed issues,[1] true-up, reconciliation, and over or under-recovery amounts, calculations, or issues pertaining to the Companies’ ENEC through February 28, 2026, except that Staff and CAD can audit the period starting March 1, 2025, for such ENEC deferral balance excluding the base rate increase deferral amounts pursuant to Case No. 24-0854-E-42T, and seek prospectively effective adjustments pertaining to the same, subject to the Companies’ right to challenge any proposed adjustments.

17. With respect to the issues set for hearing on July 22, 2026, under the Commission’s procedural schedule, all parties shall be free to take whatever position they desire as to those issues, and nothing herein will be construed as a waiver of any party’s rights to take any position in a future Commission proceeding.

[1]

The amounts reflecting the total ENEC under-recovery and included in securitization do not include any amounts previously disallowed by the Commission, now on remand for reconsideration from the West Virginia Supreme Court of Appeals in Case Nos. 21-0339-E-ENEC, 22-0393-E-ENEC, and 23-0377-E-ENEC. To the degree that an adjustment to the disallowed recoveries is made, further reconciliation may occur in a future ENEC case following a decision modifying the disallowance or as otherwise ordered by the Commission.

Appendix B

GENERAL PROVISIONS

18. The substantive terms of this Agreement reflect compromises by the Stipulating Parties of their original positions and constitute a fair and reasonable resolution of all the contested issues in this proceeding, taking into consideration the interests of the Companies and their customers, the Stipulating Parties, and the public interest of West Virginia.

19. This Agreement is entered into subject to the acceptance and approval of the Commission. It results from a review of any and all filings in this proceeding, the Stipulating Parties’ testimony and exhibits, and thorough discovery and discussion. It is being proposed to expedite and simplify the resolution of this proceeding. It is made without any admission or prejudice to any positions which any party might adopt during subsequent litigation. The Stipulating Parties adopt this Agreement as being in the public interest, without adopting any of the positions set forth herein as ratemaking principles applicable to future proceedings, except as expressly provided herein. The Stipulating Parties acknowledge that it is the Commission’s prerogative to accept, reject, or modify any stipulation; however, in the event that this Agreement is rejected or modified by the Commission, it is expressly understood by the Stipulating Parties that they are not bound to accept this Agreement as modified, and the Stipulating Parties may avail themselves of whatever rights are available to them under law and the Commission’s Rules of Practice and Procedure.

Appendix B

WHEREFORE, the Stipulating Parties respectfully request that the Commission make appropriate Findings of Fact and Conclusions of Law adopting and approving, in toto and without modification, all of the elements of the negotiated settlement arrived at by the Stipulating Parties as set forth in this Agreement.

Respectfully submitted this 30th day of June, 2026.

APPALACHIAN POWER COMPANY and WHEELING POWER COMPANY

By:	/s/ Keith D. Fisher
Name:	Keith D. Fisher
Their:	Senior Counsel

STAFF OF THE PUBLIC SERVICE COMMISSION OF WEST VIRGINIA

By:	/s/ Victoria Wilson by KOF of permission
Name:	Victoria Wilson
Its:	Staff Attorney

CONSUMER ADVOCATE DIVISION OF THE PUBLIC SERVICE COMMISSION OF WEST VIRGINIA

By:	/s/ Robert Williams by KOF of permission
Name:	Robert Williams
Its:	Legal Counsel

WEST VIRGINIA ENERGY USERS GROUP

By:	/s/ Barry Naum by KOF of permission
Name:	Barry Naum
Its:	Legal Counsel

Appendix B

Attachment 1

Securitization Amount Components

	APCo	WPCo	Total
	$	$	$
Company As-Filed February 28, 2026 ENEC Deferral Balance	206,198,058	315,402,556	521,800,615
2024 Base Case Increase - ENEC Deferral (March 1, 2026 - Aug. 31, 2026)	39,650,838	5,859,660	45,510,498
Amortization of MRBC Under-Recovery	28,626,690	6,203,685	34,830,375
Amortization of VMP Over-Recovery as of Aug. 28, 2025	13,136,104	(14,291,347)	(1,155,243)
Amortization of BBS Over-Recovery as of Aug. 28, 2025	(2,553,201)	(1,193,528)	(3,746,729)
Special Contract B Deferral Adjustment	(2,607,512)		(2,607,512)
Kingsport Loss Factor	(165,397)		(165,397)
February 2026 Jurisidicational Factor	(1,323,281)		(1,323,281)
March 2026 Over-Recovery Activity	(6,935,619)	6,748,094	(187,525)
Special Contract A Revenue Adjustment	779,799		779,799

Stipulated Projected ENEC Deferral Balance as of 8/31/2026	274,806,479	318,729,121	593,535,600

Public Service Commission

of West Virginia

201 Brooks Street, P.O. Box 812 Charleston, West Virginia 25323	Phone: (304) 340-0300 Fax: (304) 340-0325

July 21, 2026

Stephen J. Baron

Consultant, WVEUG

J. Kennedy & Associates, Inc.

570 Colonial Park Drive, Ste 305

Rosewell GA 30075

RE:	Case No. 26-0469-E-ENEC

Appalachian Power Company and

Wheeling Power Company

Case No. 25-0310-E-PC

Appalachian Power Company and

Wheeling Power Company

Dear Mr. Baron:

Enclosed is a copy of a Commission Order issued today in the above-styled proceeding. Please note all other parties have agreed to receive this order via electronic notification.

Documents submitted to the Public Service Commission of West Virginia may be 1) uploaded to its public website, 2) subject to public disclosure under the West Virginia Freedom of Information Act, and/or 3) subject to disclosure under the West Virginia Open Governmental Proceedings Act. Do not submit personal information with your filings. The Commission is not responsible for confidential or personal information included with your submission. A list of personal information is available here: http://www.psc.state.wv.us/Privacy Policy/WhatisPll.htm

If you have provided an email address you will automatically receive notifications as documents are filed in this proceeding. The email notifications allow recipients to view a document within an hour from the time the filing is processed. If you have not provided your email address, please send an email to caseinfo@psc.state.wv.us and state the case number in the email subject field. You are encouraged to file an Electronic Mail Agreement which allows the commission to serve all orders issued in this matter via electronic notification.

Sincerely,

/s/ Karen Buckley
Karen Buckley
Executive Secretary

KB/al

Enc.